Form 10-K, Exhibit 13
period 1996-12-31
ALBANK FINANCIAL CORP
filed 1997-03-28
CIK 882293

Exhibit 13.01

Front Cover:

ALBANK

1996 Annual Report

Inside Front Cover:

Branch Locations

NEW YORK

ALBANY
10 North Pearl Street
  (Main Office)
Colonie Center
Crossgates Mall
  (Merchant Operation)
Delaware Plaza
Empire State Plaza
Guilderland
Latham
Loudonville
Northway Mall
Pine Hills
Schoolhouse Road
Washington Avenue

GLENS FALLS
Bay Street
Queensbury (2 locations)

KINGSTON
Wall Street
Hudson Valley Mall

NEWBURGH
Meadow Hill
Broadway

PLATTSBURGH
Champlain Center North
Margaret Street
West End, Route 3

POUGHKEEPSIE
Poughkeepsie Galleria
Red Oaks Mill

SARATOGA
Saratoga Springs
Wilton Township

UTICA
Genesee Street
New Hartford
Whitesboro

Beacon
Champlain
Clay, Penn-Can Mall
Clifton Park (2 locations)
East Greenbush
Fishkill, Dutchess Mall
Herkimer
Johnstown
Malone
Niskayuna
North Greenbush
Oneida
Pleasant Valley
Schenectady
Spring Valley
Ticonderoga
Troy
Vails Gate
Wappingers Falls
West Haverstraw

MASSACHUSETTS

LUDLOW
Center Street
Downtown

SPRINGFIELD
Island Pond
Main Street
Page Boulevard

Belchertown
Chicopee
Indian Orchard
Wilbraham

VERMONT

RUTLAND
Merchants Row

Bondville
Castleton
Middlebury
Norwich
Poultney
Proctor
Shelburne
Springfield
West Pawlet
White River Junction
Woodstock

Inside Spine:

Design & Production: Tribich Design Associates, Inc., NYC Photography: Mark McCarty, Cropseyville, NY Printing: Benchemark, Schenectady, NY Financial
Typography: Word Management Corporation, Albany, NY

Inside Back Cover:

Corporate Information

STOCK TRANSFER AGENT

Inquiries regarding stock transfer, lost certificates or changes in name and/or address should be directed to the stock transfer agent and registrar by writing to:
ChaseMellon Shareholder Services, LLC
P.O. Box 590
Ridgefield Park, NJ 07660
(800) 953-2705

DIVIDEND REINVESTMENT PLAN

Inquiries regarding the dividend reinvestment plan should be directed in writing to:
ChaseMellon Shareholder Services, LLC
P.O. Box 750
Pittsburgh, PA 15230
(800) 953-2705

INVESTOR INFORMATION

Shareholders, investors and analysts interested in additional information may contact:
Richard J. Heller
Executive Vice President and Chief Financial Officer
ALBANK Financial Corporation
10 North Pearl Street
Albany, NY 12207-2774

STOCK LISTING

The Company's common stock trades on The NASDAQ Stock Market under the symbol ALBK.

STOCK PRICE

The table below shows the reported closing prices of ALBANK common stock during the periods indicated in calendar 1996 and 1995.
              1996 Quarterly Stock Prices                  1995 Quarterly Stock Prices <F1>
              High           Low            Qtr. End       High           Low            Qtr. End
First         28.88          22.92 <F1>     28.88          21.25          19.27          20.83
Second        30.63          26.38          26.38          21.98          21.05          21.77
Third         29.56          25.13          28.75          25.52          21.88          25.00
Fourth        32.81          27.38          31.38          25.20          24.06          25.00

<F1> Adjusted to reflect the 6-for-5 stock dividend paid on April 1, 1996.

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the shareholders of ALBANK Financial Corporation will be held on May 21, 1997, at 9:30 AM at:
ALBANK Operations Center
833 Broadway
Albany, NY 12207-2415

ANNUAL REPORT ON FORM 10-K

A copy of ALBANK Financial Corporation's annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to:
Freling H. Smith, Esq.
Senior Vice President, Secretary and General Counsel
ALBANK Financial Corporation
10 North Pearl Street
Albany, NY 12207-2774

Outside Back Cover:

/Albank Logo/
ALBANK Financial Corporation
10 North Pearl Street
Albany, NY 12207
(518) 445-2100

Outside Spine:

ALBANK Financial Corporation 1996 Annual Report

About ALBANK

ALBANK Financial Corporation is a publicly owned company (NASDAQ: ALBK) which was formed to be the holding company for ALBANK, FSB. Founded in 1820 as Albany Savings Bank, ALBANK, FSB is the oldest operating savings bank in New York State. With headquarters in Albany, New York's capital city, the Bank and its brokerage and insurance subsidiary, Alvest Financial Services, Inc., offer a wide range of financial products and services through a branch network of 71 offices in upstate New York, western Massachusetts and Vermont. On January 30, 1997, ALBANK Financial announced its intention to acquire 35 KeyBank branch offices. Pending the necessary bank regulatory approvals, the transaction should close in mid-1997. The KeyBank offices are located in the northern, greater Hudson Valley and Binghamton regions of New York State.

Bar Graphs
                                                  1992        1993      1994      1995      1996
CORE NET INCOME (dollars in millions)              21,696      25,435    28,572    30,013    32,584
FULLY DILUTED CORE EARNINGS PER SHARE
  (in dollars)                                       0.92<F1>    1.45      1.77      1.98      2.28
RETURN ON EQUITY BASED ON
  CORE NET INCOME
  (in percentages)                                   8.02        8.23      9.11      9.32     10.20
RETURN ON ASSETS BASED ON
  CORE NET INCOME
  (in percentages)                                   0.88        0.92      1.02      1.01      0.96
NET INTEREST MARGIN
  (in percentages)                                   3.61        3.69      3.87      3.84      3.91
STOCKHOLDERS' EQUITY
  (dollars in millions at year end)               309,909     313,283   316,789   323,182   319,125

<F1> '92 = 9 mos.

Financial Highlights
(Dollars in thousands, except per share data)
  December 31,                                   1996              1995
FOR THE YEAR ENDED
Net income                                       $    26,207           29,283
Net interest income                                  125,641          108,487
Primary earnings per share <F1>                         1.84             1.94
Fully diluted earnings per share <F1>                   1.83             1.93
Core net income <F2>                                  32,584           30,013
Primary earnings per share
     based on core net income <F1> <F2>                 2.29             1.99
Fully diluted earnings per share
     based on core net income <F1> <F2>                 2.28             1.98

AT YEAR END
Total assets                                     $ 3,506,136        2,970,170
Loans receivable                                   2,566,364        1,946,601
Deposits                                           3,013,129        2,558,288
Stockholders' equity                                 319,125          323,182
Book value per share <F1>                              24.72            23.37
Tangible book value per share <F1>                     21.35            22.05

SIGNIFICANT RATIOS FOR THE YEAR
Return on average stockholders' equity ("ROE")          8.20%            9.09%
Return on average assets ("ROA")                        0.77             0.99
ROE based on core net income <F2>                      10.20             9.32
ROA based on core net income <F2>                       0.96             1.01
Net interest spread                                     3.52             3.40
Net interest margin                                     3.91             3.84
Stockholders' equity to total assets (at year end)      9.10            10.88
Efficiency ratio                                       54.32            52.91

ASSET QUALITY RATIOS AT YEAR END
Nonperforming loans to loans receivable                 1.16%            1.19%
Nonperforming assets to total assets                    0.96             0.91
Allowance for loan losses to:
     Loans receivable                                   0.94             0.82
     Nonperforming loans                               80.88            68.88

<F1> Adjusted to reflect the 6-for-5 stock dividend paid on April 1, 1996.
<F2> Core net income excludes the net after-tax effect of the 9/30/96 $6.4 million one-time special assessment to recapitalize the Savings Association Insurance Fund and the 3/31/95 $0.7 million write-off of the capital investment in Nationar.

To Our Shareholders

Nineteen ninety-six was without doubt the most successful year that ALBANK Financial has enjoyed since its public debut. Our company achieved record core net income for the fourth consecutive year, and total assets increased 18% to $3.5 billion. We saw robust growth in our loan portfolio as total loans receivable grew 32% to $2.6 billion, and we successfully introduced ALBANK to the residents of Vermont.

Performance Profile
ALBANK Financial Corporation's consolidated 1996 core earnings per share on a fully diluted basis were $2.28 compared with $1.98 earned in 1995, an increase of 15%. Core net income was $32.6 million, up 9% from the $30.0 million earned in 1995. Core earnings in 1996 exclude the one-time Savings Association Insurance Fund ("SAIF") recapitalization assessment. The Federal Deposit Insurance Corporation levied this charge against all SAIF-insured institutions in the third quarter of 1996. ALBANK's after-tax share amounted to $6.4 million. In return for paying the special assessment, SAIF-insured institutions received a substantial reduction in their deposit insurance premiums effective January 1 of this year. This premium reduction, applied to our current deposit levels, would add approximately $0.14 per share to ALBANK's earnings. Core earnings in 1995 exclude the $0.7 million after-tax write-off of the Bank's investment in Nationar, a special purpose commercial bank, which the New York State Banking Superintendent took control of in February 1995.

Return on average shareholders' equity ("ROE") in 1996 based on core net income was 10.20% compared with 9.32% in 1995; return on average assets for the year was 0.96% compared with 1.01% in 1995.

Net income for 1996, including the one-time SAIF charge, was $26.2 million, or $1.83 per share fully diluted; net income in 1995, including the Nationar charge, totaled $29.3 million, or $1.93 per share.

Our 1996 net interest spread increased to 3.52% from 3.40% in 1995 while the net interest margin was 3.91%, up from 1995's 3.84%. Shareholders' equity was $319.1 million at year end versus $323.2 million at year-end 1995. During 1996, we invested an additional $25.8 million in our ongoing stock repurchase program, acquiring 926,517 shares of our outstanding common stock. Consolidated equity as a percentage of total assets at year end was 9.10% compared with 10.88% at December 31, 1995. The lower 1996 percentage is one indication that our efforts to improve our capital leverage are succeeding.

Along with what financial industry analysts refer to as "reported earnings", analysts during the last year have started to pay particular attention to what they call "cash earnings". Cash earnings consist of reported earnings plus certain specific noncash expenses. In ALBANK's case, cash earnings are core net income plus amortization of goodwill and costs associated with our employee retention plans, both net of any income tax benefit. Cash earnings are said to be another indicator of a bank's fundamental performance and to provide a good basis for comparison among competing institutions.

/picture of Herbert G. Chorbajian/
Herbert G. Chorbajian
Chairman of the Board,
President & Chief Executive Officer

/picture of four people/
Richard J. Heller
Executive Vice President
& Chief Financial Officer

Margaret F. Ludington
Senior Vice President,
Human Resources

Robert J. Gould
Vice President
& Controller

Freling H. Smith, Esq.
Senior Vice President,
Secretary & General Counsel

ALBANK Financial Corporation's consolidated 1996 cash earnings per share on a fully diluted basis were $2.54 compared with $2.13 earned in 1995, an increase of 19%. Cash earnings were $36.3 million, up 12% from the $32.3 million we earned in 1995. For 1996, return on average shareholders' tangible equity (that is, equity less unamortized goodwill) based on cash earnings was 12.95% compared with 10.65% in 1995 while return on average tangible assets for the year was 1.09% compared with 1.10% in 1995.

At December 31, 1996, nonperforming assets totaled $33.8 million, or 0.96% of total assets; comparable figures for 1995 were $27.1 million and 0.91%. Nonperforming loans amounted to $29.8 million, or 1.16% of loans receivable; the 1995 figure was $23.2 million, or 1.19% of loans receivable. I should point out that the 1996 year-end percentage of nonperforming assets is 0.19% lower than it was at September 30, 1996. The drop in this percentage was for the most part the result of our sale of $10.3 million in nonperforming assets in December. The increase in non-performing assets during the first three quarters of 1996 was principally attributable to the two Vermont acquisitions that we made during the period. At year end, the Bank's loan loss reserve was equal to 81% of nonperforming loans, up from 69% at December 31, 1995.

Strong Loan Growth
Last year we saw unprecedented growth in our loan portfolio, both in absolute and relative terms. ALBANK's loan originations in 1996 totaled a record $638.4 million, a 39% increase from 1995's production. Strong originations and our two Vermont acquisitions led to significant gains in nearly all segments of the loan portfolio. Mortgage loans, including home equity loans and commercial real estate loans, rose to $2.1 billion at the end of 1996, up 28% from year-end 1995. Commercial loans at year end totaled $247.8 million, up 114% from the prior year. Consumer loans, led by a 60% increase in personal and automobile loans, rose to $233.4 million at year end, an overall increase of 18%. As a result of this across-the-board growth, total loans receivable as a percentage of total deposits rose to 85.2% at year-end 1996 compared with 76.1% at the end of 1995.

Market Expansion
On January 30, 1997, we announced that we had entered into an agreement with KeyCorp to purchase 35 New York State banking offices currently operated by KeyBank. The offices are located in northern New York, the greater Hudson Valley, and the Binghamton area. They have approximately $530 million in deposits for which we will pay a 7% premium. The purchase is consistent with our strategic business plan which calls for controlled growth through acquisitions and branch purchases in, or adjacent to, our existing market area. The Key branches are a natural fit. They will fill in some gaps which currently exist between Glens Falls and Plattsburgh in the northern region of the state, increase our presence and market share in the greater Hudson Valley, and give us a new presence in the Binghamton area which is adjacent to and west of our current Hudson Valley market. The transaction should increase earnings, improve our return on equity and further enhance the value of our franchise. In order to retain the municipal funds currently on deposit in the KeyBank offices, we will form a new commercial bank which will acquire the 35 offices. Since ALBANK Financial will then be the parent company of both ALBANK, FSB and the new commercial bank, its legal classification will shift from that of a thrift holding company to a bank holding company. Pending regulatory approval, we should close the transaction this summer.

During 1996, we completed two acquisitions in the state of Vermont. In January, ALBANK purchased Marble Financial Corporation of Rutland in a transaction that involved $396 million in assets, $327 million in deposits and seven branch offices. In September, we closed on the purchase of six Vermont branch offices from Arrow Financial Corporation of Glens Falls, New York. That transaction included $108 million in assets and deposits.

In December of last year, we opened two new full-service supermarket branch offices in the Capital District. During this year, we will open at least one more supermarket facility and one traditional retail branch office, both in the Capital District. These will bring the number of ALBANK branch offices to 73, not counting the planned KeyBank branch purchases.

Capital Management
Since going public, we have employed three tools to better utilize our Company's capital. Those tools are acquisitions, stock repurchases and dividend payouts. Our acquisitions have clearly leveraged capital since, in every instance, we have increased our assets without having to issue any additional equity. I have already mentioned the extent of our stock repurchases in 1996. We have been repurchasing ALBANK's stock since June of 1992. Right now we are in our seventh buyback program in which we expect to acquire up to 7.5% of our outstanding shares. From June 1992 to year-end 1996, we have invested $108.7 million in these repurchase programs, acquiring a little more than 5.1 million shares of ALBANK common stock. Our Company started paying cash dividends in 1994, with an annual split-adjusted payout of $0.333 per share. We increased the dividend by 20% in 1995 and again in April of last year by the same amount through a six-for-five stock split. Most recently, in November, we announced a 25% increase in the quarterly dividend payable in January 1997. This increase brings the current annual dividend rate up to $0.60 a share. These efforts to improve the use of our capital and the steady increase in core net income have combined to drive ALBANK's return on average shareholders' equity from 8.02% in 1992 to 10.20% in 1996. The trend is good and it's getting better; during the fourth quarter of 1996 ALBANK's ROE rose to 11.24%.

The Board Room
We were saddened last December by the death of my predecessor, Gilbert O. Robert. Gil became President and a Director of the Bank in 1975, Chairman of the Board and Chief Executive Officer in 1983, and held those latter positions until his retirement in 1990. He remained a Director at the time of his death. As CEO, he led the Bank through a period of successful restructuring brought on by federal deregulation. By the time of his retirement, the Bank had achieved then unprecedented profit levels. His family, friends and business associates are diminished by his passing.

/picture of four people/
Robert L. Meyer
Senior Vice President,
Retail Lending

Margaret J. Welch
Senior Vice President,
Branch Administration

Clifford M. Apgar
Executive Vice President,
Senior Credit Officer

Joseph P. Richardson
Senior Vice President,
Commercial Lending

/picture of four people/
Barry G. Blenis
Executive Vice President,
Operations &  Strategic Planning

Frank J. Vaselewski
Senior Vice President,
Retail Banking

Mary Jean Laraway
Vice President,
Corporate Services

Edward C. Tremblay
Vice President & Auditor

John G. Underhill, a member of our Board of Directors for nearly twenty-five years retired at the end of 1996. Mr. Underhill was the former President of Sager Spuck Supply Company, a regional industrial supply company headquartered in Albany. His experience and business acumen were instrumental in guiding the Bank through its transition from a local to an interstate financial institution.

We also added two new members to the Board of Directors in 1996. In October, Dr. Karen R. Hitchcock joined the Board. Dr. Hitchcock is the current President of the University at Albany, State University of New York. In November, Francis L. McKone, President and Chief Executive Officer of Albany International, was appointed a Director. Dr. Hitchcock and Mr. McKone bring impeccable credentials and a wealth of ability with them to our Board.

The Year Ahead
Although 1996 was ALBANK Financial's best year, we are looking forward to 1997 with heightened optimism. There are a number of events, some of which have already transpired, others that we anticipate will occur in the coming months, that color our outlook. Congress has finally eliminated much of the disparity between deposit insurance premiums that banks and thrifts pay. We have completed the integration of our Vermont acquisitions. Given the growth in our loan portfolio that has resulted from shifting funds out of lower yielding assets, our current interest rate forecast indicates our interest spreads and margins should remain firm. Going forward, we hope to continue to improve productivity as we realize additional gains from our 1995-96 investment in new information systems and technology ("IST"). The planned productivity increases should reduce back-office costs without weakening our commitment to top quality customer service. We also plan to use the new IST platform as the launching pad for a number of new products and services. We intend to introduce a debit card and cash management services, to mention only two. After we complete the purchase of the KeyBank offices, ALBANK will have a presence in 9 new counties and the third largest market share of deposits in the 26 counties that will then comprise our New York State market. When we look at all these factors and the earnings and growth momentum we have already generated, we are quite confident that ALBANK's performance in 1997 will once again set new standards.

/s/ Herbert G. Chorbajian
Herbert G. Chorbajian
Chairman of the Board, President
and Chief Executive Officer
February 14, 1997

Contents

13 Five Year Selected Financial Data
14 Management's Discussion and Analysis
25 Statement of Management's Responsibility
26 Independent Auditors' Report
27 Consolidated Statements of Earnings
28 Consolidated Statements of Financial Condition
29 Consolidated Statements of Changes in Stockholders' Equity
30 Consolidated Statements of Cash Flows
31 Notes to Consolidated Financial Statements
50 Directors and Officers

Five Year Selected Financial Data

ALBANK FINANCIAL CORPORATION AND SUBSIDIARY

(Dollars in thousands, except per share data) December 31, 1996           1995        1994        1993        1992
Selected Financial Condition Data at Year End
Total assets                                               $ 3,506,136    2,970,170   2,963,843   2,773,223   2,482,851
Loans receivable                                             2,566,364    1,946,601   1,788,400   1,540,464   1,492,618
Securities available for sale                                  617,943      656,784     167,024      51,256      49,766
Investment securities                                          109,607      153,740     801,247     962,204     720,125
Deposits                                                     3,013,129    2,558,288   2,541,962   2,381,714   2,098,891
Borrowed funds                                                  72,407        1,290      15,300       4,200       7,600
Total stockholders' equity                                     319,125      323,182     316,789     313,283     309,909

Selected Operating Data for the Year
Interest income                                            $   248,526      212,502     186,804     183,986     190,699
Interest expense                                               122,885      104,015      82,092      86,416     104,541
Net interest income                                            125,641      108,487     104,712      97,570      86,158
Provision for loan losses                                        5,775        4,500       4,500       4,200       4,100
Net interest income after provision for loan losses            119,866      103,987     100,212      93,370      82,058
Net security transactions                                            8       (1,198)         14         130         278
Other noninterest income                                        12,146       10,646      10,077       9,905       9,336
Noninterest expense                                             90,303       65,804      61,833      59,718      55,236
Income before income taxes and cumulative net effect of
  changes in accounting principles                              41,717       47,631      48,470      43,687      36,436
Income tax expense                                              15,510       18,348      19,898      18,289      14,740
Income before cumulative net effect of changes
  in accounting principles                                      26,207       29,283      28,572      25,398      21,696
Cumulative net effect of changes in accounting principles           --           --          --          37          --
Net income                                                 $    26,207       29,283      28,572      25,435      21,696
Earnings per share:<F1>
Primary                                                           1.84         1.94        1.77        1.46        0.93<F2>
Fully diluted                                                     1.83         1.93        1.77        1.45        0.92<F2>

Other Selected Financial Data
Book value per share<F1>                                   $     24.72        23.37       21.27       19.48       17.48
Tangible book value per share<F1>                                21.35        22.05       19.98       19.15       17.48
Loan originations (including individual loans purchased)       638,423      459,198     556,785     407,125     331,309
Return on average stockholders' equity ("ROE")                    8.20%        9.09%       9.11%       8.23%       8.02%
Return on average assets ("ROA")                                  0.77         0.99        1.02        0.92        0.88
Stockholders' equity to total assets                              9.10        10.88       10.69       11.30       12.48
Net interest spread                                               3.52         3.40        3.49        3.28        3.09
Net interest margin                                               3.91         3.84        3.87        3.69        3.61
Efficiency ratio                                                 54.32        52.91       51.99       53.97       56.73
Nonperforming loans to loans receivable                           1.16         1.19        1.14        1.49        1.60
Nonperforming assets to total assets                              0.96         0.91        0.81        0.99        1.15
Allowance for loan losses to:
Loans receivable                                                  0.94         0.82        0.87        0.84        0.80
Nonperforming loans                                              80.88        68.88       76.39       56.67       49.77

Core net income<F3>                                        $    32,584       30,013      28,572      25,435      21,696
Earnings per share based on core net income:<F1><F3>
Primary                                                           2.29         1.99        1.77        1.46        0.93<F2>
Fully diluted                                                     2.28         1.98        1.77        1.45        0.92<F2>
ROE based on core net income<F3>                                 10.20%        9.32%       9.11%       8.23%       8.02%
ROA based on core net income<F3>                                  0.96         1.01        1.02        0.92        0.88
Noninterest expense to average assets<F3>                         2.36         2.22        2.20        2.17        2.24
Noninterest expense less other noninterest income
  to average assets<F3>                                           2.00         1.86        1.84        1.81        1.86

<F1> Adjusted to reflect the 6-for-5 stock dividend paid on April 1, 1996.
<F2> 1992 earnings per share are calculated for the period April 1, 1992 (the date of conversion from mutual to stock form)
through December 31, 1992.
<F3> Core net income excludes the net after-tax effect of the September 30, 1996, $6.4 million special assessment to recapitalize the Savings Association Insurance Fund (SAIF) and the March 31, 1995, $0.7 million write-off of the capital investment in Nationar. Noninterest expense excludes the pre-tax SAIF special assessment amounting to $10.4 million.

Management's Discussion and Analysis

General
ALBANK Financial Corporation ("ALBANK" or the "Company") is the holding company and owner of 100% of the common stock of ALBANK, FSB (the "Bank"), a federally chartered stock savings bank. On April 1, 1992, the Bank completed its conversion from a mutual to a stock form savings bank at which time ALBANK issued 15,697,500 shares of common stock at $10.00 per share, realizing net proceeds of $150.8 million after expenses. ALBANK used $75.4 million of the net proceeds to acquire all of the issued and outstanding stock of the Bank.
ALBANK's business currently consists primarily of the business of the Bank. The Bank's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in various loan products and investment securities. With regard to loans, the Bank originates and purchases primarily one- to four-family adjustable rate mortgage loans. The Bank's results of operations are dependent on net interest income, provisions for loan losses, the levels of noninterest income earned and noninterest expense incurred and the effect of income taxes. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Liquidity and Capital Resources

The Company's primary sources of funds are deposits and principal and interest payments on loans and investment securities. While maturities and scheduled amortization of loans and securities are a predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.
The Bank is required to maintain minimum levels of liquid assets as defined by regulations issued by its primary regulator, the Office of Thrift Supervision (the "OTS"). This requirement, which may vary at the direction of the OTS depending on economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio of liquid assets to deposits and short-term borrowings is currently 5%. At December 31, 1996 and 1995, the Bank's liquidity ratios were 23.7% and 21.8%, respectively.
The Company's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short-term investments. The level of these assets is dependent on the Company's operating, financing and investing activities during any given period. At December 31, 1996 and 1995, cash and cash equivalents totaled $68.9 million and $105.0 million, respectively.
At the time of its conversion to stock form, the Bank was required to establish a liquidation account in an amount equal to its regulatory net worth as of December 31, 1991. The amount of this liquidation account reduces to the extent that eligible depositors' accounts are reduced. In the unlikely event of a complete liquidation (and only in such an event), each eligible depositor would be entitled to receive a distribution from the liquidation account before any liquidation distribution could be made to common stockholders of the Company.
Stockholders' equity totaled $319.1 million at December 31, 1996, representing a capital-to-assets ratio of 9.10%. At year-end 1996, book value and tangible book value per common share amounted to $24.72 and $21.35, respectively. At December 31, 1996, the Bank exceeded all of the capital requirements of the OTS. The Bank's ratios at December 31, 1996, were as follows: tangible capital, 7.00%; core capital, 7.00%; core risk-based capital, 10.80%; and total risk-based capital, 11.88%. The regulatory capital ratio minimum requirements are 1.5%, 3.0%, 4.0% and 8.0%, respectively.
Among other things, OTS regulations provide that an institution that exceeds all capital requirements before and after a proposed capital distribution could, after prior notice to but without the approval of the OTS, make capital distributions during the calendar year of an amount that would reduce by one half its "excess capital ratio" plus its net income for the current calendar year. Under such limitation, the Bank could declare dividends to the holding company in 1997 of approximately $43 million plus an amount equal to 1997 earnings.
As one method of enhancing shareholder value, the Company instituted a stock repurchase program in June 1992. In May 1996, the Board authorized a seventh repurchase of the Company's outstanding shares of common stock under this program. Through December 31, 1996, the Company had repurchased 5,144,247 shares of stock and had remaining authorization to repurchase another 341,695 shares.
On February 27, 1996, the Board of Directors of the Company declared a 6-for-5 stock split effected as a 20% stock dividend. This stock dividend was paid April 1, 1996, to shareholders of record on March 15, 1996. By maintaining the quarterly per share cash dividend at $0.12 following the stock dividend, the Board effectively increased the dividend by 20%, the second such increase in as many years. On November 25, 1996, the Company announced that its Board increased the Company's quarterly cash dividend an additional 25% by initiating payment at a quarterly rate of $0.15 per share commencing with the dividend to be paid on January 2, 1997.

The analyses of net interest income that are shown in the following two tables are an integral part of the discussion of the results of operations for 1996, 1995 and 1994 that follows:

ALBANK FINANCIAL CORPORATION AND SUBSIDIARY

Average Balance Sheets, Interest Rates and Interest Differential
Years Ended December 31,                      1996                            1995                            1994
                                              Average                         Average                         Average
                        Average               Yield/   Average                Yield/   Average                Yield/
(Dollars in thousands)  Balance     Interest  Cost     Balance      Interest  Cost     Balance      Interest  Cost
Assets
Interest-earning assets:
Mortgage loans, net<F1> $1,923,787  155,914   8.10%    $1,586,878   125,228   7.89%    $1,352,972    98,630   7.29%
Other loans, net<F1>       418,506   38,621   9.23        301,892    28,905   9.57        247,853    21,576   8.71
Securities available
  for sale                 670,111   41,676   6.22        164,970    11,098   6.73        148,852     9,455   6.35
Investment securities      133,937    8,532   6.37        713,198    43,186   6.06        884,409    53,478   6.05
Federal funds sold           9,529      508   5.33         15,680       918   5.85         12,698       535   4.21
Securities purchased
  under agreement
  to resell                 38,115    2,225   5.84         30,247     1,888   6.24         44,186     2,010   4.55
Stock in Federal Home
  Loan Bank                 16,754    1,050   6.27         15,554     1,279   8.22         14,189     1,120   7.89
Total interest-earning
  assets                 3,210,739  248,526   7.74      2,828,419   212,502   7.51      2,705,159   186,804   6.91
Noninterest-earning
  assets                   174,784                        132,663                         108,504
Total assets            $3,385,523                     $2,961,082                      $2,813,663

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Savings accounts<F2>    $  872,348    25,373   2.91%    $  909,019     26,544  2.92%    $1,036,181    30,572   2.95%
Transaction accounts<F3>   463,864    11,898   2.56        336,647      6,925  2.06        320,767     6,288   1.96
Certificate accounts     1,521,036    82,735   5.44      1,280,662     70,341  5.49      1,020,737    44,027   4.31
Short-term borrowed
  funds and repurchase
  agreements                25,337     1,338   5.28          1,898        125  6.59         21,225     1,037   4.89
Long-term debt              28,305     1,541   5.44          1,463         80  5.47          3,090       168   5.44
Total interest-bearing
  liabilities            2,910,890   122,885   4.22      2,529,689    104,015  4.11      2,402,000    82,092   3.42
Demand deposits             83,634                          53,935                          42,262
Noninterest-bearing
  liabilities               71,405                          55,478                          55,788
Total liabilities        3,065,929                       2,639,102                       2,500,050
Stockholders' equity       319,594                         321,980                         313,613
Total liabilities and
  stockholders' equity  $3,385,523                      $2,961,082                      $2,813,663
Net interest income and
  net interest spread               $125,641   3.52%                 $108,487  3.40%                $104,712   3.49%
Net interest-earning
  assets and net
  interest margin       $  299,849             3.91%    $  298,730             3.84%    $  303,159             3.87%
Interest-earning assets
  to interest-bearing
  liabilities                 1.10x                           1.12x                           1.13x
Average balances are derived principally from average daily balances and include nonaccruing loans. Tax-exempt securities income has not been calculated on a tax equivalent basis. Interest on securities available for sale includes dividends received on equity securities.

<F1> Net of unearned discounts, premiums and related deferred loan fees/costs, where applicable.
<F2> Includes passbook, statement and interest-bearing escrow accounts.
<F3> Includes NOW, Super NOW, money market and interest-bearing demand deposit accounts.

Analysis of Changes in Net Interest Income
                                       Year Ended December 31, 1996  Year Ended December 31, 1995
                                       Compared with                 Compared with
                                       Year Ended December 31, 1995  Year Ended December 31, 1994
                                       Increase (Decrease)           Increase (Decrease)
                                                 Due to                        Due to
(In thousands)                         Volume    Rate      Net       Volume    Rate      Net
Interest Income
Mortgage loans, net                    $27,224   3,462     30,686    18,004    8,594     26,598
Other loans, net                        10,796  (1,080)     9,716     5,026    2,303      7,329
Securities available for sale           31,478    (900)    30,578     1,063      580      1,643
Investment securities                  (36,790)  2,136    (34,654)  (10,367)      75    (10,292)
Federal funds sold                        (334)    (76)      (410)      144      239        383
Securities purchased under agreement
  to resell                                465    (128)       337      (742)     620       (122)
Stock in Federal Home Loan Bank             93    (322)      (229)      111       48        159
Total                                   32,932   3,092     36,024    13,239   12,459     25,698

Interest Expense
Savings accounts                        (1,067)   (104)    (1,171)   (3,716)    (312)    (4,028)
Transaction accounts                     3,008   1,965      4,973       319      318        637
Certificate accounts                    13,081    (687)    12,394    12,690   13,624     26,314
Short-term borrowed funds and
  repurchase agreements                  1,243     (30)     1,213    (1,182)     270       (912)
Long-term debt                           1,461      --      1,461       (89)       1        (88)
Total                                   17,726   1,144     18,870     8,022   13,901     21,923
Change in net interest income          $15,206   1,948     17,154     5,217   (1,442)     3,775

Information in the above table is provided in each category with respect to
(i) changes attributable to changes in volume (change in volume multiplied by prior rate), (ii) changes attributable to changes in rate (change in rate multiplied by prior volume) and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

ALBANK FINANCIAL CORPORATION AND SUBSIDIARY

Results of Operations--1996 Compared With 1995

General
Net income for the year ended December 31, 1996, decreased $3.1 million (11%) from 1995 and totaled $26.2 million for the year. Primary and fully diluted per share earnings were $1.84 and $1.83 for 1996, each down 5% compared with $1.94 and $1.93, respectively, in 1995. Return on average equity was 8.20% for 1996 compared with 9.09% in 1995, while return on average assets amounted to 0.77% and 0.99% for the respective years. Net income for 1996 included a one-time Savings Association Insurance Fund ("SAIF") special assessment of $6.4 million after tax ($10.4 million before tax) while 1995 net income included a $0.7 million after-tax ($1.2 million before tax) writeoff of the Bank's investment in Nationar, a special purpose commercial bank. Excluding these respective charges, core net income totaled $32.6 million for the year ended December 31, 1996, an increase of $2.6 million (9%) over 1995's core net income level of $30.0 million. Primary and fully diluted earnings per share based on core net income were $2.29 and $2.28, respectively for 1996, both of which rose 15% from the respective $1.99 and $1.98 per share earned in 1995. Return on average equity based on core net income was 10.20% in 1996 and 9.32% in 1995; for return on average assets, the respective ratios were 0.96% and 1.01%. All of the per share earnings results above have been adjusted to reflect the Company's April 1, 1996, 20% stock dividend.
Cash earnings, a relatively new concept now being used by financial analysts to evaluate bank performance, is defined as core net income plus amortization of goodwill and costs associated with the Bank's employees benefit plans, both net of any related income tax benefits. On this basis, the Company would have earned $36.3 million in 1996 an increase of 12% compared with $32.3 million in 1995. On a cash basis, fully diluted earnings per share were $2.54 compared with $2.13 in 1995. Return on tangible equity (equity less goodwill) amounted to 12.95% compared with 10.65% in 1995, while return on tangible assets for the current year of 1.09% compared with 1.10% in 1995.
On January 3, 1996, the Bank acquired all of the outstanding common stock of Marble Financial Corporation of Rutland, Vermont for $18.00 per share in cash or approximately $61 million in total consideration. On the date of closing, Marble and its banking subsidiary Marble Bank had consolidated assets and deposits of $396.2 million and $326.6 million, respectively. An additional Vermont acquisition was completed on September 27, 1996, when the Company assumed the deposit liabilities and purchased loans owned and serviced by six banking offices operated by the Green Mountain Bank of Rutland, Vermont. This transaction included approximately $108 million in loans and deposits. Both transactions were accounted for under the purchase method of accounting and generated accounting goodwill of $20.1 million with respect to the Marble acquisition and $8.2 million with respect to Green Mountain. The banking offices from these Vermont acquisitions are currently operating as the Bank's Marble Division.
On January 30, 1997, the Company entered into a purchase agreement with KeyCorp. Under the terms of the agreement, the Company will assume deposit liabilities of approximately $530 million and purchase 35 New York State banking offices currently operated by KeyBank. The offices are located in northern New York, the Hudson Valley, and the Binghamton area. The Company will pay a deposit premium of approximately 7% based on average deposit balances just prior to closing and has the option to purchase approximately $53 million in small business, consumer, and mortgage loans. In order to retain municipal funds currently on deposit in the KeyBank offices, the Company intends to form a new commercial bank which will acquire the 35 offices. Since ALBANK Financial Corporation will then be the parent company of both ALBANK, FSB and the new commercial bank, its legal classification will shift from that of a thrift holding company to a bank holding company. The agreement is subject to approval by bank regulatory authorities. Pending those approvals, the two companies will move to close the sale in mid-1997.

Interest Income
Interest income of $248.5 million for the year ended December 31, 1996, was $36.0 million (17%) higher than the $212.5 million earned during 1995, as a $382.3 million (14%) increase in average interest-earning assets to $3.211 billion combined with a 23 basis point (3%) rise in average rate earned to 7.74%. The increase in interest-bearing assets was primarily related to the assets acquired from the Vermont acquisitions.
Interest income on mortgage loans totaled $155.9 million for the year, a $30.7 million (25%) improvement from the prior year. The increase was generally the result of increased average balances of $336.9 million (21%), about two-thirds of which were related to the Vermont acquisitions, along with an increase in the average rate earned of 21 basis points (3%). Interest income on other loans increased $9.7 million (34%) to $38.6 million as an increase in the average amount invested of $116.6 million (39%) was only partially offset by a decrease of 34 basis points (4%) in the average rate earned. Commercial loans had the most significant impact as an increase in the average balance of $96.8 million (101%), again about two-thirds of which resulted from the Vermont acquisitions, more than offset a 22 basis point (2%) decline in the average rate earned and resulted in an increase in interest income of $8.5 million (96%) compared with the prior year.
Interest income on securities available for sale amounted to $41.7 million, an advance of $30.6 million (276%) over 1995. The higher earnings were a net result of an increase in the average balance outstanding of $505.1 million (306%) and a 51 basis point (8%) reduction in the average rate earned. The increased average amount invested was primarily the result of a December 29, 1995, transfer of investment securities with a total market value of $491.9 million to securities available for sale and, to a lesser extent, the addition of securities from the Vermont acquisitions.
Earnings on investment securities amounted to $8.5 million, a decline of $34.7 million (80%) from 1995 as a net result of a $579.3 million (81%) reduction in the average amount invested and an increase of 31 basis points (5%) in the average rate earned. Reductions in the average amount invested were primarily the result of the previously mentioned transfer to securities available for sale and a decision to redirect funds generated from maturing investments into the loan portfolio.
A decline in the average amount invested and the average rate earned on federal funds sold of $6.2 million (39%) and 52 basis points (9%), respectively, combined to reduce the related interest income by $0.4 million (45%).
Interest income from securities purchased under agreement to resell rose $0.3 million (18%) to $2.2 million as an increase in the average amount invested of $7.9 million (26%) was partially offset by a decline in the average rate earned of 40 basis points (6%).
A decline in the average rate earned of 195 basis points (24%) on stock in the Federal Home Loan Bank was only partially offset by an increase in the average amount invested of $1.2 million (8%) resulting in a $0.2 million (18%) decline in interest income to $1.1 million.

Interest Expense
Interest expense for the year ended December 31, 1996, was $122.9 million, an increase of $18.9 million (18%) over the $104.0 million paid in 1995. The higher level of expense resulted from a $381.2 million (15%) increase in average interest-bearing liabilities to $2.911 billion and a rise in the average rate paid of 11 basis points (3%) to 4.22%. Almost 90% of the rise in average interest-bearing liabilities was the result of deposits acquired in the Vermont acquisitions.
Interest paid on savings accounts declined $1.2 million (4%) to total $25.4 million for 1996. Savings account average balances declined $36.7 million (4%) while the average rate paid declined 1 basis point. The average balance of savings accounts declined despite the addition of $30.8 million in average balances that resulted from the Vermont acquisitions. The decrease in savings balances resulted from the movement of savings balances into higher yielding certificate accounts coupled with general deposit outflow.
Interest paid on transaction accounts increased by $5.0 million (72%) as the average balance increased $127.2 million (38%), four-fifths of which was related to the Vermont acquisitions, while the average rate paid rose 50 basis points (24%).
Interest paid on certificate accounts for the year amounted to $82.7 million, an advance of $12.4 million (18%) over 1995. The balance in certificate accounts averaged $1.521 billion for 1996, an increase of $240.4 million (19%) over last year, while the average rate paid was 5.44%, a 5 basis point (1%) decline compared with 1995. Over four-fifths of the increase in the average balances of certificate accounts was directly attributable to the Vermont acquisitions.
Interest paid on short-term borrowed funds and repurchase agreements increased $1.2 million as the net effect of a $23.4 million increase in the average balance, and a 131 basis point (20%) decrease in the average rate paid.
Interest paid on long-term debt increased $1.5 million as a $26.8 million increase in the average balance, which was the direct result of borrowings to fund the Marble acquisition, more than offset a 3 basis point (1%) decrease in the average rate paid.

Net Interest Income
Net interest income for the year ended December 31, 1996, totaled $125.6 million, $17.2 million (16%) greater than the prior year as an interest income rise of $36.0 million (17%) to $248.5 million was somewhat offset by an increase in interest expense of $18.9 million (18%) to $122.9 million. The increase in net interest income was driven by an almost equal increase in the levels of average interest-earning assets and interest-bearing liabilities, which was primarily the result of the Vermont acquisitions, coupled with improved interest spreads and margins. The net interest spread for 1996 equaled 3.52%, an increase of 12 basis points (4%) over last year, while the net interest margin advanced 7 basis points (2%) to total 3.91% for 1996 compared with 3.84% in 1995.

Provision for Loan Losses
The provision for loan losses increased to $5.8 million for the year ended December 31, 1996, up $1.3 million (28%) from the $4.5 million recorded in 1995. The allowance for loan losses at year-end 1996 was $24.1 million, an increase of $8.2 million (51%) over the prior year. In addition to the provision for loan losses, the allowance for loan losses increased due to $11.3 million in balances acquired as components of the Vermont acquisitions. Offsetting these additions were net charge-offs of $8.9 million which included a charge-off of $4.1 million resulting from the December 1996 sale of a group of one- to four-family nonperforming loans with a book value of $10.3 million.
The Bank utilizes the provision for loan losses to maintain an allowance for loan losses that it deems appropriate to provide for known and inherent risks in its loan portfolio. In determining the adequacy of its allowance for loan losses, management takes into account the current status of the Bank's loan portfolio and changes in appraised values of collateral as well as general economic conditions. Although the Bank maintains its allowance for loan losses at a level which it considers to be adequate to provide for potential losses, there can be no absolute assurance that such losses will not exceed the current estimated amounts. The allowance as a percentage of loans receivable at year-end 1996 was 0.94% compared with 0.82% at the end of 1995. The allowance as a percentage of nonperforming loans at December 31, 1996, was 81% compared with 69% a year earlier. Nonperforming loans at December 31, 1996, were 1.16% of loans receivable while nonperforming assets to total assets were 0.96%; comparable 1995 percentages were 1.19% and 0.91%, respectively. Of the nonperforming loans outstanding at year-end 1996, approximately 55% were one- to four-family mortgages while federally guaranteed loans comprised approximately 9% of nonperforming loans. The increase in nonperforming assets between 1995 and 1996 was the combined effect of nonperforming loans acquired from the Vermont acquisitions as well as a measure of economic softening in the Bank's market area.

Noninterest Income
Noninterest income increased $2.7 million (29%) to $12.2 million for the year ended December 31, 1996. Noninterest income for 1995 included a loss of $1.2 million for the write-off of the Bank's investment in Nationar stock and debentures. Excluding the Nationar loss, the increase in noninterest income of $1.5 million (14%) was primarily the result of service charges on deposits which rose $0.5 million (10%), driven by NOW and business account activity; brokerage and insurance commissions were up $0.4 million (26%) as stepped up cross-selling efforts by the Bank combined with favorable market conditions for the financial products offered; and increased servicing income on mortgage loans of $0.3 million (19%) primarily due to loan servicing commitments resulting from the Vermont acquisitions. These improvements in noninterest income were all positively impacted by the Company's 1996 acquisition activity and the resultant expansion of its branch network. Noninterest income also included increases over 1995 of $0.3 million (42%) due to an increase in gains realized on the origination of loans for sale and net increases in various other noninterest income categories.

Noninterest Expense
Noninterest expense of $90.3 million for the year ended December 31, 1996, included a one-time Federal Deposit Insurance Corporation ("FDIC") SAIF special assessment of $10.4 million. Excluding the SAIF special assessment, noninterest expense would have increased $14.1 million (21%) over the previous year's total of $65.8 million. The increase was primarily the result of costs associated with operating the Bank's expanded franchise which includes branches added as a result of the Vermont acquisitions. Compensation and employee benefits increased $6.7 million (21%) to equal $38.5 million for 1996 compared with $31.8 million in 1995. Approximately two-thirds of the 1996 increase was a result of salaries directly related to the Vermont acquisitions while the remaining increase was split nearly equally between salary merit increases and benefit costs related to the Bank's expanded employee base.
Increases of $0.3 million (35%) in building depreciation, $0.3 million (16%) in maintenance and repair expenses and $0.2 million (13%) in property taxes contributed to the overall increase in occupancy expense of $0.9 million (11%) which totaled $9.2 million for 1996 compared with $8.3 million in 1995. These increases were due mainly to branches added to the Bank's franchise during 1996.
Furniture, fixtures and equipment expense rose $1.2 million (31%) to $5.3 million in 1996. Approximately three-fifths of the 1996 increase was the result of a full year's depreciation of the Bank's 1995 data processing hardware and software upgrades while the operational costs of the Vermont acquisitions accounted for most of the remaining increase.
Despite increased levels of total deposits, FDIC insurance expense declined $0.8 million (16%) below 1995 to equal $4.3 million for the year ended December 31, 1996. The reduction reflects a change in the Bank's deposit mix as the percentage of Bank Insurance Fund ("BIF") insured deposits increased as a result of deposits acquired in the Vermont acquisitions. At December 31, 1996, approximately 34% of the Bank's deposits were BIF insured with the remaining deposits insured by the SAIF. During 1996, the BIF insurance rate was effectively zero while the SAIF insurance rate was $0.23 per $100 for the first three quarters of 1996 and $0.18 per $100 for the last quarter.
The FDIC special SAIF assessment in 1996 of $10.4 million represents a one-time charge to the Bank to recapitalize the SAIF insurance fund. As a result of the recapitalization, the Bank will receive a substantial reduction in deposit insurance premiums on SAIF insured deposits beginning in 1997. The Bank's SAIF insurance assessment rate was reduced to approximately 6.5 basis points for its intital semi-annual assessment period in 1997; simultaneously, the BIF insurance assessment rate has increased from effectively zero to approximately 1.3 basis points. Professional, legal and other fees increased $0.7 million (29%) to $3.2 million for the year ended December 31, 1996. Higher legal fees were the most significant component of the increase.
Telephone, postage and printing expense of $4.4 million for 1996 increased $0.3 million (8%) above 1995 levels, as higher 1996 postage and printing costs associated with the operation of the expanded branch network were somewhat offset by a reduction in telephone expense.
Goodwill amortization increased $1.5 million (96%) over 1995 levels as a direct result of goodwill generated by the Vermont acquisitions.
Other noninterest expense of $12.0 million represented a $3.6 million (42%) increase over 1995. Categories showing increases included advertising, foreclosure and acquisition costs, real estate owned write-downs and losses, appraisal fees, other losses, real estate owned expenses, and computer processing and software charges; the operation of the Bank's expanded branch network was a prominent factor in all of the aforementioned increases.
Excluding the special SAIF assessment in 1996, the ratios of noninterest expense to average assets were 2.36% and 2.22% for 1996 and 1995, respectively. Another measure of cost containment is the efficiency ratio which measures noninterest expense (excluding amortization of intangibles, real estate owned related expense, and the FDIC special SAIF assessment) as a percentage of net interest income plus noninterest income (exclusive of net security transactions and real estate owned related income). The efficiency ratio of 54.32% for 1996 compared with 52.91% in 1995.

Income Tax Expense
Income tax expense for the year ended December 31, 1996, was $15.5 million, a decrease of $2.8 million (15%) from the previous year. The decrease was the combined result of a lower amount of income before income taxes combined with a slightly lower overall effective income tax rate for 1996 of 37.2% compared with 38.5% in 1995. A continuing trend of tax rate reductions in New York State coupled with an expansion of operations into the State of Vermont resulted in a lower effective state income tax rate. Adjustments affecting the effective federal income tax rate are disclosed in Footnote 14 to the consolidated financial statements.

Results of Operations--1995 Compared With 1994

General
Net income for 1995 totaled $29.3 million, an increase of $0.7 million (2%) over 1994. Primary and fully diluted earnings per share for 1995 increased over 9% from 1994 levels to $1.94 and $1.93, respectively. Return on average equity was 9.09% and return on average assets was 0.99% in 1995 compared with 9.11% and 1.02% for 1994, respectively. Net income for 1995 included a $0.7 million after-tax writeoff of the the Bank's investment in Nationar. Excluding the Nationar charge, core net income increased $1.4 million (5%) over 1994 and totaled $30.0 million for the year ended December 31, 1995. Primary and fully diluted earnings per share based on core net income were $1.99 and $1.98, respectively, for 1995 and represented a 12% increase over the $1.77 earned on both a primary and fully diluted basis in 1994. Return on average equity based on core net income was 9.32% in 1995 and 9.11% in 1994; for return on average assets, the respective ratios were 1.01% and 1.02%. The above per share earnings results have been adjusted to reflect the Company's April 1, 1996, 20% stock dividend.
On October 21, 1994, the Bank purchased the deposits of the Ludlow Savings Bank of Ludlow, Massachusetts from the FDIC. The transaction added approximately $216 million in deposits and nine banking offices, all located in the metropolitan Springfield area. The acquisition was accounted for under the purchase method of accounting and generated accounting goodwill of approximately $14.6 million. Accordingly, ALBANK'S 1995 results reflect the full year impact of the Ludlow acquisition.

Interest Income
Interest income increased $25.7 million (14%) from the prior year to equal $212.5 million for 1995 as a $123.3 million (5%) rise in average earning assets to $2.828 billion combined with a 60 basis point (9%) increase in the average rate earned to 7.51%.
The most significant factor contributing to the higher level of interest income was a rise of $26.6 million (27%) in interest earned on mortgage loans to $125.2 million that was the combined effect of increases in both the average outstandings of $233.9 million (17%) and the average rate earned of 60 basis points (8%).
Income earned on other loans increased $7.3 million (34%) to $28.9 million due to an increase of $54.0 million (22%) in average outstandings which combined with an 86 basis point (10%) jump in the average rate earned. Commercial loans accounted for almost half of the increase in average outstandings.
Income earned on securities available for sale rose $1.6 million (17%) to equal $11.1 million as a result of increases of $16.1 million (11%) in the average amount invested and 38 basis points (6%) in yield.
A decline of $10.3 million (19%) to $43.2 million in interest income on investment securities resulted primarily from a $171.2 million (19%) decline in the average amount invested as funds generated from maturities were reinvested in loan products.

Interest Expense
Interest expense for 1995 increased $21.9 million (27%) over 1994 levels to $104.0 million as a result of increases in the average outstandings of $127.7 million (5%) to $2.530 billion and a rise in the average rate paid of 69 basis points (20%) to 4.11%. The increase in average outstandings was the result of a full year's impact of the 1994 Ludlow acquisition.
Interest expense on savings accounts declined $4.0 million (13%) due to a decrease in the average outstandings of $127.2 million (12%) and a drop in the average rate paid of 3 basis points (1%).
Interest expense on transaction accounts rose $0.6 million (10%) as a result of an increase of $15.9 million (5%) in the average balance and a 10 basis point (5%) increase in the average rate paid.
Most significantly, interest expense on certificate accounts rose $26.3 million (60%) to $70.3 million as an increase in the average outstandings of $259.9 million (25%) combined with a rise in the average rate paid of 118 basis points (27%).
Average short-term borrowed funds decreased $19.3 million (91%) to $1.9 million and more than offset a 170 basis point (35%) jump in the average rate paid; resulting interest expense declined $0.9 million (88%).
Interest expense on long-term debt declined primarily as a result of a $1.6 million (53%) decline in the average balance outstanding.

Net Interest Income
Net interest income totaled $108.5 million in 1995, an increase of $3.8 million (4%) from the prior year, as interest income advanced $25.7 million (14%), while interest expense increased $21.9 million (27%). The net interest spread declined 9 basis points (3%) to 3.40% in 1995, while the net interest margin declined 3 basis points (1%) to 3.84%.

Provision for Loan Losses
The provision for loan losses amounted to $4.5 million for both 1995 and 1994. Net chargeoffs during 1995 totaled $4.1 million or 0.22% of average loans; comparable 1994 figures were $2.1 million or 0.13%. The allowance for loan loss as a percentage of nonperforming loans was 69% at December 31, 1995, compared with 76% a year earlier. The allowance as a percentage of loans receivable at year-end 1995 and 1994 was 0.82% and 0.87%, respectively. Nonperforming loans were 1.19% of loans receivable while nonperforming assets to total assets equaled 0.91% at December 31, 1995; comparable 1994 figures were 1.14% and 0.81%, respectively.

Noninterest Income
Noninterest income totaled $9.4 million for the year ended December 31, 1995, a decrease of $0.6 million (6%) from 1994. Excluding the Bank's $1.2 million write-off of its investment in Nationar, noninterest income would have increased $0.6 million (6%). Service charges on deposit accounts totaled $5.0 million for the year ended December 31, 1995, an increase of $0.9 million (21%). This increase was reflective of fees related to deposits acquired in the Ludlow acquisition. Brokerage and insurance commissions decreased $0.7 million (29%) to $1.6 million as declining annuity sales combined with a shift in the product mix away from higher-commission mutual funds to lower-commission bonds. Other noninterest income rose $0.4 million (10%) to total $4.0 million as a result of increases in loan related servicing fees and customer based fees of $0.1 million (6%) and $0.3 million (20%), respectively.

Noninterest Expense
Noninterest expense for 1995 totaled $65.8 million, an increase of $4.0 million (6%) over 1994 levels. The full year impact of the operation of the Ludlow branches and three supermarket branches combined with expenses incurred in our data center conversion to drive up operating expenses. Compensation and employee benefits increased $3.1 million (11%) to $31.8 million as a result of the full year impact of the Ludlow and supermarket branches, annual merit increases, as well as overtime and temporary help related to the data center conversion. Mitigating factors were decreases in commission expense and costs related to employee benefits.
Net occupancy expense increased $0.6 million (7%) and totaled $8.3 million as a result of the operation of an expanded branch network throughout all of 1995. Similarly, expense related to furniture, fixtures and equipment totaled $4.0 million, an increase of $0.6 million (18%).
Telephone, postage and printing expense increased $0.9 million (29%) to $4.1 million as a result of the expanded branch network, the data center conversion, and increased postal rates.
During 1995, FDIC premiums decreased $0.4 million (6%) to total $5.2 million. The reduction in the Bank's premium expense was directly related to a lower premium rate paid on that portion of its deposits insured by the BIF compared with SAIF insured deposits. Additionally, professional, legal and other fees declined $0.5 million (16%) to $2.5 million.
During 1995, amortization of goodwill increased $0.8 million (98%) which was reflective of a full year's amortization on goodwill generated in the Ludlow acquisition.
Increases in computer processing and software charges and advertising expenditures were offset by reductions in various other operating expense categories and produced a decline in other noninterest expense of $1.2 million (12%) compared with the prior year.
The ratios of noninterest expense to average assets were 2.22% and 2.20% for 1995 and 1994, respectively. The efficiency ratio of 52.91% for 1995 compared with 51.99% for 1994.

Income Tax Expense
Income tax expense totaled $18.3 million for the year ended December 31, 1995, a decrease of $1.6 million (8%) from 1994. The decrease was principally the result of downward trends in state franchise tax rates which produced an effective tax rate of 38.5% for 1995 compared with 41.0% in 1994.

Impact of Inflation and Changing Prices

The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of Changes in Accounting Standards

Accounting for Mortgage Servicing Rights
In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," which amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." SFAS No. 122 requires that entities recognize as a separate asset, the rights to service mortgage loans for others, regardless of how those servicing rights are acquired. Additionally, SFAS No. 122 requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights, and that impairment, if any, be recognized through a valuation allowance. The Company adopted SFAS No. 122 in the first quarter of 1996. The adoption of SFAS No. 122 resulted in increased gains recognized on the sale of mortgage loans when the servicing rights are retained, offset by the amortization of the capitalized mortgage servicing rights. The adoption of SFAS No. 122 did not have a material effect on the Company's consolidated financial statements.

Accounting for Stock-Based Compensation
In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for employee stock options, such as the Company's stock option plans, or similar equity instruments. Under SFAS No. 123, entities can recognize stock-based compensation expense in the basic financial statements using either (i) the intrinsic value based approach set forth in the Accounting Principles Board ("APB") Opinion No. 25 or (ii) the fair value based method introduced in SFAS No. 123. Entities electing to continue the application of APB Opinion No. 25, must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the method currently utilized by the Company (APB Opinion No. 25), compensation expense is determined based upon the option's intrinsic value, or the excess (if any) of the market price of the underlying stock at the measurement date over the amount the employee is required to pay. Under the fair value based method introduced by SFAS No. 123, compensation expense is based on the option's estimated fair value at the grant date and is generally recognized over the vesting period. Management elected to continue to measure stock-based compensation costs in accordance with APB Opinion No. 25; accordingly, the required pro forma disclosure requirements of SFAS No. 123 are presented in Note 17 of the accompanying consolidated financial statements.

Transfers and Servicing of Financial Assets and Extinguishments of
Liabilities
In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of assets and extinguishments of liabilities occurring after December 31, 1996, and will supersede SFAS No. 122. Certain aspects of SFAS No. 125 were amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." Management believes the adoption of SFAS No. 125 will not have a material impact on the Company's consolidated financial statements.

Interest rate sensitivity analysis

The Company employs many strategies to manage interest rate risk, the general goal of which has been to shorten the repricing periods of assets within the Company's balance sheet. This goal has been pursued actively in the management of the mortgage loan and investment portfolios. Since the early 1980's, the Company has emphasized the origination of one- to four-family ARMs for portfolio retention. As a result, the percentage of ARMs has grown steadily and at December 31, 1996, represented 76% of total mortgage loans outstanding. Additions to the investment securities and securities available for sale portfolios in 1996 of $70.8 million generally had maturities or expected average lives of three to five years; applying reasonable prepayment assumptions to the securities backed by certain tangible assets, the entire portfolio at year-end 1996 had an expected average life of between two and three years.
The interest rate risk analysis table that follows sets forth at December 31, 1996, the approximate amounts of interest-earning assets and interest-bearing liabilities outstanding which are expected to reprice or mature in each of the time periods indicated. Loans that have an adjustable interest rate are shown as being due in the period during which the interest rate is next subject to change.
Principal amortization of loans is shown in accordance with contractual terms (scheduled amortization) and by using assumptions on the rate at which the loan will repay in excess of scheduled amortization (prepayments). Monthly prepayment factors were developed taking into account current economic forecasts as well as historic prepayment activity. The monthly prepayment factors utilized were as follows: ARMs, 0.57% to 1.08%; convertible ARMs, 3.33%; residential fixed rate mortgage loans, 0.32% to 1.29%; fixed rate home equity loans, 1.15% to 1.26%; adjustable rate home equity loans, 1.72%; nonresidential fixed rate mortgage loans, 0.19% to 0.80%; consumer loans, 0.92% to 1.00%; and student loans, 1.00%. With regard to deposit accounts, the following withdrawal/repricing rates have been assumed: savings accounts, 20% per year; NOW and super NOW accounts, 10% per year, in years one through four with the remainder repricing in year five; regular money market accounts, 25% per year; premium money market accounts, 100% repricing in less than one year. The 20% sensitivity of savings accounts represents the portion of total savings that management believes to be interest rate sensitive. In arriving at this judgment, management considered a number of factors including the trend and level of overall interest rates and the review of historic, current and projected future deposit flows. The perceived sensitivity of premium money market accounts to interest rate shifts is reflected in their 100% classification in the less than one year category. The lower relative interest rate sensitivity of regular money market accounts is reflected in their 25% per year classification. The classification of 10% of the NOW and super NOW accounts in the less than one year category illustrates their lesser degree of interest rate sensitivity.

Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk. It measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or by rate adjustment.
A "positive" gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a rising interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a greater increase in the yield of its assets relative to the cost of its liabilities. Conversely, the cost of funds for an institution with a positive gap would generally be expected to decline less quickly than the yield on its assets in a falling interest rate environment. Changes in interest rates generally have the opposite effect on an institution with a "negative" gap.
There are some shortcomings inherent in the method of analysis presented in the following table. For example, although certain assets and liabilities have similar periods to maturity or to repricing, they may react in different degrees to changes in market rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable rate mortgage loans have features which restrict changes in interest rates on a short-term basis and over the life of the assets. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase. Management takes these factors into account when reviewing the Bank's gap position and establishing future asset/liability strategy.
As of December 31, 1996, the following table indicates that total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same time period by $345.6 million.

                                       One Year       One to         Three to       Five to        Over
(Dollars in thousands)
              At December 31, 1996     or Less        Three Years    Five Years     Ten Years      Ten Years      Total
Interest-Earning Assets
Mortgage loans                         $1,390,814      347,888         76,307        120,013        127,371       2,062,393<F1>
Other loans                               223,362      106,183         54,789         61,647         28,174         474,155<F1>
Securities available for sale             239,020      215,901         74,303         85,225            598         615,047<F2>
Investment securities                      31,785       29,616         33,497         14,454            255         109,607
Stock in Federal Home Loan Bank                --           --             --         16,913             --          16,913
Total interest-earning assets           1,884,981      699,588        238,896        298,252        156,398       3,278,115

Interest-Bearing Liabilities
Deposits:
Savings accounts                          164,831      329,660        329,660             --         25,480         849,631<F3>
Transaction accounts                      207,959       97,355        188,883             --             --         494,197<F4>
Certificate accounts                    1,114,227      417,300         44,674          7,676             48       1,583,925
Short-term borrowed funds
  and repurchase agreements                42,346           --             --             --             --          42,346
Long-term debt                             10,000       20,000             --             --             61          30,061
Total interest-bearing liabilities      1,539,363      864,315        563,217          7,676         25,589       3,000,160
Interest Sensitivity Gap
Per period                             $  345,618     (164,727)      (324,321)       290,576        130,809         277,955
Cumulative                             $  345,618      180,891       (143,430)       147,146        277,955         277,955
Cumulative interest sensitivity gap
  as a percentage of total assets            9.86%        5.16%         (4.09)%        4.20%           7.93%
Cumulative interest-earning assets
  as a percentage of cumulative
  interest-bearing liabilities             122.45%      107.53%         95.17%       104.95%         109.26%

<F1> Mortgage and other loans are reduced for nonperforming loans but are not reduced for the allowance for loan losses.
<F2> Does not include SFAS No. 115 unrealized gain of $2,896.
<F3> Includes interest-bearing escrow accounts of $25,480.
<F4> Does not include noninterest-bearing demand deposits of $110,856.


Management's Discussion and Analysis

ALBANK FINANCIAL CORPORATION AND SUBSIDIARY

QUARTERLY RESULTS OF OPERATIONS
The Company's quarterly results of operations for the years ended December 31, 1996 and 1995 are as follows:
(In thousands, except per share data)
Year Ended December 31, 1996           First Quarter  Second Quarter Third Quarter  Fourth Quarter
Quarterly Operating Data
Interest income                        $ 61,588        61,089         61,660         64,189
Interest expense                         30,696        29,847         30,282         32,060
Net interest income                      30,892        31,242         31,378         32,129
Provision for loan losses                 1,425         1,425          1,425          1,500
Noninterest income                        3,010         3,092          2,910          3,142
Noninterest expense                      19,648        19,729         30,571         20,355
Income before income taxes               12,829        13,180          2,292         13,416
Income tax expense                        5,118         5,345            644          4,403
Net income                             $  7,711         7,835          1,648          9,013
Core net income<F1>                    $  7,711         7,835          8,025          9,013
Primary and fully diluted
  earnings per share                   $   0.53          0.54           0.12           0.64
Primary and fully diluted
  earnings per share based on
  core net income<F1>                      0.53          0.54           0.57           0.64
Dividends declared per share               0.12          0.12           0.12           0.15
(In thousands, except per share data)
Year Ended December 31, 1995           First Quarter  Second Quarter Third Quarter   Fourth Quarter
Quarterly Operating Data
Interest income                        $ 51,224        52,779         54,549         53,950
Interest expense                         23,545        26,113         27,268         27,089
Net interest income                      27,679        26,666         27,281         26,861
Provision for loan losses                 1,125         1,125          1,125          1,125
Noninterest income                        1,419         2,916          2,602          2,511
Noninterest expense                      16,547        16,513         16,253         16,491
Income before income taxes               11,426        11,944         12,505         11,756
Income tax expense                        4,475         4,687          4,935          4,251
Net income                             $  6,951         7,257          7,570          7,505
Core net income<F1>                    $  7,681         7,257          7,570          7,505
Primary and fully diluted earnings
  per share<F2>                        $   0.45          0.48           0.50           0.51
Primary and fully diluted earnings
  per share based on core net
  income<F1><F2>                           0.50          0.48           0.50           0.51

Dividends declared per share<F2>           0.10          0.10           0.10           0.10

<F1>  Core net income excludes the net after-tax effect of the September 30, 1996, $6.4 million special assessment to recapitalize the SAIF and the March 31, 1995, $0.7 million write-off of the capital investment in Nationar.
<F2> Adjusted to reflect the 6-for-5 stock dividend paid on April 1, 1996.


ALBANK FINANCIAL CORPORATION AND SUBSIDIARY

Statement of Management's Responsibility

ALBANK Financial Corporation
10 North Pearl Street
Albany, NY 12207-2774

To Our Stockholders:

The accompanying consolidated financial statements and the related financial information in this Annual Report were prepared by the management of ALBANK Financial Corporation in accordance with generally accepted accounting principles and, where appropriate, reflect management's best estimates and judgment. Management is responsible for the integrity, objectivity, consistency and fair presentation of the consolidated financial statements and all financial information contained in this Annual Report.
In order to fulfill its responsibility, management relies in part on a system of internal accounting control which has been designed to safeguard the Company's assets from material loss or misuse and ensure that transactions are properly authorized and recorded in its financial records. An extensive internal auditing program monitors compliance with established procedures and controls to provide assurance that the system of internal accounting control is functioning in a proper manner. There are limits inherent in all systems of internal control based on the recognition that the cost of such systems should not exceed the benefits to be derived. Management believes the Company's system of internal accounting control provides reasonable assurance that its assets are safeguarded and that its financial records are reliable.
The consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent public accountants, who rendered an independent professional opinion on the accompanying consolidated financial statements. Their appointment was ratified by the stockholders of ALBANK Financial Corporation. Their examination provides an objective assessment of the degree to which the Company's management has met its responsibility for financial reporting. The opinion of the independent public accountants on the consolidated financial statements is based on auditing procedures which include reviewing the internal control structure to determine the timing and scope of audit procedures and performing selected tests of transactions and records as they deem appropriate. Their auditing procedures are designed to provide a reasonable level of assurance that the consolidated financial statements are fairly presented in all material respects.
The Company's internal auditor and independent auditors have direct access to the Audit Committee of the Board of Directors. This committee, which is composed entirely of outside directors, meets periodically with management, the internal auditor and the independent auditors to gain assurance the financial accounting and audit process is properly conducted.

/s/ Herbert G. Chorbajian
Herbert G. Chorbajian
Chairman of the Board,
President and Chief Executive Officer

/s/ Richard J. Heller
Richard J. Heller
Executive Vice President
and Chief Financial Officer

Independent Auditors' Report

ALBANK FINANCIAL CORPORATION AND SUBSIDIARY

KPMG Peat Marwick LLP
Certified Public Accountants
74 North Pearl Street
Albany, NY 12207-2774

The Board of Directors and Stockholders
ALBANK Financial Corporation and Subsidiary:

We have audited the accompanying consolidated statements of financial condition of ALBANK Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ALBANK Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

January 31, 1997

ALBANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Earnings
(In thousands, except per share data)
Years Ended December 31,                    1996           1995           1994
Interest Income
Mortgage loans                              $ 155,914       125,228         98,630
Other loans                                    38,621        28,905         21,576
Securities available for sale                  41,676        11,098          9,455
Investment securities                           8,532        43,186         53,478
Federal funds sold                                508           918            535
Securities purchased under agreement
  to resell                                     2,225         1,888          2,010
Stock in Federal Home Loan Bank                 1,050         1,279          1,120
Total interest income                         248,526       212,502        186,804
Interest Expense
Deposits and escrow accounts                  120,006       103,810         80,887
Short-term borrowed funds and
  repurchase agreements                         1,338           125          1,037
Long-term debt                                  1,541            80            168
Total interest expense                        122,885       104,015         82,092
Net interest income                           125,641       108,487        104,712
Provision for loan losses                       5,775         4,500          4,500
Net interest income after provision
  for loan losses                             119,866       103,987        100,212
Noninterest Income
Service charges on deposit accounts             5,556         5,046          4,181
Net security transactions                           8        (1,198)            14
Brokerage and insurance commissions             2,049         1,621          2,276
Other                                           4,541         3,979          3,620
Total noninterest income                       12,154         9,448         10,091
Noninterest Expense
Compensation and employee benefits             38,455        31,817         28,705
Occupancy, net                                  9,186         8,260          7,710
Furniture, fixtures and equipment               5,270         4,036          3,418
Federal deposit insurance premiums              4,331         5,152          5,508
Federal deposit insurance special
  SAIF assessment                              10,397            --             --
Professional, legal and other fees              3,242         2,512          2,982
Telephone, postage and printing                 4,393         4,062          3,144
Goodwill amortization                           3,078         1,570            794
Other                                          11,951         8,395          9,572
Total noninterest expense                      90,303        65,804         61,833
Income before income taxes                     41,717        47,631         48,470
Income tax expense                             15,510        18,348         19,898
Net income                                  $  26,207        29,283         28,572
Earnings per share:
Primary                                     $    1.84          1.94           1.77
Fully diluted                                    1.83          1.93           1.77
See accompanying notes to consolidated financial statements.

ALBANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)
December 31,                                1996           1995
Assets
Cash and due from banks                     $    68,883       54,002
Federal funds sold                                   --        1,000
Securities purchased under agreement
  to resell                                          --       50,000
Total cash and cash equivalents                  68,883      105,002
Securities available for sale, at
  approximate market value                      617,943      656,784
Investment securities (approximate market
  value of $111,091 at December 31,
  1996 and $155,862 at December 31, 1995)       109,607      153,740

Loans receivable                              2,566,364    1,946,601
Less: allowance for loan losses                  24,114       15,949
Loans receivable, net                         2,542,250    1,930,652

Accrued interest receivable                      27,092       26,351
Office premises and equipment, net               48,554       40,655
Stock in Federal Home Loan Bank, at cost         16,913       15,750
Real estate owned                                 4,012        3,899
Other assets                                     70,882       37,337
                                            $ 3,506,136    2,970,170
Liabilities
Deposits                                    $ 3,013,129    2,558,288
Escrow accounts                                  26,603       34,928
Accrued income taxes payable                      3,938        4,529
Short-term borrowed funds and
  repurchase agreements                          42,346        1,290
Long-term debt                                   30,061           --
Obligation under capital lease                    4,646        4,743
Other liabilities                                66,288       43,210
Total liabilities                             3,187,011    2,646,988
Commitments and contingent liabilities
Stockholders' Equity
Preferred stock, $.01 par value.
  Authorized 25,000,000 shares;
  none outstanding                                   --           --
Common stock, $.01 par value. Authorized
  50,000,000 shares; 15,697,500 shares
  issued; 12,910,763 shares outstanding
  at December 31, 1996 and 11,521,970
  at December 31, 1995                              157          157
Additional paid-in capital                      180,670      151,969
Retained earnings, substantially restricted     214,283      258,631
Treasury stock, at cost (2,786,737 shares
  at December 31, 1996 and 4,175,530 at
  December 31, 1995)                            (71,235)     (82,381)
Unrealized gain on securities available for
  sale, net of tax                                1,781        3,528
Common stock acquired by:
Employee stock ownership plan ("ESOP")           (6,279)      (7,535)
Bank recognition plan ("BRP")                      (252)      (1,187)
Total stockholders' equity                      319,125      323,182
                                            $ 3,506,136    2,970,170
See accompanying notes to consolidated financial statements.

ALBANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity
                                                                               Net Unrealized
                                                                               Gain (Loss)    Common    Common
                                            Additional                         on Securities  Stock     Stock
                                  Common    Paid-in    Retained       Treasury Available      Acquired  Acquired
(Dollars in thousands)            Stock     Capital    Earnings       Stock    for Sale       by ESOP   by BRP    Total
Balance at JANUARY 1, 1994        $ 157     150,976     211,659       (36,406)     --         (10,046)  (3,057)   313,283
January 1, 1994 cumulative effect
  of change in accounting for
  securities available for sale,
  net of tax                         --          --          --            --   3,239              --       --      3,239
Net income                           --          --      28,572            --      --              --       --     28,572
Purchase of treasury stock
  (1,008,122 shares)                 --          --          --       (22,072)     --              --       --     (22,072)
Exercise of stock options            --          --         (38)          260      --              --       --         222
Tax benefits related to vested
  BRP stock and stock options
  exercised                          --         457          --            --      --              --       --         457
Adjustment of securities available
  for sale to market, net of tax     --          --          --            --  (3,974)             --       --      (3,974)
Cash dividends declared              --          --      (5,128)           --      --              --       --      (5,128)
Amortization of award of ESOP stock  --          --          --            --      --           1,255       --       1,255
Amortization of award of BRP stock   --          --          --            --      --              --      935         935
Balance at December 31, 1994        157     151,433     235,065       (58,218)   (735)         (8,791)  (2,122)    316,789
Net income                           --          --      29,283            --      --              --       --      29,283
Purchase of treasury stock
  (898,053 shares)                   --          --          --       (24,233)     --              --       --     (24,233)
Exercise of stock options            --          --         (10)           70      --              --       --          60
Tax benefits related to vested
  BRP stock and stock options
  exercised                          --         536          --            --      --              --       --         536
Adjustment of securities available
  for sale to market, net of tax     --          --          --            --   4,263              --       --       4,263
Cash dividends declared              --          --      (5,707)           --      --              --       --      (5,707)
Amortization of award of
  ESOP stock                         --          --          --            --      --           1,256       --       1,256
Amortization of award of BRP stock   --          --          --            --      --              --      935         935
Balance at December 31, 1995        157     151,969     258,631       (82,381)  3,528          (7,535)  (1,187)    323,182
Net income                           --          --      26,207            --      --              --       --      26,207
Purchase of treasury stock
  (926,517 shares)                   --          --          --       (25,847)     --              --       --     (25,847)
Exercise of stock options            --          --         275           745      --              --       --       1,020
Tax benefits related to
  vested BRP stock and stock
  options exercised                  --         898          --            --      --              --       --         898
Adjustment of securities
  available for sale to market,
  net of tax                         --          --          --            --  (1,747)             --       --      (1,747)
Cash dividends declared              --          --      (6,779)           --      --              --       --      (6,779)
Stock dividend declared              --      27,803     (64,051)       36,248      --              --       --          --
Amortization of award
  of ESOP stock                      --          --          --            --      --           1,256       --       1,256
Amortization of award
   of BRP stock                      --          --          --            --      --              --      935         935
Balance at December 31, 1996      $ 157     180,670     214,283       (71,235)  1,781          (6,279)    (252)    319,125
See accompanying notes to consolidated financial statements.

ALBANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows
(In thousands) Years Ended December 31,          1996           1995           1994
Decrease in Cash and Cash Equivalents
Cash Flows from Operating Activities
Net income                                       $  26,207        29,283         28,572
Reconciliation of net income to net cash
  provided by operating activities:
Depreciation and lease amortization                  5,385         3,962          3,429
Goodwill amortization                                3,078         1,570            794
Net amortization of premiums and accretion of
  discounts on securities                            1,233         1,326          2,128
Amortization of award of ESOP and BRP stock          2,191         2,191          2,190
Net loss (gain) on security transactions                (8)        1,198            (14)
Net gain on sale of real estate owned                 (383)         (328)          (338)
Origination of loans receivable for sale           (22,631)      (15,401)       (12,506)
Proceeds from sale of loans receivable              34,024        31,379         15,112
Provision for loan losses                            5,775         4,500          4,500
Writedown of real estate owned                         603           312            336
Net increase in accrued income taxes payable           277         2,632            131
Net decrease (increase) in accrued
  interest receivable                                2,814        (1,682)        (2,299)
Net increase in other assets                          (619)       (3,291)        (3,956)
Net increase (decrease) in other liabilities and
  obligation under capital lease                    18,692        (6,272)        10,505
Net cash provided by operating activities           76,638        51,379         48,584
Cash Flows from Investing Activities
Net cash provided (used) by acquisition activity   (61,439)       17,488        201,483
Proceeds from the sale of securities
  available for sale                                22,985            --          5,015
Proceeds from the maturity or call of securities
  available for sale                               154,445        90,008         61,563
Proceeds from the maturity or call of
  investment securities                             70,032       173,113        211,279
Purchase of securities available for sale          (45,105)      (79,902)       (95,248)
Purchase of investment securities                  (25,678)      (20,350)      (141,318)
Purchase of loans receivable                      (229,342)     (125,894)      (146,162)
Net increase in loans receivable                   (30,157)      (58,002)      (114,205)
Redemption (purchase) of Federal Home Loan
  Bank stock                                         2,912        (1,621)           407
Proceeds from the sale of real estate owned          6,950         5,648          8,624
Capital expenditures                                (6,740)       (9,882)        (6,293)
Net cash used by investing activities             (141,137)       (9,394)       (14,855)
Cash Flows from Financing Activities
Net increase (decrease) in deposits                 20,530        (1,868)       (55,704)
Net increase (decrease) in escrow accounts          (8,465)        1,441          2,969
Net increase (decrease) in short-term borrowed
  funds and repurchase agreements                   17,907       (12,010)        13,300
Proceeds from long-term debt                        30,061            --             --
Redemption of long-term debt                            --        (2,000)        (2,200)
Purchase of treasury stock                         (25,847)      (24,233)       (22,072)
Dividends paid                                      (6,210)       (5,565)        (3,884)
Cash proceeds from the exercise of stock options       404            60            222
Net cash provided (used) by financing activities    28,380       (44,175)       (67,369)
Net decrease in cash and cash equivalents          (36,119)       (2,190)       (33,640)
Cash and cash equivalents at beginning of year     105,002       107,192        140,832
Cash and cash equivalents at end of year         $  68,883       105,002        107,192
Supplemental Disclosures of Cash Flow
  Information
Cash paid during the year:
Interest on deposits, escrows, short-term
  borrowed funds, repurchase agreements and
  long-term debt                                 $ 122,662       104,022         82,055
Income taxes                                        12,804        16,118         18,576
Supplemental schedule of noncash investing and
  financing activities:
Net reduction in loans resulting from transfers
  to real estate owned                               5,941         5,710          8,026
Net unrealized gain (loss) on securities
  available for sale                                (3,098)        7,251         (1,256)
Transfer of investment securities to securities
  available for sale                                    --       492,246         87,793
Transfer of investment securities to other
  assets                                                --            --            353
Transfer of investment securities to commercial
  loans                                                 --            --            175
Tax benefits related to vested BRP stock and
  stock options                                        898           536            457
Acquisition activity:
Fair value of noncash
  assets acquired                                  523,406           712         15,843
Fair value of liabilities assumed                  461,967        18,200        217,326
See accompanying notes to consolidated financial statements.

                  Notes to Consolidated Financial Statements

ALBANK
FINANCIAL
CORPORATION
AND SUBSIDIARY

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ALBANK Financial Corporation (the "Holding Company") completed its initial public offering on April 1, 1992. Simultaneously, the Holding Company purchased all of the outstanding stock of ALBANK, FSB. To date, the principal operations of ALBANK Financial Corporation and subsidiary (the "Company") have been those of the ALBANK, FSB and subsidiaries (the "Bank").

The accounting and reporting policies of the Company conform in all material respects to generally accepted accounting principles and to general practice within the savings bank industry. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to current year classifications.

The following is a description of the more significant policies which the Company followed in preparing and presenting its consolidated financial statements.

(A) Basic Presentation

The accompanying consolidated financial statements include the accounts of the Holding Company, its wholly owned subsidiary, ALBANK, FSB, and the Bank's wholly owned subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

(B) Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(C) Restriction on Cash Balances

The Bank was required to retain cash funds of $28,164,000 at December 31, 1996, and $23,546,000 at December 31, 1995, to satisfy minimum reserve requirements established by the Federal Reserve Bank of New York.

(D) Securities

Securities are classified at the time of purchase as investment securities, securities available for sale, or trading account securities. Investment securities are those securities that management has the positive intent and ability to hold to maturity and are carried at amortized cost. Securities available for sale are those that management intends to hold for an indefinite period of time. Such securities may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other similar factors. Securities available for sale are reported at fair value, with unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized gains and losses reflected in current earnings. The
Company had no trading account securities during the three-year period ended December 31, 1996.

Any portion of unrealized loss on an individual security deemed to be other than temporary is recognized as a realized loss in the accounting period in which such determination is made. Gains and losses on the sale of securities are determined using the specific identification method. Discounts and premiums on securities are accreted or amortized into income using a method which approximates the level-yield method.

(E) Loans Receivable/Allowance for Loan Losses

Loans receivable are stated at unpaid principal amounts, net of unearned discounts, unamortized premiums and net deferred loan fees/costs.
Discounts, premiums and deferred loan fees/costs on loans are accreted into or amortized against interest income as appropriate using a method that approximates the level-yield method over the estimated terms of the loans.

Loans considered doubtful of collection by management are placed on nonaccrual status. Generally, nonperforming one- to four-family residential mortgage loans continue to accrue interest income until a formal summons and complaint is executed by the Bank, at which time they are placed on nonaccrual status. Loans other than residential mortgage loans past due 90 days or more as to principal or interest are placed on nonaccrual status except for those loans which, in management's judgment, are adequately secured and for which collection is probable. Generally, previously accrued income that has not been collected is reversed from current income, and subsequent cash receipts are applied to reduce the unpaid principal balance. Amortization of related deferred fees is suspended when a loan is placed on nonaccrual status.

The Company accounts for impairment of loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." These Statements prescribe recognition criteria for loan impairment, generally related to commercial type loans. The statements also prescribe measurement methods for certain impaired loans as well as all loans whose terms are modified in troubled debt restructurings. A loan is considered impaired when collection of principal and interest is doubtful, and there is insufficient collateral or other repayment resources available to repay the principal balance of the loan along with all interest that would accrue until the loan is fully satisfied.

The Company generally places impaired loans on nonaccrual status and recognizes interest income on such loans only on a cash basis upon receipt of interest payments from the borrower. In some instances, all moneys received from the borrower, or from the proceeds of collateral, are applied directly to reduce the principal balance of the loan, and no interest income is recognized until the principal balance of the impaired loan is paid in full or is no longer considered impaired.

The Bank maintains a valuation allowance for losses on loans for estimable and probable future losses. The allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known and inherent risks in the present portfolio. The determination of the amount of the allowance includes estimates that are susceptible to significant changes due to changes in appraised values of collateral and general economic conditions. In connection with such determination concerning collateral, management obtains independent appraisals for significant properties. While management uses available information to recognize future losses on loans, future additions to the allowance may be necessary based on changes in relevant facts and circumstances including changes in general economic conditions. In addition, various regulatory agencies as an integral part of their examination process periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examinations.

(F) Originated Mortgage Servicing Rights

In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities."
SFAS No. 122 requires that entities recognize as separate assets, the rights to service mortgage loans for others, regardless of how those servicing rights are acquired. Additionally, SFAS No. 122 requires that the capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights, and that impairment, if any, be recognized through a valuation allowance. The Company adopted SFAS
No. 122 in the first quarter of 1996. The adoption of SFAS No. 122 resulted in increased gains recognized on the sale of mortgage loans when the servicing rights are retained, offset by the amortization of the capitalized mortgage servicing rights. The adoption of SFAS
No. 122 did not have a material effect on the Company's consolidated financial statements.

(G) Real Estate Owned

It is the Company's policy to include in real estate owned all assets received from loan foreclosure and loans deemed to be in-substance foreclosures. A loan is considered an in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

Real estate owned is recorded on an individual asset basis at net realizable value which is the lower of (1) fair value minus estimated costs to sell or (2) "cost" (defined as the fair value at initial foreclosure). When a property is acquired, any excess of the loan balance over fair value is charged to the allowance for loan losses. Subsequent write-downs to carry the property at net realizable value are included in other noninterest expense.

(H) Office Premises and Equipment

Office premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment are computed primarily using the straight-line method over the estimated useful life of the respective asset. Useful lives vary between 20 and 50 years for banking facilities and between 3 and 15 years for furniture, fixtures, and equipment. Amortization of capital leases and leasehold improvements is computed on the straight-line method over the lesser of the term of the lease or the useful life of the property.

(I) Goodwill

In acquisitions accounted for as a purchase, goodwill results when the consideration paid exceeds the fair value of net assets acquired. Goodwill resulting from acquisition activity by the Company is being amortized using the straight-line method generally over 15 years.

(J) Income Taxes

Deferred income taxes arise from the recognition of certain items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements. The Company records deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance is established.

(K) Treasury Stock

Repurchases of common stock are accounted for under the cost method, whereby shares repurchased are recorded in a contra-equity account.

(L) Stock Option Plan

Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the then current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," with respect to employee stock options granted subsequent to 1994. As such, the Company has adopted the provision of SFAS No.
123 whereby it will continue to apply the provisions of APB Opinion
No. 25 in its financial statements and supplementally provide in its footnotes to financial statements pro forma net income and proforma earnings per share disclosures as if the fair value based method of valuing options defined in SFAS No. 123 had been applied.

(M) Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December
31, 1996, and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of assets and extinguishments of liabilities occurring after December 31, 1996, and will supersede SFAS No. 122. Certain aspects of SFAS No. 125 were amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No.
125." Management believes the adoption of SFAS No. 125 will not have a material impact on the Company's consolidated financial statements.

(N) Earnings Per Share

Earnings per share are calculated by dividing net income by the weighted average number of common shares and common stock equivalents outstanding for the respective period, retroactively adjusted to give effect to the declaration of stock dividends. Stock options are regarded as common stock equivalents and are therefore considered in the earnings per share calculations if dilutive. Common stock equivalents are computed using the treasury stock method. The weighted average common stock equivalents utilized for primary earnings per share were 14,259,059, 15,112,284 and 16,130,677 for 1996, 1995, and 1994, respectively.
The weighted average common stock equivalents utilized for fully diluted earnings per share were 14,322,166, 15,161,602 and 16,149,694 for
1996, 1995, and 1994, respectively.

2.

RESTRICTIONS ON STOCKHOLDERS' EQUITY

As part of its conversion to a stock form savings bank, the Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Holding Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

The Bank's capital exceeds all capital regulatory requirements. The Office of Thrift Supervision (the "OTS") regulations provide that an institution that exceeds all capital requirements before and after a proposed capital distribution could, after prior notice to but without the approval of the OTS, make capital distributions during the calendar year of an amount that would reduce by one half its "excess capital ratio" plus its net income for the current calendar year. Under such limitation, the Bank could declare dividends to the Holding Company in 1997 of approximately $43 million plus an amount equal to 1997 earnings.

3.

ACQUISITIONS

On January 3, 1996, the Bank acquired all of the outstanding common stock of Marble Financial Corporation of Rutland, Vermont for $18.00 per share in cash or approximately $61 million in total consideration. On the date of closing, Marble Financial and its banking subsidiary Marble Bank had consolidated assets and deposits of approximately
$396 million and $327 million, respectively. The transaction, which was accounted for under the purchase method of accounting, generated accounting goodwill of $20.1 million which is being amortized over 15 years.

On September 27, 1996, the Company assumed the deposit liabilities and purchased loans owned and serviced by six banking offices formerly operated by the Green Mountain Bank of Rutland, Vermont, a wholly owned subsidiary of Arrow Financial Corporation. The acquisition included $107.7 million in deposits and loans with a net book value of $108.4 million. This acquisition, which was accounted for under the purchase method of accounting, generated goodwill amounting to $8.2 million which is being amortized over a period of 15 years. The Rutland banking office of Green Mountain was consolidated with the existing Rutland banking office acquired from Marble. The remaining Green Mountain banking offices together with the seven former Marble banking offices are currently operating as the Bank's Marble division.

On a pro forma basis, certain historical financial information for the Company adjusted for the acquisition of Marble Financial Corporation and calculated for the year ended December 31, 1995, as if such acquisition had been consummated on January 1, 1995, follows: net interest income, $120.4 million; net income, $29.7 million; and $1.96 for both primary and fully diluted earnings per share.

Subsequent Event (Unaudited)

On January 30, 1997, the Company entered into a purchase agreement with KeyCorp. Under the terms of the agreement, the Company will assume deposit liabilities of approximately $530 million and purchase 35
New York State banking offices currently operated by KeyBank. The offices are located in northern New York, the greater Hudson Valley, and the Binghamton area. The Company will pay a deposit premium of approximately 7% based on average deposit balances just prior to closing and has the option to purchase $53 million in small business, consumer, and mortgage loans. The agreement is subject to approval by bank regulatory authorities. Pending those approvals, the two companies will move to close the sale in mid-1997.

4.

SECURITIES

The amortized cost and estimated market value of investment securities are as follows:

                                                                          Gross               Gross
                                                                          Unrealized          Unrealized          Estimated
(In thousands)                December 31, 1996       Amortized Cost      Gains               Losses              Market Value


U.S. Government obligations                           $   1,744                   9                  (6)              1,747

U.S. Government agency obligations                       25,140                 129                  --              25,269

Mortgage-backed securities                               25,082               1,456                  (5)             26,533

Corporate bonds                                             219                  --                  --                 219

Collateralized mortgage obligation and
  real estate mortgage investment conduit securities     34,587                  21                (248)             34,360

Asset-backed securities                                  21,532                 141                 (48)             21,625

Other debt securities                                     1,303                  35                  --               1,338

Total                                                 $ 109,607               1,791                (307)            111,091



                                                                          Gross               Gross
                                                                          Unrealized          Unrealized          Estimated
(In thousands)                     December 31, 1995   Amortized Cost     Gains               Losses              Market Value


U.S. Government obligations                            $   1,592                 35                  --                 1,627

U.S. Government agency obligations                        20,393                174                  --                20,567

Mortgage-backed securities                                31,030              1,957                  --                32,987

Collateralized mortgage obligation and
  real estate mortgage investment conduit securities      55,446                241                (341)               55,346

Asset-backed securities                                   43,540                159                (151)               43,548

Other debt securities                                      1,739                 54                  (6)                1,787

Total                                                  $ 153,740              2,620                (498)              155,862


There were no sales of investment securities in the three year period ended December 31, 1996. Gross gains and losses recorded on calls and writedowns of investment securities were as follows:


(In thousands)                         Years Ended December 31,      1996      1995        1994


Gross gains recognized                                               $ 3            1      14

Gross losses recognized                                               --       (1,199)     --

Total                                                                $ 3       (1,198)     14


The contractual maturity schedule of investment securities at amortized cost and estimated market value is as follows:


                                                                                         Estimated
(In thousands)                         December 31, 1996             Amortized Cost      Market Value


Within 1 year                                                        $   7,432               7,527

After 1 year through 5 years                                            49,035              49,209

After 5 years through 10 years                                          10,380              10,477

After 10 years                                                          42,760              43,878

Total                                                                $ 109,607             111,091


In the foregoing table and the contractual maturity table of securities available for sale on the following page, maturities of mortgage-backed securities, collateralized mortgage obligation securities, real estate mortgage investment conduit securities and asset-backed securities are based on the maturity of the final scheduled payment. Such securities, which comprise most of the balances shown as maturing beyond five years, generally amortize on a regular basis, predominantly monthly, and are subject to prepayment. Taking into account such contractual amortization and expected prepayments, a significant amount of principal reduction on the aforementioned securities will occur within five years.

In November 1995, the FASB released its Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report contained a unique provision that, as of one date between November 15, 1995, and December 31, 1995, allowed entities to assess the appropriateness of the classifications of all securities held at that time. In conjunction with the provisions of this Special Report, as of December 29, 1995, the Company transferred investment securities with a book value of $492.3 million and a market value of $491.9 million to securities available for sale.

The amortized cost and estimated market value of securities available for sale are as follows:


                                                                          Gross               Gross
                                                                          Unrealized          Unrealized          Estimated
(In thousands)                     December 31, 1996  Amortized Cost      Gains               Losses              Market Value


U.S. Government obligations                           $  75,910                 604                (252)             76,262

U.S. Government agency obligations                        6,032                  24                 (42)              6,014

Mortgage-backed securities                              200,870               1,407              (2,235)            200,042

Corporate bonds                                         282,867               1,862                (869)            283,860

Collateralized mortgage obligation and
  real estate mortgage investment conduit securities     19,443                  --                (392)             19,051

Asset-backed securities                                  23,093                  94                 (31)             23,156

Equity securities                                         6,832               2,732                  (6)              9,558

Total                                                 $ 615,047               6,723              (3,827)            617,943



                                                                          Gross               Gross
                                                                          Unrealized          Unrealized          Estimated
(In thousands)                     December 31, 1995  Amortized Cost      Gains               Losses              Market Value


U.S. Government obligations                           $ 120,980               1,602                 (96)            122,486

Mortgage-backed securities                              122,952                 562              (1,072)            122,442

Corporate bonds                                         352,727               4,213                (461)            356,479

Collateralized mortgage obligation and
  real estate mortgage investment conduit securities     25,322                  41                (269)             25,094

Asset-backed securities                                  24,043                 178                 (20)             24,201

Equity securities                                         4,766               1,329                 (13)              6,082

Total                                                 $ 650,790               7,925              (1,931)            656,784


Proceeds from the sale of securities available for sale in 1996, 1995 and 1994 amounted to $22,985,000, $0, and $5,015,000, respectively.
In 1996, gains and losses amounted to $11,198 and $6,575, respectively. There were no gains or losses in 1995 or 1994.

The contractual maturity schedule of securities available for sale (exclusive of equity securities) at amortized cost and estimated market value is as follows:


                                                                                         Estimated
(In thousands)                         December 31, 1996             Amortized Cost      Market Value


Within 1 year                                                        $ 191,060           190,987

After 1 year through 5 years                                           269,831           270,066

After 5 years through 10 years                                          56,055            56,206

After 10 years                                                          91,269            91,126

Total                                                                $ 608,215           608,385


The book value of securities pledged as required by law and for other purposes amounted to $107.2 million and $3.8 million at December 31, 1996 and 1995, respectively. The increase in such securities in 1996 was primarily used to secure municipal deposits located in the state of Vermont.

The Bank has entered into an agreement to loan certain securities to investment brokers for which the Bank receives a fee. The total book value of securities loaned to brokers under this agreement was approximately $67.0 million and $75.7 million at December 31, 1996 and 1995, respectively.

5.

ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:


 (In thousands)                    December 31,        1996           1995


Loans                                                 $ 18,223       15,151

Securities available for sale                            7,669        9,368

Investment securities                                      989        1,269

Other earning assets                                       211          563

Total                                                 $ 27,092       26,351


6.

LOANS RECEIVABLE

Loans receivable consist of the following:


(In thousands)                    December 31,        1996                1995


Mortgage Loans
One- to four-family                                   $ 1,730,059         1,362,277

Home equity                                               169,214           147,136

Commercial real estate                                    135,284            81,448

Multi-family                                               31,792            28,313

Construction                                               13,338            11,577

Total                                                   2,079,687         1,630,751

Other Loans
Commercial                                                247,783           115,698

Student                                                    94,478            93,816

Personal, secured and unsecured                            84,308            52,627

Home improvement                                           23,593            22,800

Credit cards                                               14,754            17,233

Overdraft and other                                        16,222            12,065

Total                                                     481,138           314,239

Total loans receivable                                  2,560,825         1,944,990

Net discounts, premiums and
  deferred loan fees and costs                              5,539             1,611

Loans receivable                                      $ 2,566,364         1,946,601


Real estate mortgage loans serviced by the Bank for other institutions of approximately $289.7 million and $138.2 million at December 31, 1996 and 1995, respectively, are not included in loans receivable.

Nonperforming loans are as follows:


(In thousands)                     December 31,       1996           1995           1994


Mortgage Loans
Nonaccrual                                            $ 15,298       12,571         10,231

Delinquent more than 90 days and still accruing          7,367        5,567          5,104

Total nonperforming mortgage loans                      22,665       18,138         15,335

Other Loans
Nonaccrual                                               3,933          372            424

Delinquent more than 90 days and still accruing          3,218        4,646          4,544

Total nonperforming other loans                          7,151        5,018          4,968

Total nonperforming loans                             $ 29,816       23,156         20,303


Assuming all nonaccrual loans had been current, the amounts of interest income recorded on such loans during the years ended December 31, 1996, 1995 and 1994, based on such loans' original rates of interest, would have totaled $1.7 million, $1.0 million and $0.9 million, respectively. The amounts included in interest income recorded in these periods with respect to such loans were $320,000, $295,000 and $290,000, respectively. The Bank has no commitments to extend further credit on nonaccrual loans.

Certain directors and executive officers of the Company, as well as certain affiliates of directors, were customers of and had other transactions with the Company in the ordinary course of the Company's business.
Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled $463,000 and $894,000 at December 31, 1996 and 1995, respectively. Total advances to these directors and executive officers during the year ended
December 31, 1996, were $152,000. Total payments made on these loans were $583,000.

7.

ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:


(In thousands)         Years Ended December 31,          1996          1995          1994


Balance, beginning of year                               $ 15,949      15,510        12,984

Allowance of acquired banks                                11,310          --           151

Provision charged to operations                             5,775       4,500         4,500

Loans charged-off                                          (9,648)     (4,421)       (3,011)

Recoveries of loans previously charged-off                    728         360           886

Balance, end of year                                     $ 24,114      15,949        15,510


Of the total loans charged-off in 1996, $4.1 million was related to a sale of a group of one- to four-family nonperforming loans consummated during the fourth quarter of 1996.

8.

ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN

The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). Impaired loans at December 31, 1996 and 1995, were generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

At December 31, 1996 and 1995, the recorded investment in loans that were considered to be impaired under SFAS No. 114 totaled $4,358,000 and $948,000, respectively. Restructured loans included in the foregoing impaired loan balances amounted to $320,000 and $398,000 at the respective year-end dates. The allowance for loan losses allocated to impaired loans at December 31, 1996 and 1995, was $1,375,000 and $390,000,
respectively. Included in the total impaired loans at December 31, 1995, were $106,000 of impaired loans that as a result of charge-offs of $75,000 did not have an allowance for loan losses determined in accordance with SFAS No. 114. The average recorded investment in impaired loans during the twelve months ended December 31, 1996 and 1995, was approximately $3,560,000 and $1,433,000, respectively.

Impaired loans are included in nonperforming loans generally as nonaccrual loans. Commercial type loans past due greater than 90 days and still accruing are generally not considered to be impaired as the Company expects to collect all amounts due, including interest accrued at the contractual interest rate for the delinquent period. As of December 31, 1996, the balance of loans restructured prior to the adoption of SFAS No. 114 amounted to $742,000; such loans were not considered impaired.

For the years ended December 31, 1996 and 1995, the Company recognized no interest income on impaired loans.

9.

REAL ESTATE OWNED

A summary of real estate acquired through foreclosure follows:


(In thousands)               December 31,     1996         1995


Residential (1-4 family)                      $ 2,750      3,760

Commercial properties                           1,262        139

Total                                         $ 4,012      3,899


10.

DEPOSITS

A summary of depositors' balances is as follows:


(Dollars in thousands)     December 31,                          1996                                 1995
                                                                 Weighted                             Weighted
                                                Amount           Average Rate         Amount          Average Rate


Passbook and statement accounts                 $   824,151      2.94%                $   826,875     2.96%

Certificate accounts:

  2.01% to 3.00%                                      9,215                                 4,626

  3.01% to 4.00%                                     11,908                                16,384

  4.01% to 5.00%                                    411,986                               237,755

  5.01% to 6.00%                                    967,800                               630,827

  6.01% to 7.00%                                    110,113                               348,158

  7.01% to 8.00%                                     69,572                                61,070

  8.01% to 9.00%                                      3,196                                 9,502

  9.01% to 10.00%                                        --                                   414

  10.01% to 11.00%                                      135                                   122

Total certificate accounts                        1,583,925      5.37                   1,308,858     5.64

Money market accounts                               260,521      3.14                     157,056     2.74

Super NOW accounts                                   27,908      1.82                      10,139     1.09

NOW accounts                                        195,479      1.02                     181,022     1.00

Commercial demand deposit accounts
  from 0% to 2.47% in 1996 and 0%
  to 1.50% in 1995                                   74,238      0.29                      45,113     0.05

Demand deposit accounts                              46,907        --                      29,225       --

Total                                           $ 3,013,129      3.99%                $ 2,558,288     4.09%


At December 31, 1996 and 1995, the aggregate amounts of certificate accounts with balances equal to or in excess of $100,000 were approximately $174.5 million and $91.0 million, respectively.

The approximate amount of contractual maturities of certificate accounts for the years subsequent to December 31, 1996, is as follows:


(In thousands)                         Amount


1997                                   $ 1,114,101

1998                                       225,080

1999                                       192,220

2000                                        33,703

2001                                        10,971

Thereafter                                   7,850

Total                                  $ 1,583,925


Components of interest expense on deposits and escrow accounts are detailed as follows:


(In thousands)     Years Ended December 31,     1996            1995          1994


Passbook and statement accounts                 $  24,773       25,870        30,057

Certificate accounts                               82,734       70,341        44,027

Money market accounts                               9,320        4,346         3,124

Super NOW and NOW accounts                          2,499        2,557         3,093

Commercial demand deposit accounts                     79           22            21

Escrow accounts                                       601          674           565

Total                                           $ 120,006      103,810         80,887


11.

SHORT-TERM BORROWED FUNDS AND REPURCHASE AGREEMENTS

Short-term borrowed funds and repurchase agreements, consisting of advances with maturities of less than one year are as follows:


(Dollars in thousands)          December 31,     Interest Rate         1996             1995


Federal Home Loan Bank advances                           5.38%        $     --         1,290

                                                 6.88% to 7.38%          36,000            --

Repurchase agreements                                     4.00%           4,796            --

Other short-term borrowings                               6.00%           1,550            --

Total                                                                  $ 42,346         1,290


Repurchase agreements are accounted for as borrowings and are secured by certain mortgage-backed and other qualifying securities. Short-term Federal Home Loan Bank advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities, and are collateralized by Federal Home Loan Bank stock and real estate mortgages.

12.

LONG-TERM DEBT

Long-term debt, consisting of advances from the Federal Home Loan
Bank with maturities of one year or more is as follows:


(Dollars in thousands)          December 31,     Interest Rate     1996         1995


Year of Maturity

1997                                             5.40%             $ 10,000     --

1998                                             5.41%               10,000     --

1999                                             5.52%               10,000     --

2016                                             7.47%                   61     --

Total                                                              $ 30,061     --


Long-term Federal Home Loan Bank advances are collateralized by Federal Home Loan Bank stock and real estate mortgages.

13.

OFFICE PREMISES AND EQUIPMENT

A summary of office premises and equipment follows:


(In thousands)               December 31,               1996          1995


Banking house, land and land improvements               $ 37,975      30,607

Leasehold improvements                                     9,010       9,206

Furniture, fixtures and equipment                         35,488      30,118

Capitalized lease                                          5,775       5,775

                                                          88,248      75,706

Less: accumulated depreciation and amortization           39,694      35,051

Total                                                   $ 48,554      40,655


Amounts charged to expense for depreciation and amortization aggregated $5,385,000, $3,962,000 and $3,429,000 for the years ended December
31, 1996, 1995 and 1994, respectively.

14.

INCOME TAXES

Income tax expense consists of the following:


(In thousands)     Years Ended December 31,    1996         1995       1994


Current tax expense:

Federal                                        $ 10,860     15,648     14,347

State                                             2,835      3,626      4,864

                                                 13,695     19,274     19,211

Deferred tax expense (benefit)                    1,815       (926)       687

Total                                          $ 15,510     18,348     19,898


The income tax provisions are higher than the statutory federal income tax rate. The reasons for the differences are as follows:


Years Ended December 31,             1996                   1995                    1994
                                                  % of                    % of                      % of
                                                  Pretax                  Pretax                    Pretax
(Dollars in thousands)               Amount       Income    Amount        Income    Amount          Income


Federal income tax at 35%            $ 14,601     35.0%     $ 16,671      35.0%     $ 16,965        35.0%

Tax-exempt income and
  dividend received deduction            (272)    (0.7)         (178)     (0.4)         (122)       (0.3)

State income taxes, net of
  federal tax benefit                   1,843      4.4         2,357       4.9         3,162         6.5

Other                                    (662)    (1.5)         (502)     (1.0)         (107)       (0.2)

Total                                $ 15,510     37.2%     $ 18,348      38.5%     $ 19,898        41.0%


Prior to 1996, the Bank was allowed to claim a special bad debt deduction in excess of its actual loss experience; such special deduction was not subject to deferred tax allocation prior to 1988 in accordance with SFAS No. 109. Accordingly, no deferred tax liability has been recorded for the tax bad debt reserve at December 31, 1987 (the "base year reserve"). The pre-1988 tax bad debt reserve, which was approximately $27.3 million at December 31, 1996, will not be subject to tax as long as the Bank does not redeem stock or distribute amounts to the Company in excess of historical tax earnings.

As a result of tax legislation passed by Congress in 1996, the Bank is no longer eligible to claim the special bad debt deduction for federal income tax purposes. The total federal tax bad debt reserve, aggregating approximately $33.5 million at December 31, 1995, exceeds the base year reserve by approximately $6.2 million (the "excess reserve"). The excess reserve is to be recaptured as taxable income over a defined number of years. The Company had previously established a deferred tax liability for this excess reserve such that there is no impact on total tax expense for the Company for 1996 or any future year based on current tax rates.

Significant net temporary differences and carryforwards that give rise to net deferred tax assets are as follows:


(In thousands)               December 31,      1996           1995


Allowance for loan losses                      $ 6,279        5,000

Net operating loss carryforwards                   247          389

Employee benefit plans                           5,589        5,153

Net deferred fees on loans                      (1,225)        (329)

Prepaid expenses                                (1,907)      (1,826)

Accrued expenses                                 1,246          987

Unrealized gain on securities
  available for sale                            (1,115)      (2,466)

Other items                                        (92)        (161)

                                                 9,022        6,747

Valuation reserve                               (1,689)      (2,150)

Net deferred tax asset--at year end              7,333        4,597

Less: net deferred tax asset--
  at beginning of year                           4,597        6,657

Decrease (increase) in deferred
  tax asset                                     (2,736)       2,060

Change in temporary difference
  for unrealized gain on
  securities available for sale                  1,351       (2,986)

Deferred tax asset acquired                      3,200           --

Deferred tax expense (benefit)
  for the years ended                          $ 1,815         (926)


The Company established valuation reserves at December 31, 1996 and 1995, based on an evaluation of the Company's historical levels of taxable income in prior years and the anticipated time period for the reversal of the items giving rise to the deferred tax asset. Management believes that it is more likely than not that the results of future operations of the Company will generate sufficient taxable income to realize the net deferred tax asset as of December 31, 1996. At
December 31, 1996, the Company has a net operating loss carryforward of $705,000 available to offset future taxable income. Such carrryforward expires in 2004.

15.

RETIREMENT PLANS

The Company maintains a noncontributory defined benefit pension plan covering substantially all employees 21 years of age or older who have completed at least one year of service. The amounts contributed to the plan are determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes or (b) the amount certified by a consulting actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide for benefits attributed to service to date and for those expected to be earned in the future. Assets of the plan are primarily invested in pooled equity funds and fixed income funds.

The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements at or for the years ended December 31, 1996 and 1995:


(In thousands)               December 31,      1996            1995


Accumulated benefit obligation,
  including vested benefits of $21,081
  in 1996 and $21,434 in 1995                  $ (23,488)      (23,267)

Projected benefit obligation for
  service rendered to date                     $ (30,379)      (28,589)

Plan assets at fair value                         33,261        30,097

Plan assets greater than projected
  benefit obligation                               2,882         1,508

Unrecognized net loss from past
  experience different from that
  assumed and effects and changes
  in assumptions                                     359         1,987

Unrecognized prior service cost                      758           816

Unrecognized net asset at July 1, 1987,
  being recognized over a weighted
  average period of 13 years                        (879)       (1,077)

Prepaid pension asset                          $   3,120         3,234


Net periodic pension cost includes the following components:


 (In thousands)     Years Ended December 31,       1996           1995           1994


Service cost--benefits earned
  during the year                                  $   820           561            794

Interest cost on projected
  benefit obligation                                 2,119         1,959          1,921

Actual return on plan assets                        (4,245)       (5,196)           (17)

Net amortization and deferral                        1,652         2,994         (1,928)

Net periodic pension cost                          $   346           318            770


Significant assumptions used in the accounting for the plan were:


 (In percentages)     As of December 31,           1996           1995           1994

Settlement rate                                    7.50%          7.50           8.50

Expected long-term rate of return
  on plan assets                                   8.50           8.50           8.50

Salary increase rate                               5.00           5.00           4.50


The Company also has a directors' retirement plan which was amended to freeze participation in the plan to directors who were participants in the plan on January 1, 1992. The directors' retirement plan, which is unfunded, provides a benefit of $500 for each quarter of service not to exceed 40 quarters or a total annual maximum pension payment of $20,000. The amount of pension liability recorded on the books of the Company related to the directors' retirement plan was $2.4 million and $2.0 million at December 31, 1996 and 1995, respectively.
Net periodic pension costs for this plan for the years ended
December 31, 1996, 1995 and 1994, were $248,000, $284,000 and $348,000, respectively. Settlement rates used in accounting for the plan were 7.50%, 7.50% and 8.50% as of December 31, 1996, 1995 and 1994, respectively.

The Company also has supplemental retirement contracts with certain key executives. The amount of pension liability recorded on the books of the Company related to these supplemental retirement contracts was $1.0 million and $0.7 million at December 31, 1996 and 1995, respectively. Net periodic pension costs in connection with these contracts for the years ended December 31, 1996, 1995 and 1994 were $238,700, $173,300 and $116,200, respectively. Settlement rates used in accounting for the plan were 7.50%, 7.50% and 8.50% as of December 31, 1996, 1995 and 1994, respectively.

16.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company sponsors a defined benefit postretirement medical plan that covers all of its full-time employees who have retired from the Bank and attained age 55 with 15 years of service. Retired employees contribute towards these benefits for themselves and their spouses based on age and service at retirement. The Company also sponsors an employer paid postretirement life insurance plan which covers all employees who have retired from the Bank and attained 15 years of service.

The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements:


(In thousands)          December 31,             1996          1995


Accumulated postretirement
  benefit obligation:

Retired employees                                $ (5,586)     (4,981)

Active employees                                   (2,520)     (1,720)

Unfunded postretirement benefit obligation         (8,106)     (6,701)

Unrecognized net loss (gain) resulting
  from past experience different from that
  assumed and changes in assumptions                  521        (479)

Accrued postretirement benefit liability         $ (7,585)     (7,180)


Net periodic postretirement benefit cost included the following components:


(In thousands)     Years Ended December 31,         1996       1995       1994


Service cost--benefits earned
  during the year                                   $ 169       81         83

Interest cost                                         580      474        453

Net amortization and deferral                           6      (56)        --

Net periodic postretirement benefit cost            $ 755      499        536


For measurement purposes, an 8.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for fiscal
1997; the rate was assumed to decrease gradually down to 5.5% for fiscal 2003 and remain at that level thereafter. The healthcare cost trend rate assumption has a significant effect on the amounts reported.
To illustrate, increasing the assumed health care cost trend rate one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $712,000 (9%) and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for fiscal 1996 by $52,400 (7%). The weighted average discount rates used in determining the accumulated postretirement benefit obligation were 7.50%, 7.25% and 8.50% as of December 31, 1996, 1995 and 1994, respectively.

17.

STOCK BENEFIT PLANS

At December 31, 1996, the Company had several stock-based compensation plans, which are described below. As allowed by SFAS No. 123, the Company has continued to apply APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Alternatively, had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value based method outlined in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


(In thousands, except per share data)       Years Ended December 31,     1996          1995


Net income:

  as reported                                                            $ 26,207      29,283

  pro-forma                                                                25,822      29,236

Primary earnings per share:

  as reported                                                                1.84        1.94

  pro-forma                                                                  1.81        1.93

Fully dilurted earnings per share:

  as reported                                                                1.83        1.93

  proforma                                                                   1.80        1.93


Under the 1992 Incentive Stock Option Plan as amended, the Company may grant up to 1,674,500 shares to senior officers. Under this plan, the exercise price of each option equals the market price of the Company stock on the date of grant. Options granted before December 18, 1995, become exercisable on a cumulative basis in equal installments at a rate of one-fifth per year commencing one year from the date of grant; however, all options become 100% exercisable in the event the employee's employment is terminated due to death, disability or in the event of a change in control of the Bank or the Company. Options granted on or after December 18, 1995, become exercisable on a cumulative basis in equal installments at a rate of one-third per year commencing one year from the date of grant. All options granted under the 1992 Incentive Stock Option Plan as amended give rise to a "limited right" with respect to the shares covered by the options. Limited rights granted are subject to certain terms and conditions and can be exercised only in the event of a change in control of the Company. Upon exercise of a limited right, the holder shall receive from the Company a cash payment equal to the difference between the exercise price of the option and the fair market value of the underlying shares of the Company's common stock. All options granted under the 1992 Incentive Stock Option Plan as amended, including limited rights, expire ten years following the date of grant.

Under the 1992 Directors' Option Plan, the Company granted to directors who were not officers or employees of the Company options to acquire 330,000 shares. Under this plan, the exercise price of each option equals the market price of the Company stock on the date of grant with limited rights. Options are exercisable by a director on a cumulative basis in equal installments at the rate of one-fifth per year commencing one year from the date of grant; however, all options become 100% exercisable in the event a director dies or becomes disabled or in the event of a change in control of the Bank or the Company. All options granted under this Directors' Option Plan, including limited rights which have characteristics similar to the rights granted under the 1992 Incentive Stock Option Plan as amended, expire upon the earlier of ten years following the date of grant or one year following the date the optionee's term as a director or a director emeritus expires.

Under the 1995 Directors' Option Plan, which superseded the 1992 Directors' Option Plan, the Company may grant up to 240,000 options to acquire shares to directors who are not officers or employees of the Company. Options are exercisable by a director on a cumulative basis in equal installments at a rate of one-third per year commencing one year from the date of grant. All other significant provisions of this plan are identical to those of the 1992 Directors' Option Plan.

In connection with the acquisition of Marble, the Company assumed liability for the Marble stock option plans (the "Marble Option Plan"). All options granted under the Marble Option Plan were converted to options to acquire 0.732 shares of ALBANK stock, based on the market price of the Company stock and cash consideration paid for the Marble common stock on the acquisition date. All options granted under these plans have an original maximum term of ten years from the date of grant and are fully vested. The Company recorded a liability of $1,867,000 for the estimated fair value of these options on the assumption date.

In regard to the disclosure required by SFAS No. 123, the fair value of each of the option grants in the years ended December 31, 1996 and 1995, was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yields of 1.91% and 1.92%; expected volatility of 25% and 25%; risk-free interest rates of 6.5% and 5.6%; and expected lives of 7.5 years for all plan options.

A summary of the status of the Company's fixed-stock option plans as of December 31, 1996, 1995 and 1994 is as follows:


Years Ended December 31,                                 1996                        1995                        1994


                                                         Weighted-                   Weighted-                   Weighted-
                                                         Average                     Average                     Average
                                                         Exercise                    Exercise                    Exercise
                                         Shares          Price         Shares        Price         Shares        Price

Outstanding at beginning of year           1,464,960     $ 10.7550     1,263,960     $  8.5791     1,290,600     $ 8.5740

Granted                                      192,000       31.1146       208,200       23.8809            --           --

Assumed in acquisition                       112,362        8.1784            --            --            --           --

Exercised                                    (53,349)       7.5708        (7,200)       8.3333       (26,640)      8.3333

Forfeited                                         --            --            --            --            --           --

Outstanding at end of year                 1,715,973     $ 12.9633     1,464,960     $ 10.7550     1,263,960     $ 8.5791

Options exercisable at year-end            1,113,893                     722,400                     468,120

Weighted-average fair value of
  options granted during the year        $ 2,077,000                   1,611,000

Weighted-average fair value of
  options assumed during the year        $ 1,867,000


The following table summarizes information about fixed-stock options outstanding at December 31, 1996:


                                                             Options Outstanding        Options Exercisable
                                                         Weighted-
                                                         Average       Weighted-                   Weighted-
                                                         Remaining     Average                     Average
                                         Number          Contractual   Exercise      Number        Exercise
Range of Exercise Prices                 Outstanding     Life          Price         Exercisable   Price


$ 6.6598 to $ 9.9999                     1,228,029       5.1 years     $  8.2705       983,949     $  8.2549

$10.0000 to $14.9999                        85,914       6.5 years       12.9388        63,114       12.6339

$15.0000 to $24.9999                       234,030       8.8 years       23.9184        66,830       23.9307

$25.0000 to $32.1250                       168,000       9.9 years       32.0179            --            --

$ 6.6598 to $32.1250                     1,715,973       6.1 years     $ 12.9633     1,113,893     $  9.4435


Incentive Savings and Employee Stock Ownership Plans

The Bank maintains an Incentive Savings Plan which is a tax-qualified defined contribution plan. All salaried employees of the Bank become eligible to participate in the plan after completing one year of service. The Incentive Savings Plan was amended effective April 1, 1992, to discontinue after-tax contributions and instead provide for pretax contributions pursuant to Section 401(k) of the Internal Revenue Code. The plan as amended requires a minimum age of 21 for participation.

In connection with the amendment of the Incentive Savings Plan, the Bank established an employee stock ownership plan ("ESOP"). The ESOP borrowed $12.4 million from the Holding Company and, along with $126,000 contributed by the Bank, purchased 8%, or 1,255,800 shares, of common stock issued in the Bank's conversion to stock form. The cost of the purchased shares is being amortized over a ten-year period. At December
31, 1996, the total unamortized cost of $6.3 million is reflected as a reduction of stockholders' equity. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the ESOP loan is repaid. The Bank's current intention is to repay the loan in substantially equal installments over a remaining term of five years. The Bank will make scheduled discretionary cash contributions as approved by the Board of Directors to the ESOP at least sufficient to fund the scheduled principal and interest payments on the debt of the ESOP. During 1996 and 1995, dividends on unallocated ESOP shares amounted to $427,000 and $417,000, respectively and were used to reduce the Company's compensation expense. The Company has elected to make payments on the loan obligation equal to the amount of these dividends;
such amounts will be used to reduce the regularly scheduled principal and interest payments due on the ESOP obligation. At December 31, 1996 and 1995, the loan had an outstanding balance of $6.3 million and $7.5 million, respectively, and respective interest rates of 8.00% and 8.25%, both of which were based on the prime lending rate less
0.25%. Interest paid by the Bank on the obligation of $596,000 and $742,000 for the years ended December 31, 1996 and 1995, respectively, was eliminated in consolidation. ESOP shares are allocated to contributing participants in the Bank's amended 401(k) plan in order to satisfy the Company's minimum matching obligation. The shares released from the ESOP in excess of the amount necessary to satisfy the minimum matching allocation of the 401(k) plan are allocated to eligible employees on the basis of compensation subject to Internal Revenue Code limitations. In connection with these plans, an expense of $780,000, $790,000 and $849,000 was recognized for the years ended December 31, 1996, 1995 and 1994, respectively.

Bank Recognition Plans and Trusts

In conjunction with the Bank's conversion, a Bank recognition plan ("BRP") was established to acquire, in the aggregate, 3% of the shares of common stock issued in the conversion to provide employees, officers, and directors of the Company with a proprietary interest in the Holding Company in a manner designed to encourage such persons to remain with the Company. The Bank's BRP trustee acquired a total of 470,925 shares of common stock in the conversion and an additional 6,183 shares during the first quarter of 1993. The BRP will vest on the anniversary of the date of award at a rate of one-fifth per year. The BRP becomes
100% vested in the event an employee, officer or director's employment is terminated due to death, disability or in the event of a change in control of the Bank or the Company.

The $4.8 million contributed to the BRP is being amortized to compensation expense as the Company's employees become vested in those shares. Amortized expense related to the BRP of $900,000, $907,000 and $916,000 was recognized for the years ended December 31, 1996, 1995 and 1994, respectively. The expense includes the pro-rata amount of shares earned but not yet vested. The Bank distributed 93,583, 80,010 and 83,442 shares of common stock pursuant to the BRP during the years ended
December 31, 1996, 1995 and 1994, respectively. The unamortized cost is reflected as a reduction of stockholders' equity.

18.

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires the Company to disclose estimated fair values for its financial instruments. SFAS No. 107 defines fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. SFAS No. 107 defines a financial instrument as cash, evidence of ownership interest in an entity, or a contract that imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with a second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no ready market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax asset and office premises and equipment.
In addition, tax ramifications related to the realization of the unrealized gains and losses on securities available for sale, which can have a significant effect on fair value estimates, have not been considered in the estimates of fair value under SFAS No. 107.

In addition there are significant intangible assets that SFAS No.
107 does not recognize, such as the value of "core deposits," the Bank's branch network and other items generally referred to as "goodwill".

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments:


(In thousands)     December 31,                         1996                         1995
                                        Carrying        Estimated      Carrying      Estimated
                                        Amount          Fair Value     Amount        Fair Value


Cash and cash equivalents               $    68,883        68,883        105,002       105,002

Securities available for sale               617,943       617,943        656,784       656,784

Investment securities                       109,607       111,091        153,740       155,862

Stock in Federal Home Loan Bank              16,913        16,913         15,750        15,750

Accrued interest receivable                  27,092        27,092         26,351        26,351


Loans receivable                          2,560,825     2,602,160      1,944,990     1,963,541

Allowance for loan losses                   (24,114)           --        (15,949)           --

Net discounts, premiums and deferred
  loan fees and costs                         5,539            --          1,611            --

Loans receivable, net                     2,542,250     2,602,160      1,930,652     1,963,541

Demand deposits                             121,145       121,145         74,338        74,338

Passbook, statement, NOW and
  super NOW accounts                      1,047,538     1,047,538      1,018,036     1,018,036

Money market accounts                       260,521       260,521        157,056       157,056

Certificates of deposit                   1,583,925     1,589,489      1,308,858     1,317,599

Escrow accounts                              26,603        26,603         34,928        34,928

Short-term borrowed funds and
  repurchase agreements                      42,346        42,346          1,290         1,290

Long-term debt                               30,061        29,958             --            --


Financial Instruments with Carrying Amount Equal to Fair Value

The carrying amount of cash and due from banks, federal funds sold and securities purchased under agreement to resell (collectively defined as "cash and cash equivalents"), accrued interest receivable and stock in the Federal Home Loan Bank is considered to be equal to fair value as a result of their short-term nature or limited marketability.

Securities Available for Sale and Investment Securities

The fair value of securities available for sale and investment securities is estimated based on bid prices published in financial newspapers and bid quotations received from either quotation services or securities dealers.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as one- to four-family, commercial real estate, consumer and commercial loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity, adjusted for estimated prepayments.

The fair value estimate for credit card loans is based on the value of existing loans at December 31, 1996 and 1995. This estimate does not include the value of estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

Fair value for nonperforming loans is based on recent external appraisals and discounting of cash flows. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Deposits, Escrow Accounts, Short-Term Borrowed Funds and Repurchase Agreements, and Long-Term Debt

Under SFAS No. 107, the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, passbook, statement, NOW and super NOW accounts, money market accounts and escrow accounts, is estimated to be the amount payable on demand as of December 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. As per SFAS No. 107, the fair value estimates of deposit liabilities in the foregoing table do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the debt market.

The fair value of short-term borrowed funds and repurchase agreements for 1996 and 1995 is considered to be equal to the carrying amount due to their short-term nature. The fair value of long-term debt for 1996 and 1995 is estimated using the present value of the anticipated cash flows related to the debt considering the remaining maturity and yield.

Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. Fees such as these are not a major part of the Bank's business. Based on an analysis of the foregoing factors, the fair value of these items is deemed insignificant at December 31, 1996 and 1995.

19.

COMMITMENTS AND CONTINGENT LIABILITIES

(A) Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit

The Bank enters into financial agreements in the normal course of business that have off-balance sheet risk. These agreements include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated statements of financial condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and standby letters of credit is represented by a contractual amount. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Contract amounts of financial instruments that represent credit risk are as follows:


(In thousands)               December 31,           1996          1995


Mortgage loans                                      $  30,757      19,404

Commercial real estate loans                            9,726       5,320

Construction loans                                     12,247       6,722

Credit cards                                           42,002      43,942

Commercial loans                                       98,115      74,972

Student loans                                           6,322       6,063

Overdraft loans                                        17,883      13,808

                                                      217,052     170,231

Standby letters of credit                               1,599         230

Total                                               $ 218,651     170,461


The range of interest rates on fixed rate commitments was 7.13% to 18.00% at December 31, 1996, and 7.00% to 18.00% at December 31, 1995.
The Bank offers a variety of adjustable rate mortgage ("ARM") products on one- to four-family residential dwellings. Generally, the principal one-year ARM offered by the Bank has a 2.00% annual interest rate adjustment cap, and uses the weekly average from the one-year Treasury Constant Maturity Index, plus a margin of 3.00%, as an index for rate adjustments. The lifetime rate ceilings for one-year ARM originations generally are 6.00% over the initial first year rate. Another one-year product offered by the Bank is an ARM that is convertible to a fixed rate loan between the 13th and 60th months. Three-, five- and seven-year ARMs are also available; such loans have a 3.00% periodic adjustment cap at the first adjustment date and a 2.00% cap in all subsequent years. The Bank does not originate loans which provide for negative amortization. Loan terms vary from 5 to 30 years.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral, if any, required by the Bank upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.
Those guarantees are primarily issued to support borrowing arrangements.
The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Bank grants residential, consumer and commercial loans to customers principally throughout much of upstate New York State and Vermont, and in a part of western Massachusetts. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate and construction related sectors of the local/regional economy.

(B) Leases

The Bank leases several branch office facilities and equipment used in its operations which are accounted for as operating leases. These leases expire (excluding renewal options) in periods ranging from 1 to 9 years. The Bank also occupies its main office building under a lease agreement which is accounted for as a "capital lease" for financial reporting purposes. Minimum rental commitments under operating and capital leases are as follows:


(In thousands)                    Operating Leases     Capital Leases


1997                              $ 2,311                415

1998                                1,502                415

1999                                1,052                415

2000                                  761                415

2001                                  616                415

Thereafter                          2,483              6,656

Total minimum lease payments        8,725              8,731

Imputed interest at 6.76%            n.a.              4,085

Present value of minimum
  lease payments                  $  n.a.              4,646


Rent expense aggregated $2,544,000, $2,082,000 and $1,873,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

(C) Litigation

There are legal proceedings against the Company arising in the ordinary course of business. Although it is not possible to determine the ultimate outcome of the Company's legal proceedings, management believes that the outstanding litigation will not result in material losses to the Company upon resolution.

20.

CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of financial condition as of December 31, 1996 and 1995, and condensed statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996, for ALBANK Financial Corporation (parent company only) should be read in conjunction with the consolidated financial statements and accompanying notes.


Statements of Financial Condition


(In thousands)               December 31,     1996              1995


Assets

Cash and cash equivalents                     $  13,813           1,581

Securities available for sale                     9,453          16,137

Loans receivable                                 12,994          14,752

Equity in net assets of subsidiary              284,813         290,890

Intercompany accounts receivable                  3,037           2,073

Other assets                                        180             129

                                              $ 324,290         325,562

Liabilities

Accrued income taxes payable                  $   1,031             571

Other liabilities                                 4,134           1,809

Total liabilities                                 5,165           2,380

Stockholders' Equity

Preferred stock                                      --              --

Common stock                                        157             157

Additional paid-in capital                      180,670         151,969

Retained earnings                               214,283         258,631

Treasury stock                                  (71,235)        (82,381)

Unrealized gain on securities
  available for sale, net of tax                  1,781           3,528

Common stock acquired by ESOP                    (6,279)         (7,535)

Common stock acquired by BRP                       (252)         (1,187)

Total stockholders' equity                      319,125         323,182

                                              $ 324,290         325,562



Statements of Earnings


(In thousands)     Years Ended December 31,     1996               1995             1994


Interest income                                 $  1,984             2,091           2,742

Interest expense                                      63               215             435

Net interest income                                1,921             1,876           2,307

Noninterest income                                     2               157              16

Noninterest expense                                  967               782             951

Income before income taxes and
  equity in earnings of subsidiary                   956             1,251           1,372

Income tax expense                                   256               459             577

Income before equity in earnings
  of subsidiary                                      700               792             795

Equity in earnings of subsidiary                  25,507            28,491          27,777

Net income                                      $ 26,207            29,283          28,572



Statements of Cash Flows


 (In thousands)     Years Ended December 31,    1996               1995             1994


Increase (Decrease) in Cash
  and Cash Equivalents

Cash Flows from Operating Activities

Net income                                      $  26,207           29,283           28,572

Reconciliation of net income to net
  cash provided (used) by
  operating activities:

Equity in earnings of subsidiary                  (25,507)         (28,491)         (27,777)

Net amortization of premiums and accretion
  of discounts on securities                           32              106              316

Net decrease (increase) in other assets               (51)              61               14

Net increase in intercompany
  accounts receivable                                (964)             (47)          (1,791)

Net increase in accrued income
  taxes payable                                       103                5              110

Net increase (decrease) in other liabilities        2,372             (128)            (740)

Net cash provided (used) by
  operating activities                              2,192              789           (1,296)

Cash Flows from Investing Activities

Net decrease (increase) in loans receivable         1,758           (1,359)          (3,347)

Proceeds from the sale of securities
  available for sale                                   --               --            5,015

Proceeds from the maturity of
  investment securities                                --            7,500           10,000

Proceeds from the maturity of securities
  available for sale                               10,000               --               --

Purchase of securities available for sale          (2,065)          (3,205)          (1,182)

Net cash provided by investing activities           9,693            2,936           10,486

Cash Flows from Financing Activities

Net increase (decrease) in repurchase
  agreements                                           --          (11,800)           9,300

Dividends received                                 32,000           28,000           17,500

Dividends paid                                     (6,210)          (5,565)          (3,884)

Purchase of treasury stock                        (25,847)         (24,233)         (22,072)

Cash proceeds from the exercise
  of stock options                                    404               60              222

Net cash provided (used) by
  financing activities                                347          (13,538)           1,066

Net increase (decrease) in cash and
  cash equivalents                                 12,232           (9,813)          10,256

Cash and cash equivalents at
  beginning of year                                 1,581           11,394            1,138

Cash and cash equivalents at end of year        $  13,813            1,581           11,394

Supplemental Disclosures of Cash
  Flow Information

Net unrealized gain on securities
  available for sale, net of tax                 $    824              677              125

Transfer of investment securities to
  securities available for sale                        --               --           23,196

Tax benefits related to stock
  options exercised                                   100               40              117


21.

REGULATORY CAPITAL REQUIREMENTS

Office of Thrift Supervision ("OTS") capital regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1996, the Bank was required to maintain a minimum ratio of tangible capital to tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk-weighted assets of 8.0%, of which 4.0% must be core (Tier 1) capital.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a core (Tier 1) capital ratio of at least
5.0% (based on adjusted total assets); a core (Tier 1) risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

Management believes that, as of December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 1996, compared to the OTS minimum bank capital adequacy requirements and the OTS requirements for classification as a well-capitalized institution. Although the OTS capital regulations apply at the Bank level only, the Company's consolidated capital amounts and ratios are also presented. The OTS does not have a holding company capital requirement.


                                                               OTS Bank Capital Requirements
                                                               Minimum              For Classification
                                                               Capital Adequacy     as Well Capitalized

(Dollars in thousands)            Amount         Ratio         Ratio                Ratio


Tangible capital:

  Bank only                       $ 241,150      7.00%         1.50%                 5.00%

  Consolidated                      273,835      7.92

Core (Tier 1) capital:

  Bank only                         241,150      7.00          3.00                  5.00

  Consolidated                      273,835      7.92

Risk-based capital:

  Core (Tier 1):

    Bank only                       241,150     10.80          4.00                  6.00

   Consolidated                     273,835     12.24

  Total:

    Bank only                       265,094     11.88          8.00                 10.00

    Consolidated                    290,971     13.00


Directors and Officers

BOARD OF DIRECTORS

Herbert G. Chorbajian
Chairman of the Board, President and Chief Executive Officer


William J. Barr
Retired Senior Vice President and Controller, ALBANK, FSB


Henry M. Elliot, Jr.
Retired Agency Manager, Equitable Life Assurance Society of the United States


John E. Maloy, Sr.
President, J.H. Maloy, Inc.


Susan J. Stabile, Esq.
Associate Professor of Law, St. John's University School of Law


Anthony P. Tartaglia, M.D.
Professor of Medicine, Albany Medical College


John G. Underhill
Retired President, Sager Spuck Supply Company, Inc.


Karen R. Hitchcock, Ph.D.
President, University at Albany, State University of New York


Francis L. McKone
President and Chief Executive Officer, Albany International Corp.


OFFICERS

Herbert G. Chorbajian
Chairman of the Board, President and Chief Executive Officer


Clifford M. Apgar
Executive Vice President--Senior Credit Officer


Barry G. Blenis
Executive Vice President--Operations and Strategic Planning


Richard J. Heller
Executive Vice President and Chief Financial Officer


Freling H. Smith, Esq.
Senior Vice President, Secretary and General Counsel


Frank J. Vaselewski
Senior Vice President--Retail Banking


Margaret F. Ludington
Senior Vice President--Human Resources


Robert L. Meyer
Senior Vice President--Retail Lending


Joseph P. Richardson
Senior Vice President--Commercial Lending


Margaret J. Welch
Senior Vice President--Branch Administration


Robert J. Gould
Vice President and Controller


Mary Jean Laraway
Vice President--Corporate Services


Edward C. Tremblay
Vice President and Auditor