Form 10-K, Exhibit 13
period 1997-12-31
ALBANK FINANCIAL CORP
filed 1998-03-31
CIK 882293

ALBANK
Financial Corporation
LOGO
Summary Annual Report 1997
This year, in an attempt to make our Annual Report easier to read, we are presenting it in two segments. This "Summary Annual Report" contains what we believe is a concise overview of 1997 results and our five-year history. My message to shareholders is also included. More detailed financial information is included in the "Annual Report Supplement", including full consolidated financial statements and footnotes as well as management's discussion and analysis. Any comments you may have on this year's Annual Report format are welcome.

/s/ Herbert G. Chorbajian

Herbert G. Chorbajian
Chairman of the Board,
President and Chief Executive Officer

ALBANK Financial Corporation is the holding company for ALBANK, FSB, a federally chartered savings bank founded in 1820, and ALBANK Commercial, a New York State chartered commercial bank formed in 1997. With headquarters in Albany, New York's capital city, the Banks and a brokerage and insurance subsidiary, Alvest Financial Services, Inc., offer a wide range of financial products and services through a branch network of 109 offices in upstate New York, western Massachusetts and Vermont.

Contents

 1 Financial Highlights

 2 Five-Year Selected Financial Data

 4 Letter to Shareholders

10 Statement of Management's Responsibility

11 Independent Auditors' Report

12 Consolidated Statements of Earnings

13 Consolidated Statements of Financial Condition

14 Consolidated Statements of Changes in Stockholders' Equity

15 Consolidated Statements of Cash Flows

16 Directors and Officers

IBC Corporate Information

Financial Highlights
(Dollars in thousands, except per share data)
                                                December 31,             1997            1996
For the Year Ended   Net income                                          $   43,424         26,207
                     Net interest income                                    136,746        125,641
                     Basic earnings per share                                  3.41           1.99
                     Diluted earnings per share                                3.17           1.87
                     Core net income <F1>                                    37,139         32,584
                     Basic earnings per share
                      based on core net income <F1>                            2.91           2.48
                     Diluted earnings per share
                      based on core net income <F1>                            2.71           2.32

At Year End          Total assets                                        $4,083,097      3,506,136
                     Loans receivable                                     2,856,049      2,559,649
                     Deposits                                             3,483,791      3,013,129
                     Stockholders' equity                                   359,613        319,125
                     Book value per share                                     27.86          24.72
                     Tangible book value per share                            21.64          21.35
Significant
Ratios               Return on average stockholders' equity ("ROE")           13.03%          8.20%
for the Year         Return on average assets ("ROA")                          1.19           0.77
                     ROE based on core net income <F1>                        11.14          10.20
                     ROA based on core net income <F1>                         1.02           0.96
                     Net interest spread                                       3.51           3.52
                     Net interest margin                                       3.96           3.91
                     Stockholders' equity to total assets (at year end)        8.81           9.10
                     Efficiency ratio <F2>                                    50.78          54.32
Asset Quality
Ratios               Nonperforming loans to loans receivable                   1.11%          1.16%
at Year End          Nonperforming assets to total assets                      0.88           0.96
                     Allowance for loan losses to:
                        Loans receivable                                       1.02           0.94
                        Nonperforming loans                                   91.52          80.88

<F1> Core net income for 1997 excludes a tax benefit that resulted from a corporate realignment and the after-tax effect of a partial recovery of a 1995 investment write-off. Core net income for 1996 excludes the after-tax effect of a special assessment to recapitalize the Savings Association Insurance Fund ("SAIF").
<F2> The efficiency ratio is calculated by dividing core noninterest expense by net interest income plus core noninterest income. In addition to noncore items, noninterest expense excludes capital securities expense, goodwill amortization and foreclosure related costs, while noninterest income excludes securities gains/losses and foreclosure related income.

Five-Year Selected Financial Data
(Dollars in thousands, except per share data)
                                December 31,        1997            1996           1995           1994          1993
Selected Financial Condition Data at Year End

Total assets                                        $4,083,097      3,506,136      2,970,170      2,963,843     2,773,223
Loans receivable                                     2,856,049      2,559,649      1,939,384      1,783,797     1,540,464
Securities available for sale                          768,517        617,943        656,784        167,024        51,256
Investment securities                                   94,971        116,322        160,957        805,850       962,204
Deposits                                             3,483,791      3,013,129      2,558,288      2,541,962     2,381,714
Borrowed funds                                          88,808         72,407          1,290         15,300         4,200
Total stockholders' equity                             359,613        319,125        323,182        316,789       313,283

Selected Operating Data for the Year
Interest income                                     $  269,176        248,526        212,502        186,804       183,986
Interest expense                                       132,430        122,885        104,015         82,092        86,416

Net interest income                                    136,746        125,641        108,487        104,712        97,570
Provision for loan losses                                7,200          5,775          4,500          4,500         4,200
Net interest income after provision for loan losses    129,546        119,866        103,987        100,212        93,370
Net security transactions                                  476              8         (1,198)            14           130
Other noninterest income                                13,790         12,146         10,646         10,077         9,905
Noninterest expense                                     84,390         90,303         65,804         61,833        59,718

Income before income taxes and cumulative
  net effect of changes in accounting principles        59,422         41,717         47,631         48,470        43,687
Income tax expense                                      15,998         15,510         18,348         19,898        18,289

Income before cumulative net effect
  of changes in accounting principles                   43,424         26,207         29,283         28,572        25,398
Cumulative net effect of
  changes in accounting principles                          --             --             --             --            37

Net income                                          $   43,424         26,207         29,283         28,572        25,435
Earnings per share:
   Basic                                                  3.41           1.99           2.08           1.90          1.55
   Diluted                                                3.17           1.87           1.96           1.79          1.47

Other Selected Financial Data

Book value per share                                $    27.86          24.72          23.37          21.27         19.48
Tangible book value per share                            21.64          21.35          22.05          19.98         19.15
Loan originations                                      682,208        638,423        459,198        556,785       407,125
Return on average stockholders' equity ("ROE")           13.03%          8.20%          9.09%          9.11%         8.23%
Return on average assets ("ROA")                          1.19           0.77           0.99           1.02          0.92
Stockholders' equity to total assets                      8.81           9.10          10.88          10.69         11.30
Net interest spread                                       3.51           3.52           3.40           3.49          3.28
Net interest margin                                       3.96           3.91           3.84           3.87          3.69
Efficiency ratio                                         50.78          54.32          52.91          51.99         53.97
Nonperforming loans to loans receivable                   1.11           1.16           1.19           1.14          1.49
Nonperforming assets to total assets                      0.88           0.96           0.91           0.81          0.99
Allowance for loan losses to:
  Loans receivable                                        1.02           0.94           0.82           0.87          0.84
  Nonperforming loans                                    91.52          80.88          68.88          76.39         56.67
Core net income <F1>                                $   37,139         32,584         30,013         28,572        25,435
Earnings per share based on core net income: <F1>
   Basic                                                  2.91           2.48           2.14           1.90          1.55
   Diluted                                                2.71           2.32           2.01           1.79          1.47
ROE based on core net income <F1>                        11.14%         10.20%          9.32%          9.11%         8.23%
ROA based on core net income <F1>                         1.02           0.96           1.01           1.02          0.92
Noninterest expense to average assets <F2>                2.24           2.36           2.22           2.20          2.17
Noninterest expense less other noninterest
  income to average assets <F2>                           1.86           2.00           1.86           1.84          1.81

<F1> Core net income excludes for 1997, a $6.0 million tax benefit that resulted from a corporate realignment and the after-tax recovery of $0.3 million related to the 1995 Nationar write-off; for 1996, the after-tax effect of the $6.4 million special assessment to recapitalize the SAIF; and, for 1995, the after-tax effect of a $0.7 million write-off of the capital investment in Nationar.
<F2> Noninterest expense excludes the 1997 capital securities expense of $2.7 million and the 1996 pretax SAIF special assessment of $10.4 million.

An investment in ALBANK stock at inception on April 1, 1992, has grown 517%. /line graph of ALBANK prices vs. S&P 500/
ALBANK
April 1, 1992 $8.33
December 31, 1997 $51.44
S&P 500 Composite Index (excluding reinvestment of dividends)

Results

To Our Shareholders

Last year was the fifth consecutive year in which ALBANK Financial achieved record core earnings. It was a busy and rewarding year on nearly all fronts. We turned in an outstanding financial performance while maintaining asset quality. At the same time, we completed the purchase of 35 branch offices from KeyBank which brought our assets over the $4 billion mark; we opened 3 new branches and improved the location of another office through a short distance relocation; we provided our customers with a new debit card and new cash management services; and we continued to build and strengthen our human and technical resources. The market appears to have recognized our accomplishments. As the chart on the preceding page shows, ALBANK's share price has risen steadily since April 1992, reaching a closing high of $51.44 at the end of 1997 -- that is an increase of 517% or almost 3.7x the increase in the S&P 500 Index over the same time period. Looking at the price rise from another perspective, an initial investment in the shares of ALBANK, including the reinvestment of dividends, has provided an annualized total return of 39% compared with 19% for the S&P 500 Index through year-end 1997.

Core Net Income
(In millions)
1993 $25.4
1994 $28.6
1995 $30.0
1996 $32.6
1997 $37.1

Financial Summary

Our Company's 1997 diluted earnings per share based on core net income rose 17% to an all-time high of $2.71 compared with $2.32 that we earned in 1996. Basic earnings per share from core net income were $2.91 and $2.48 for 1997 and 1996, respectively. Core net income for 1997 was $37.1 million, up 14% from the $32.6 million earned in 1996. Core net income for 1997 excludes a tax benefit of approximately $6.0 million, or $0.44 per diluted share, that resulted from a corporate realignment completed in the fourth quarter and the after-tax recovery of $0.3 million, or $0.02 per diluted share, related to our 1995 Nationar investment write-off. Core net income in 1996 excludes ALBANK's share of the one-time Savings Association Insurance Fund ("SAIF") special assessment that the Federal Deposit Insurance Corporation levied against all SAIF-insured institutions. The 1996 SAIF charge amounted to $6.4 million after tax, or $0.45 per diluted share ($10.4 million pretax). Diluted earnings per share and net income including these items were $3.17 and $43.4 million, respectively, in 1997, and $1.87 and $26.2 million, respectively, in 1996. Basic earnings per share were $3.41 in 1997 compared with $1.99 in 1996.

The earnings per share stated in the preceding paragraph, as well as through out this Annual Report, conform to a new Financial Accounting Standard which became effective last December. The calculation of diluted earnings per share takes into account the weighted-average number of common shares outstanding plus the increase in shares that would result from the exercise of all in-the-money common stock options. The calculation of basic earnings per share takes into account only the actual weighted-average number of common shares outstanding.

Return on average shareholders' equity in 1997 based on core net income was 11.14% compared with 10.20% in 1996; core return on average assets for the year was 1.02% compared with 0.96% in 1996. Book value per share at December 31, 1997, was $27.86, up from $24.72 a year ago, an increase of 13%. Shareholders' equity was $359.6 million at year end versus $319.1 million at year-end 1996. Equity as a percentage of total assets at year end was 8.81% compared with 9.10% at December 31, 1996.

In 1996, we introduced a new measure of financial performance when we began reporting cash earnings. This concept is receiving increasing attention from financial analysts and institutional investors. Cash net income, which in our case is core net income plus amortization of goodwill and costs associated with certain stock-related employee benefit plans, also reached a new high last year. Earnings per diluted share based on cash net income in 1997 rose 15% to a record $3.10, up from the $2.69 that we earned in 1996; cash net income rose 12% to $42.5 million from $37.9 million in 1996. The return on tangible equity based on cash net income was 14.87%, up from 13.49% in 1996; cash return on average tangible assets in 1997 was 1.18% compared with 1.13% the prior year.

At December 31, 1997, nonperforming assets totaled $35.8 million, or 0.88% of total assets; comparable figures for 1996 were $33.8 million and 0.96%. Nonperforming loans amounted to $31.8 million, or 1.11% of loans receivable; the 1996 figure was $29.8 million, or 1.16% of loans receivable. At year end, loan loss reserves were equal to 92% of nonperforming loans, up from 81% at December 31, 1996.

Diluted Core Earnings Per Share
1993 $1.47
1994 $1.79
1995 $2.01
1996 $2.32
1997 $2.71

Return on Equity
Based on Core Net Income
1993 8.23%
1994 9.11%
1995 9.32%
1996 10.20%
1997 11.14%

Expansion

Growth -- Internal and External

/picture of New York, Massachusetts, and Vermont with counties in which ALBANK has branches/

The ALBANK market: in upstate New York, 27 counties from Rockland in the south to the Canadian border and west from the Capital District to Syracuse and Binghamton; in western Massachusetts, 2 counties encompassing the greater Springfield area; in Vermont, 5 counties stretching from Rutland to Burlington and east to the New Hampshire border.

During the past year, the number of ALBANK branch offices increased from 71 to
109. All of this growth was in New York State with the largest share coming from the KeyBank purchase, which we completed in November. In order to retain the public funds that were on deposit in the KeyBank offices, we formed a state-chartered commercial bank, ALBANK Commercial, which purchased and now operates these offices. With the formation of ALBANK Commercial, we took an important step toward becoming more bank-like. The 35 offices with $541 million in deposits bolstered ALBANK's presence in the northern part of the State as well as the greater Hudson Valley, and gave us a new four-county market presence centered in Binghamton. In January of this year, we further strengthened our Hudson Valley franchise when we purchased two branch offices from First Union National Bank. We expect to acquire a third office from First Union later this year. Together, the three offices have approximately $33 million in deposits.

We believe that there is a good likelihood that there will be additional opportunities within our market for acquisitions of other financial institutions as well as for branch purchases. The KeyBank branch purchase was our sixth and largest acquisition since 1992. Such external growth in or adjacent to our existing markets remains an essential element in our longer-term strategy. We do have, however, one concern: competition in the acquisition arena is fierce, and prices could be driven to what we would consider prohibitively high levels.

Internally during the past year, we opened corporate headquarters for ALBANK Commercial in downtown Albany, while ALBANK,FSB opened a new full-service supermarket branch and a new traditional freestanding branch, both in the Capital District. While we continue to believe acquisitions offer us the best avenue for growth, we will continue to selectively consider de novo branching opportunities.

We also had good
internal growth on the asset side of the balance sheet. Despite keen competition for quality credits from banks and nonbanks, loan originations and purchases in 1997 rose to $682 million, up 7% from $638 million in 1996. The record level of new bookings propelled the total loan portfolio to nearly $2.9 billion at year end, up 12% from year-end 1996. We are committed to becoming more bank-like, to move beyond the traditional thrift balance sheet with its reliance on residential mortgage loans to an improved mix of assets and liabilities -- a balance sheet that includes public funds, more lower-cost core deposits and heavier asset concentrations in consumer and commercial credits. Consumer loans, including home equity loans, and commercial loans at year end totaled $695 million and made up 24% of total loans.

While reporting on our lending activity, it is appropriate to mention the status of our consent decree which we entered into last August with the U.S. Justice Department. The Justice Department had alleged that ALBANK's out-of-market mortgage loan purchasing policies violated fair lending laws. We maintained, and still do, that the policies did not violate any law, but we decided to avoid what certainly would have been a distracting and expensive legal confrontation. In the consent decree, ALBANK agreed to make $55 million in discounted mortgage loans and to provide financial support for homebuyer education programs in designated neighborhoods located in seven Connecticut cities and southern Westchester County in New York. We are pleased with the progress we have made so far in implementing the provisions of the decree and will continue to discharge our obligations thereunder. ALBANK has always recognized the challenges and demands of assuring fair lending and Community Reinvestment Act compliance. We expect to devote substantive attention to maintaining high standards in this regard and to addressing related regulatory concerns.

Under the heading of internal growth, it is also appropriate to comment on new and enhanced product offerings. Last year we introduced a new debit card which enables our bank customers direct access at the point of sale to their checking accounts. Our commercial customers now enjoy improved cash management services. Using their office PC, they can track and transfer funds easier and faster, and take advantage of features like a zero balance account, access to ACH facilities and on-line account reconciliation. New product-support development has given us upgraded loan origination and tracking software, which, among other features, generates loan documentation at the branch office level, greatly improving our loan turnaround time. Finally, speaking of technology driven product development, I would like to invite you to visit ALBANK's new website which is currently under development at www.albank.com.

In 1992, its first year as a publicly owned company, ALBANK had a branch network of 38 offices in upstate New York. Today, after five transactions involving the purchase of banking offices from other financial institutions, one bank acquisition and de novo branching, the ALBANK network includes 109 offices in three states.

/picture of two banks/

38 offices in 1992.

109 offices in 1997

Capital Management

We have continued to employ three principal capital management tools: stock repurchases, regular quarterly dividends and leveraged acquisitions. Since 1992, we have invested $113.8 million in acquiring 5.3 million shares of ALBANK common stock. While we were not as active repurchasing our stock last year as in previous years, repurchases remain a viable option which we will continue to consider on a regular basis going forward. We did increase the quarterly dividend last October, our fourth increase of 20% or more in the regular cash distribution since we began paying a dividend in 1994. All of the acquisitions we have completed since 1992 were fully leveraged. That is, we paid cash for them and did not issue any new equity to finance the transactions.

Outlook

The Directors' Table

Henry M. Elliot, Jr., who retired from our Board of Directors in January 1998, was an ALBANK Director for 21 years. He was a former District and Agency Manager for the Equitable Life Assurance Society where he had achieved outstanding success in building and managing agencies that were consistently top producers. His background and experience were a great help to the Bank as it began to offer new financial products and services.

The Board also elected a new Director in 1997. John J. Nigro is the President of Nigro Companies, an Albany-based real estate development and management concern. Nigro Companies is a specialist in commercial real estate development, primarily in upstate New York. Mr. Nigro brings to our Board a wealth of business insight and a strong community presence.

Stockholders' Equity (In millions, at year end)
1993 $313
1994 $317
1995 $323
1996 $319
1997 $360

/picture of Herbert G. Chorbajian/

Future Outlook

Sometime ago we
started reviewing our computer information systems in anticipation of the arrival of the year 2000. Much has been written about the potential chaos that could occur if a computer program failed to process properly a date that included the year "00". Obviously, data processing in the financial industry is heavily dependent on dates, and the regulatory authorities have mandated procedures to insure that banks thoroughly examine all their critical software. Our 1996-97 information systems and technology investment, which included the purchase of new hardware and software, has put us in a good position to meet these requirements. The review and analysis, however, will still take a substantial amount of time and effort from our staff and information managers. In addition, we have designated a special senior management team with the responsibility to monitor our progress. We will complete this task well in advance of the year 2000.

Nineteen ninety-eight will
no doubt confront us with new and different challenges as we pursue our efforts to build our company and bring added value to your investment in ALBANK Financial. Even before the year began, we were confronted with two interconnected issues, albeit ones we have encountered before. During the fourth quarter of 1997, the relatively stable interest rate environment that we had enjoyed for the past two and a half years began to change. Rates, led by long-term rates, began to decline. The 30-year Treasury bond eventually reached a historic low in January of this year. This has led to a flattened yield curve reflecting a much narrower spread between short- and long-term rates. The combined effect of lower rates and a flatter yield curve could result in increased refinancing in the Bank's mortgage loan portfolio. If this does happen, our interest margin will come under some pressure. Lower rates and a leveling yield curve could also make internal asset growth more difficult. These are, however, challenges that we have successfully met in the past, and I am confident we will do so again. Improving our asset/liability mix by continuing to become more bank-like, successfully managing our interest spreads by reducing pricing on the liability side of the balance sheet to counterbalance potentially lower asset yields, building noninterest income and continued noninterest expense control are the keys to achieving another winning year.

/s/ Herbert G. Chorbajian

Herbert G. Chorbajian
Chairman of the Board,
President and Chief Executive Officer

February 11, 1998

Net Interest Margin

1993 3.69%
1994 3.87%
1995 3.84%
1996 3.91%
1997 3.96%

Return on Assets
Based on Core Net Income

1993 0.92%
1994 1.02%
1995 1.01%
1996 0.96%
1997 1.02%

Statement of Management's Responsibility

ALBANK Financial Corporation
10 North Pearl Street
Albany, NY 12207-2774

To Our Stockholders:

The consolidated financial statements and the related financial information in this 1997 Summary Annual Report and the 1997 Annual Report Supplement were prepared by the management of ALBANK Financial Corporation in accordance with generally accepted accounting principles and, where appropriate, reflect management's best estimates and judgment. Management is responsible for the integrity, objectivity, consistency and fair presentation of such consolidated financial statements and financial information.

In order to fulfill its
responsibility, management relies in part on a system of internal accounting control which has been designed to safeguard the Company's assets from material loss or misuse and to ensure that transactions are properly authorized and recorded in its financial records. An internal auditing program monitors compliance with established procedures and controls to provide assurance that the system of internal accounting control is functioning in a proper manner. There are limits inherent in all systems of internal control based on the recognition that the cost of such systems should not exceed the benefits to be derived. Management believes the Company's system of internal accounting control provides reasonable assurance that its assets are safeguarded and that its financial records are reliable.

The consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent public accountants. Their appointment was ratified by the stockholders of ALBANK Financial Corporation. Their examination provides an objective assessment of the degree to which the Company's management has met its responsibility for financial reporting. The opinion of the independent public accountants on the consolidated financial statements is based on auditing procedures which include reviewing the internal control structure to determine the timing and scope of audit procedures and performing selected tests of transactions and records as they deem appropriate. Their auditing procedures are designed to provide a reasonable level of assurance that the consolidated financial statements are fairly presented in all material respects.

The Company's internal auditor and independent auditors have direct access to the Audit Committee of the Board of Directors. This Committee, which is composed entirely of outside directors, meets periodically with management, the internal auditor and the independent auditors to gain assurance that the financial accounting and audit process are properly conducted.

/s/ Herbert G. Chorbajian

Herbert G. Chorbajian
Chairman of the Board, President and Chief Executive Officer

/s/ Richard J. Heller

Richard J. Heller
Executive Vice President and Chief Financial Officer

Independent Auditors' Report

KPMG Peat Marwick LLP
Certified Public Accountants
515 Broadway
Albany, NY 12207

To the Board of Directors and Stockholders
ALBANK Financial Corporation and Subsidiaries:

We have audited, in accordance with generally accepted auditing standards, the consolidated statements of financial condition of ALBANK Financial Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 (not presented herein), and in our report dated January 30, 1998, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying consolidated condensed financial statements in the Summary Annual Report is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ KPMG Peat Marwick LLP

February 11, 1998

Consolidated  Statements of Earnings

(In thousands, except per share data)
Years Ended December 31,                               1997                  1996          1995
Interest Income

Mortgage loans                                         $173,296              155,914       125,228
Other loans                                              45,051               38,194        28,571
Securities available for sale                            41,943               41,676        11,098
Investment securities                                     6,767                8,959        43,520
Federal funds sold                                          137                  508           918
Securities purchased under agreement to resell              656                2,225         1,888
Stock in Federal Home Loan Bank                           1,326                1,050         1,279

Total interest income                                   269,176              248,526       212,502


Interest Expense

Deposits and escrow accounts                            125,526              120,006       103,810
Short-term borrowed funds and repurchase agreements       5,771                1,338           125
Long-term debt                                            1,133                1,541            80

Total interest expense                                  132,430              122,885       104,015

Net interest income                                     136,746              125,641       108,487
Provision for loan losses                                 7,200                5,775         4,500

Net interest income after provision for loan losses     129,546              119,866       103,987


Noninterest Income

Service charges on deposit accounts                       7,130                5,556         5,046
Net security transactions                                   476                    8        (1,198)
Brokerage and insurance commissions                       2,108                2,049         1,621
Other                                                     4,552                4,541         3,979

Total noninterest income                                 14,266               12,154         9,448


Noninterest Expense

Compensation and employee benefits                       41,368               38,455        31,817
Occupancy, net                                           10,055                9,186         8,260
Furniture, fixtures and equipment                         6,651                5,270         4,036
Federal deposit insurance premiums                        1,412                4,331         5,152
Federal deposit insurance special SAIF assessment            --               10,397            --
Professional, legal and other fees                        2,976                3,242         2,512
Telephone, postage and printing                           4,694                4,393         4,062
Goodwill amortization                                     3,872                3,078         1,570
Capital securities expense                                2,666                   --            --
Other                                                    10,696               11,951         8,395

Total noninterest expense                                84,390               90,303        65,804

Income before income taxes                               59,422               41,717        47,631
Income tax expense                                       15,998               15,510        18,348

Net income                                             $ 43,424               26,207        29,283

Earnings per share:
   Basic                                               $   3.41                 1.99          2.08
   Diluted                                                 3.17                 1.87          1.96

See notes to consolidated financial statements in the 1997 Annual Report Supplement.

Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)                            December 31,           1997                 1996

Assets
Cash and due from banks                                                                         $   97,389              68,883
Securities purchased under agreement to resell                                                      75,000                  --

Total cash and cash equivalents                                                                    172,389              68,883

Securities available for sale                                                                      768,517             617,943
Investment securities                                                                               94,971             116,322

Loans receivable                                                                                 2,856,049           2,559,649
Less: allowance for loan losses                                                                     29,117              24,114

Loans receivable, net                                                                            2,826,932           2,535,535

Accrued interest receivable                                                                         27,837              27,092
Office premises and equipment, net                                                                  57,435              48,554
Stock in Federal Home Loan Bank, at cost                                                            21,408              16,913
Real estate owned                                                                                    3,966               4,012
Goodwill                                                                                            80,281              43,482
Other assets                                                                                        29,361              27,400

                                                                                                $4,083,097           3,506,136
Liabilities

Deposits                                                                                        $3,483,791           3,013,129
Escrow accounts                                                                                     21,172              26,603
Accrued income taxes payable                                                                         8,289               3,938
Short-term borrowed funds and repurchase agreements                                                 68,747              42,346
Long-term debt                                                                                      20,061              30,061
Obligation under capital lease                                                                       4,542               4,646
Other liabilities                                                                                   66,882              66,288

Total liabilities                                                                                3,673,484           3,187,011

Corporation-obligated manditorily redeemable capital securities of subsidiary trust                 50,000                  --

Commitments and contingent liabilities

Stockholders' Equity

Preferred stock, $.01 par value. Authorized 25,000,000 shares; none outstanding                        --                   --
Common stock, $.01 par value. Authorized 50,000,000 shares; 15,697,500 shares issued;
12,906,845 shares outstanding at December 31, 1997 and 12,910,763 at December 31, 1996                 157                 157
Additional paid-in capital                                                                         182,704             180,670
Retained earnings, substantially restricted                                                        248,402             214,283
Treasury stock, at cost (2,790,655 shares at December 31, 1997 and 2,786,737
at December 31, 1996)                                                                              (73,200)            (71,235)
Net Unrealized gain on securities available for sale, net of tax                                     6,578               1,781
Common stock acquired by:
   Employee stock ownership plan ("ESOP")                                                           (5,023)             (6,279)
   Bank recognition plan ("BRP")                                                                        (5)               (252)

Total stockholders' equity                                                                         359,613             319,125

                                                                                                $4,083,097           3,506,136

See notes to consolidated financial statements in the 1997 Annual Report Supplement.

Consolidated Statements of Changes in Stockholders' Equity

                                                                                   Net
                                                                                   Unrealized
                                                                                   Gain (Loss)     Common     Common
                                                    Additional                     on Securities   Stock      Stock
                                            Common  Paid-in    Retained  Treasury  Available       Acquired   Acquired
(Dollars in thousands)                      Stock   Capital    Earnings  Stock     for Sale        by ESOP    by BRP   Total
Balance at January 1, 1995                  $157    151,433    235,065   (58,218)      (735)       (8,791)    (2,122)  316,789

Net income                                    --         --     29,283        --         --            --         --    29,283
Purchase of treasury stock (898,053 shares)   --         --         --   (24,233)        --            --         --   (24,233)
Exercise of stock options                     --         --        (10)       70         --            --         --        60
Tax benefits related to vested BRP stock
 and stock options exercised                  --        536         --        --         --            --         --       536
Adjustment of securities
 available for sale to market, net of tax     --         --         --        --      4,263            --         --     4,263
Cash dividends declared                       --         --     (5,707)       --         --            --         --    (5,707)
Amortization of ESOP stock                    --         --         --        --         --         1,256         --     1,256
Amortization of BRP stock                     --         --         --        --         --            --        935       935

Balance at December 31, 1995                 157    151,969    258,631   (82,381)     3,528        (7,535)    (1,187)  323,182

Net income                                    --         --     26,207        --         --            --         --    26,207
Purchase of treasury stock (926,517 shares)   --         --         --   (25,847)        --            --         --   (25,847)
Exercise of stock options                     --         --        275       745         --            --         --     1,020
Tax benefits related to vested BRP stock
 and stock options exercised                  --        898         --        --         --            --         --       898
Adjustment of securities available for sale
 to market, net of tax                        --         --         --        --     (1,747)           --         --    (1,747)
Cash dividends declared                       --         --     (6,779)       --         --            --         --    (6,779)
Stock dividend declared                       --     27,803    (64,051)   36,248         --            --         --        --
Amortization of ESOP stock                    --         --         --        --         --         1,256         --     1,256
Amortization of BRP stock                     --         --         --        --         --            --        935       935

Balance at December 31, 1996                 157    180,670    214,283   (71,235)     1,781        (6,279)      (252)  319,125

Net income                                    --         --     43,424        --         --            --         --    43,424
Purchase of treasury stock (154,468 shares)   --         --         --    (5,057)        --            --         --    (5,057)
Exercise of stock options                     --         --       (821)    3,092         --            --         --     2,271
Tax benefits related to vested BRP stock
 and stock options exercised                  --      2,034         --        --         --            --         --     2,034
Adjustment of securities available for sale
 to market, net of tax                        --         --         --        --      4,797            --         --     4,797
Cash dividends declared                       --         --     (8,484)       --         --            --         --    (8,484)
Amortization of ESOP stock                    --         --         --        --         --         1,256         --     1,256
Amortization of BRP stock                     --         --         --        --         --            --        247       247

Balance at December 31, 1997                $157   182,704     248,402   (73,200)     6,578        (5,023)        (5)  359,613

See notes to consolidated financial statements in the 1997 Annual Report Supplement.

Consolidated Statements of Cash Flows

(In thousands)                                      Years Ended December 31,       1997                 1996          1995
Increase (Decrease) in Cash and Cash Equivalents
Cash Flows from Operating Activities
Net income                                                                         $ 43,424               26,207        29,283
Reconciliation of net income to net cash provided by operating activities:
   Depreciation and lease amortization                                                6,799                5,385         3,962
   Goodwill amortization                                                              3,872                3,078         1,570
   Amortization of capitalized costs related to the issuance of capital securities       27                   --            --
   Net amortization of premiums and accretion of discounts on securities                897                1,229         1,322
   ESOP and BRP amortization                                                          1,503                2,191         2,191
   Net loss (gain) on security transactions                                            (476)                  (8)        1,198
   Net gain on sale of real estate owned                                               (289)                (383)         (328)
   Origination of loans receivable for sale                                          (6,366)             (22,631)      (15,401)
   Proceeds from sale of loans receivable                                            11,353               34,024        31,379
   Provision for loan losses                                                          7,200                5,775         4,500
   Writedown of real estate owned                                                       279                  603           312
   Net increase in accrued income taxes payable                                       6,385                  277         2,632
   Net decrease (increase) in accrued interest receivable                              (412)               2,814        (1,682)
   Net increase in other assets                                                      (8,130)                (619)       (3,291)
   Net increase (decrease) in other liabilities and obligation under capital lease      (28)              18,692        (6,272)

Net cash provided by operating activities                                            66,038               76,634        51,375

Cash Flows from Investing Activities

Net cash provided (used) by acquisition activity                                    446,784              (61,439)       17,488
Proceeds from the sale of securities available for sale                              15,019               22,985            --
Proceeds from the maturity or call of securities available for sale                 237,738              154,445        90,008
Proceeds from the maturity or call of investment securities                          71,691               70,538       173,465
Proceeds from the partial recovery of Nationar investment                               453                   --            --
Purchase of securities available for sale                                          (396,110)             (45,105)      (79,902)
Purchase of investment securities                                                   (50,327)             (25,678)      (23,313)
Purchase of loans receivable                                                       (312,095)            (229,342)     (125,894)
Net decrease (increase) in loans receivable                                          53,444              (30,659)      (55,387)
Redemption (purchase) of Federal Home Loan Bank stock                                (4,495)               2,912        (1,621)
Proceeds from the sale of real estate owned                                           4,944                6,950         5,648
Capital expenditures                                                                 (9,558)              (6,740)       (9,882)

Net cash provided (used) by investing activities                                     57,488             (141,133)       (9,390)

Cash Flows from Financing Activities

Net increase (decrease) in deposits                                                 (60,652)              20,530        (1,868)
Net increase (decrease) in escrow accounts                                           (5,431)              (8,465)        1,441
Net increase (decrease) in short-term borrowed funds and repurchase agreements       17,803               17,907       (12,010)
Proceeds from long-term debt                                                             --               30,061            --
Repayment of long-term debt                                                         (10,000)                  --        (2,000)
Proceeds from issuance of capital securities                                         50,000                   --            --
Purchase of treasury stock                                                           (5,057)             (25,847)      (24,233)
Dividends paid                                                                       (8,117)              (6,210)       (5,565)
Cash proceeds from the exercise of stock options                                      1,434                  404            60

Net cash provided (used) by financing activities                                    (20,020)              28,380       (44,175)

Net increase (decrease) in cash and cash equivalents                                103,506              (36,119)       (2,190)
Cash and cash equivalents at beginning of year                                       68,883              105,002       107,192

Cash and cash equivalents at end of year                                           $172,389               68,883       105,002

Supplemental Disclosures of Cash Flow Information

Cash paid during the year:
   Interest on deposits, escrows, short-term borrowed funds,
    repurchase agreements and long-term debt                                       $132,879              122,662       104,022
   Income taxes                                                                       9,633               12,804        16,118

Supplemental schedule of noncash investing and financing activities:
   Net reduction in loans resulting from transfers to real estate owned               4,908                5,941         5,710
   Net unrealized gain (loss) on securities available for sale                        8,110               (3,098)        7,251
   Transfer of investment securities to securities available for sale                    --                   --       492,246
   Tax benefits related to vested BRP stock and stock options exercised               2,034                  898           536
   Acquisition activity:
      Fair value of noncash assets acquired                                          94,116              523,406           712
      Fair value of liabilities assumed                                             540,900              461,967        18,200

See notes to consolidated financial statements in the 1997 Annual Report Supplement.

Directors and Officers

Board of Directors

Herbert G. Chorbajian
Chairman of the Board,
President and Chief Executive Officer

William J. Barr
Retired Senior Vice President and Controller ALBANK,FSB

Henry M. Elliot, Jr.
Retired Agency Manager
Equitable Life Assurance Society of the United States Inc.

Karen R. Hitchcock, Ph.D.
President State University of New York at Albany

John E. Maloy, Sr.
President J.H. Maloy, Inc.

Francis L. McKone
President and Chief Executive Officer
Albany International Corp.

John J. Nigro
President Nigro Companies

Susan J. Stabile, Esq.
Professor of Law St. John's University School of Law

Anthony P. Tartaglia, M.D.
Professor of Medicine Albany Medical College

/picture of Board of Directors Nigro, Hitchcock, McKone, Tartaglia, Elliot, Chorbajian, Stabile, Barr, Maloy/

Officers

Herbert G. Chorbajian
Chairman of the Board,
President and Chief Executive Officer

Clifford M. Apgar
Executive Vice President Senior Credit Officer

Barry G. Blenis
Executive Vice President Operations and Strategic Planning

Richard J. Heller
Executive Vice President and Chief Financial Officer

Freling H. Smith, Esq.
Senior Vice President, Secretary and General Counsel

Frank J. Vaselewski
Senior Vice President Retail Banking

John J. Donnelly
Senior Vice President Chief Information Officer

Margaret F. Ludington
Senior Vice President Human Resources

Robert L. Meyer
Senior Vice President Retail Lending

Joseph P. Richardson
Senior Vice President Commercial Lending

Patrick J. Rielly
Senior Vice President Operations

Margaret J. Welch
Senior Vice President Branch Administration

Mary Jean Laraway
Vice President Corporate Services

James F. McDonald
Vice President Investment Officer

Edward C. Tremblay
Vice President and Auditor

Michael C. Walajtys
Vice President and Controller

Edward J. Grover
President ALBANK Commercial

Thomas C. Nachod
Senior Vice President ALBANK Commercial

Corporate Information

Stock Transfer Agent/Dividend Reinvestment Plan

Inquiries regarding stock transfer, lost certificates, changes in name/address and/or Dividend Reinvestment Plan the should be directed to the stock transfer agent by writing to:

ChaseMellon Shareholders Services, LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660
(800) 851-9677

Certain information requests and address changes may also be made through ChaseMellon's website at www.chasemellon.com.

Investor Information

Shareholders, investors and analysts interested in additional information may contact:
Richard J. Heller
Executive Vice President and Chief Financial Officer
ALBANK Financial Corporation
10 North Pearl Street
Albany, NY 12207-2774

Stock Listing

The Company's common stock trades on The Nasdaq Stock Market under the symbol ALBK.

Stock Price

The table below shows the reported closing prices of ALBANK common stock during the periods indicated in calendar 1997 and 1996.

                                                        1997 Quarterly Stock Prices                  1996 Quarterly Stock Prices
                                                    High        Low        Qtr. End             High        Low        Qtr. End
                                First               $37.50      $30.50     $36.38               $28.88      $22.92     $28.88
                                Second               41.00       34.00      39.50                30.63       26.38      26.38
                                Third                45.88       37.13      42.25                29.56       25.13      28.75
                                Fourth               51.44       42.25      51.44                32.81       27.38      31.38

Annual Meeting of Shareholders

The Annual Meeting of the shareholders of ALBANK Financial Corporation will be held on May 19,1998 at 10:00 AM at:

ALBANK Operations Center
833 Broadway Albany, NY 12207-2415

All shareholders are welcome to attend.

Annual Report on Form 10-K

A copy of ALBANK Financial Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to:

Freling H. Smith, Esq.
Senior Vice President, Secretary and General Counsel
ALBANK Financial Corporation
10 North Pearl Street
Albany, NY 12207-2774

LOGO ALBANK
ALBANK Financial Corporation
10 North Pearl Street
Albany, NY 12207-2774
(518) 445-2100

ALBANK
Financial
Corporation

LOGO

Annual
Report
Supplement
1997

The 1997 Annual Report is presented in two sections. Among other information, the "Summary Annual Report" segment includes financial highlights, five-year selected financial data, the letter to shareholders, the statement of management's responsibility and quarterly stock price data. This "Annual Report Supplement" segment contains management's discussion and analysis, the independent auditors' report and consolidated financial statements including footnotes.

Contents

 1  Management's Discussion and Analysis
14  Independent Auditors' Report
15  Consolidated Statements of Earnings
16  Consolidated Statements of Financial Condition
17  Consolidated Statements of Changes in Stockholders' Equity
18  Consolidated Statements of Cash Flows
19  Notes to Consolidated Financial Statements

The 1997 Annual Report contains certain forward-looking statements that by their nature involve inherent risks and uncertainties. Actual results may differ materially from the results indicated by such statements. For more information regarding inherent risks and uncertainties, see Item I of the 1997 Annual Report on Form 10-K.

Management's Discussion and Analysis

General

ALBANK Financial Corporation ("ALBANK" or the "Company") was formed in 1991 as a savings and loan holding company under Delaware law. On April 1, 1992, ALBANK completed its public offering of 15,697,500 shares of common stock at $10.00 per share, realizing net proceeds of $150.8 million after expenses and concurrently acquired ALBANK, FSB as part of its conversion from a mutual to a stock form savings bank. On October 10, 1997, the Company became a bank holding company when it formed ALBANK Commercial, a newly chartered New York State commercial bank.

ALBANK's business currently consists primarily of the business of its constituent banks. As such, the Company's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in various loan products and investment securities. The Company's results of operations are dependent on net interest income, provisions for loan losses, the levels of noninterest income earned and noninterest expense incurred and the effect of income taxes. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Liquidity and Capital Resources

The Company's primary sources of funds are deposits and principal and interest payments on loans and investment securities. While maturities and scheduled amortization of loans and securities are a predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

ALBANK, FSB is required to maintain minimum levels of liquid assets as promulgated by its primary regulator, the Office of Thrift Supervision ("OTS"). This requirement, which may vary at the direction of the OTS depending on economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio of liquid assets to deposits and short-term borrowings is currently 4%. At December 31, 1997 and 1996, ALBANK, FSB's liquidity ratios were 25.2% and 23.7%, respectively.

The Company's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short-term investments. The level of these assets is dependent on the Company's operating, financing and investing activities during any given period. At December 31, 1997 and 1996, cash and cash equivalents totaled $172.4 million and $68.9 million, respectively.

At the time of its conversion to stock form, ALBANK, FSB was required to establish a liquidation account in an amount equal to its regulatory net worth as of December 31, 1991. The amount of this liquidation account reduces to the extent that eligible depositors' accounts are reduced. In the unlikely event of a complete liquidation (and only in such an event), each eligible depositor would be entitled to receive a distribution from the liquidation account before any liquidation distribution could be made to common stockholders of the Company.

Stockholders' equity of $359.6 million at December 31, 1997, represented a capital-to-assets ratio of 8.81%. At year-end 1997, book value and tangible book value per common share were $27.86 and $21.64, respectively. At December 31, 1997, ALBANK, FSB and ALBANK Commercial exceeded all of the capital requirements of their respective regulators. ALBANK, FSB's ratios at December 31, 1997, were as follows: tangible capital, 6.67%; core capital, 6.67%; Tier 1 risk-based capital, 10.81%; and total risk-based capital, 11.91%. ALBANK Commercial's ratios at year-end 1997 were: leverage capital, 7.91%; Tier 1 risk-based capital, 14.95%; and total risked-based capital, 16.01%, respectively.

Among other things, OTS regulations provide that an institution, such as ALBANK, FSB, that exceeds all capital requirements before and after a proposed capital distribution could, after prior notice to but without the approval of the OTS, make capital distributions during the calendar year in an amount that would reduce by one half its "excess capital ratio" plus its net income for the current calendar year. Under such limitation, ALBANK, FSB could declare dividends to the holding company in 1998 of approximately $46 million plus an amount equal to 1998 earnings. ALBANK Commercial is subject to dividend limitations under New York Banking Law, including a requirement that prior regulatory approval be obtained for dividends paid in any year that would exceed ALBANK Commercial's net profits for such year combined with retained net profits for the prior two years.

As one method of enhancing shareholder value, the Company instituted a stock repurchase program in June 1992. In May 1996, the Board authorized a seventh repurchase of the Company's outstanding shares of common stock under this program. Through December 31, 1997, the Company had repurchased 5,298,715 shares of stock and had remaining authorization to repurchase another 187,227 shares. On February 27, 1996, the Board of Directors of the Company declared a 6-for-5 stock split effected as a 20% stock dividend. This stock dividend was paid April 1, 1996, to shareholders of record on March 15, 1996. By maintaining the quarterly per share cash dividend at $0.12 following the stock dividend, the Board effectively increased the dividend by 20%, the second such increase in as many years. On November 25, 1996, the Company announced that its Board increased the Company's quarterly cash dividend an additional 25% by initiating payment at a quarterly rate of $0.15 per share commencing with the dividend paid on January 2, 1997. The Company further increased its quarterly dividend 20% on August 26, 1997, when its Board declared an $0.18 per share cash dividend, which was paid on October 1, 1997.

The analyses of net interest income that are shown in the following two tables are an integral part of the discussion of the results of operations for 1997, 1996 and 1995 that follows:

Average Balance Sheets, Interest Rates and Interest Differential

Years Ended December 31,
                                                     1997                            1996                              1995


                                                     Average                         Average                           Average
                            Average                  Yield/   Average                Yield/    Average                 Yield/
(Dollars in thousands)      Balance       Interest   Cost     Balance     Interest   Cost      Balance     Interest    Cost
Assets
Interest-earning assets:
 Mortgage loans, net<F1>     $2,159,981    173,296   8.02%    $1,923,787   155,914   8.10%     $1,586,878   125,228    7.89%
 Other loans, net<F1>           487,462     45,051   9.24        411,602    38,194   9.28         296,479    28,571    9.64
 Securities available
  for sale                      667,820     41,943   6.28        670,111    41,676   6.22         164,970    11,098    6.73
 Investment securities          101,894      6,767   6.64        140,841     8,959   6.36         718,611    43,520    6.06
 Federal funds sold               2,497        137   5.49          9,529       508   5.33          15,680       918    5.85
 Securities purchased
  under agreement to resell      11,140        656   5.89         38,115     2,225   5.84          30,247     1,888    6.24
 Stock in Federal
  Home Loan Bank                 20,718      1,326   6.40         16,754     1,050   6.27          15,554     1,279    8.22

Total interest-earning
 assets                       3,451,512    269,176   7.80      3,210,739   248,526   7.74       2,828,419   212,502    7.51
Noninterest-earning assets      191,571                          174,784                          132,663

                             $3,643,083                       $3,385,523                       $2,961,082

Liabilities and
 Stockholders' Equity
Interest-bearing
 liabilities:
  Deposits:
   Savings accounts<F2>      $  822,727     23,691   2.88%    $  872,348    25,373   2.91%     $  909,019    26,544    2.92%
   Transaction accounts<F3>     519,616     13,549   2.61        463,864    11,898   2.56         336,647     6,925    2.06
   Certificate accounts       1,618,711     88,286   5.45      1,521,036    82,735   5.44       1,280,662    70,341    5.49
  Short-term borrowed
   funds and repurchase
   agreements                   103,306      5,771   5.59         25,337     1,338   5.28           1,898       125    6.59
 Long-term debt                  20,636      1,133   5.49         28,305     1,541   5.44           1,463        80    5.47
Total interest-bearing
 liabilities                  3,084,996    132,430   4.29      2,910,890   122,885   4.22       2,529,689   104,015    4.11

Demand deposits                 115,814                           83,634                           53,935
Noninterest-bearing
 liabilities                     80,386                           71,405                           55,478

Total liabilities             3,281,196                        3,065,929                        2,639,102
Corporation-obligated
 manditorily redeemable
 capital securities of
 subsidiary trust                28,630                               --                               --
Stockholders' equity            333,257                          319,594                          321,980

                             $3,643,083                       $3,385,523                       $2,961,082

Net interest income
 and net interest spread                  $136,746   3.51%                $125,641   3.52%                  $108,487   3.40%

Net interest-earning
 assets and net interest
 margin                      $  366,516              3.96%    $  299,849             3.91%$    $  298,730              3.84%

Interest-earning assets
 to interest-bearing
 liabilities                       1.12x                            1.10x                            1.12x

Average balances are derived principally from average daily balances and include nonaccruing loans. Tax-exempt securities income has not been calculated on a tax equivalent basis. Interest on securities available for sale includes dividends received on equity securities.

<F1> Net of unearned discounts, premiums and related deferred loan fees and costs, where applicable.
<F2> Includes passbook, statement and interest-bearing escrow accounts.
<F3> Includes NOW, Super NOW, money market and interest-bearing demand deposit accounts.

Analysis of Changes in Net Interest Income

                                              Year Ended December 31, 1997                    Year Ended December 31, 1996
                                                             Compared with                                   Compared with
                                              Year Ended December 31, 1996                    Year Ended December 31, 1995
                                                       Increase (Decrease)                             Increase (Decrease)
                                                        Due to                                           Due to
(In thousands)                          Volume          Rate           Net                Volume          Rate         Net
Interest Income

Mortgage loans, net                     $18,965         (1,583)        17,382              27,224          3,462        30,686
Other loans, net                          7,012           (155)         6,857              10,719         (1,096)        9,623
Securities available for sale              (143)           410            267              31,478           (900)       30,578
Investment securities                    (2,572)           380         (2,192)            (36,648)         2,087       (34,561)
Federal funds sold                         (386)            15           (371)               (334)           (76)         (410)
Securities purchased under
 agreement to resell                     (1,588)            19         (1,569)                465           (128)          337
Stock in Federal Home Loan Bank             254             22            276                  93           (322)         (229)

Total                                    21,542           (892)        20,650              32,997          3,027        36,024

Interest Expense

Savings accounts                         (1,431)          (251)        (1,682)             (1,067)          (104)       (1,171)
Transaction accounts                      1,451            200          1,651               3,008          1,965         4,973
Certificate accounts                      5,326            225          5,551              13,081           (687)       12,394
Short-term borrowed funds and
 repurchase agreements                    4,352             81          4,433               1,243            (30)        1,213
Long-term debt                             (421)            13           (408)              1,461             --         1,461

Total                                     9,277            268          9,545              17,726          1,144        18,870

Change in net interest income           $12,265         (1,160)        11,105              15,271          1,883        17,154

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

Results of Operations--1997 Compared With 1996

General

Net income for the year ended December 31, 1997, totaled $43.4 million, an increase of $17.2 million (66%) from the $26.2 million recorded in 1996. Basic earnings per share for 1997 were $3.41, up 71% from 1996's $1.99; 1997 diluted earnings per share of $3.17 were 70% greater than the $1.87 recorded in 1996. Return on average equity for 1997 was 13.03% compared with 8.20% in 1996. Return on average assets totaled 1.19% in 1997 and 0.77% for 1996. Net income for 1997 included an approximate $6.0 million tax benefit that resulted from a corporate realignment and a $0.3 million ($0.5 million pretax) recovery of a 1995 investment write-off. Net income for 1996 included a one-time Savings Association Insurance Fund ("SAIF") special assessment of $6.4 million ($10.4 million before tax). Excluding these respective items, core net income for 1997 was $37.1 million, an increase of $4.5 million (14%) over the $32.6 million recorded in 1996. Basic and diluted earnings per share based on 1997 core net income were $2.91 and $2.71, respectively, each a 17% improvement over comparable respective amounts of $2.48 and $2.32 recorded in 1996. Return on average equity based on core net income was 11.14% in 1997 compared with 10.20% in 1996. Core return on average assets for 1997 of 1.02% compared with 1996's 0.96%.

Cash net income, which is defined as core net income plus the amortization of goodwill and costs associated with certain stock-related employee benefit plans, are continuing to receive increased scrutiny from stock analysts as well as institutional investors. Cash net income for 1997 amounted to $42.5 million, up $4.6 million (12%) from the $37.9 million reported in 1996. Diluted earnings per share based on cash earnings equaled $3.10, an increase of 15% from the $2.69 recorded for 1996. Cash return on average tangible equity (that is, average stockholders' equity less unamortized goodwill) was 14.87% compared with 13.49% in 1996. Return on average tangible assets (that is, average assets less unamortized goodwill) amounted to 1.18% for 1997 compared with 1.13% for 1996.

On November 10, 1997, the Company purchased 35 New York State branch offices from KeyBank. The offices, which are located in northern New York, the greater Hudson Valley and the Binghamton area, had $540.9 million in deposits and $52.2 million in loans as of the closing date. The Company paid a 7% deposit premium based on average deposits for a period prior to closing. This deposit premium and certain other direct costs of the acquisition created accounting goodwill of $40.6 million. Primarily in order to retain public deposits (which thrifts in New York State are unable to accept), the Company merged the branches into a newly formed subsidiary, ALBANK Commercial, a New York State chartered commercial bank.

On January 3, 1996, ALBANK, FSB acquired all of the outstanding common stock of Marble Financial Corporation of Rutland, Vermont for $18.00 per share in cash or approximately $61 million in total consideration. On the date of closing, Marble had consolidated assets and deposits of $396.2 million and $326.6 million, respectively. An additional Vermont acquisition was completed on September 27, 1996, when the Company assumed the deposit liabilities and purchased loans owned and serviced by six banking offices operated by the Green Mountain Bank of Rutland, Vermont. This transaction included approximately $108 million in loans and deposits. Both transactions were accounted for under the purchase method of accounting and generated accounting goodwill of $20.1 million with respect to the Marble acquisition and $8.2 million with respect to Green Mountain. The banking offices from these Vermont acquisitions are currently operated as ALBANK, FSB's Marble Division.

Interest Income

Total interest income of $269.2 million for the year ended December 31, 1997, was up $20.7 million (8%) from 1996 as earning assets advanced $240.8 million (7%) and the average yield earned rose 6 basis points (1%) to 7.80%. The increase in average earning assets primarily reflected the growth in loans that resulted from record 1997 loan originations and, secondarily, by the full year impact of the Green Mountain branch acquisition and the Key branch acquisition in November 1997.

Interest income on mortgage loans moved ahead $17.4 million (11%) to $173.3 million for 1997. The increase in average mortgage loans of $236.2 million (12%) more than overcame an 8 basis point (1%) decline in the average rate earned to 8.02%. The increased average balance of mortgage loans was primarily attributable to new loan originations. Over 70% of the 1997 loan originations were comprised of residential mortgages, more than four-fifths of which were adjustable-rate loans. Approximately one-sixth of the overall increase in the average balance of mortgage loans was due to the aforementioned acquisitions.

Interest income from other loans rose $6.9 million (18%) above 1996 levels to $45.1 million as increased average loan balances of $75.9 million (18%) were slightly offset by a 4 basis point decline in portfolio yield to 9.24%. The growth in average loans was driven mainly by an increase in average commercial loans of $67.7 million (37%), about two-thirds of which came as a result of the Green Mountain acquisition, and an $8.2 million increase in average consumer loans that was generated primarily from acquisitions.

Interest income on securities available for sale for 1997 rose $0.3 million (1%) to $41.9 million as a slight decrease in the average amount invested was more than offset by a 6 basis point (1%) rise in the average rate earned. The average balance of this investment category would have been approximately $120 million lower for 1997 had it not been for the Key branch acquisition including the Company's effort to prefund security purchases in anticipation of the closing date.

Interest income on investment securities was $6.8 million for 1997, a decrease of $2.2 million (24%) from 1996. The decrease was the net result of a $38.9 million (28%) decline in the average amount invested and a 28 basis point (4%) increase in the average rate earned.

Declines in the average balances of federal funds sold and securities purchased under agreement to resell of $7.0 million (74%) and $27.0 million (71%), respectively, resulted in respective reductions in interest income of $0.4 million (73%) and $1.6 million (71%).

Earnings on stock in the Federal Home Loan Bank increased $0.3 million (26%) as the cumulative result of a $4.0 million (24%) increase in the average amount invested and a 13 basis point (2%) increase in the average rate earned.

Interest Expense

Total interest expense of $132.4 million for the year ended December 31, 1997, was $9.5 million (8%) greater than the $122.9 million recorded for 1996 as a $174.1 million (6%) increase in average interest-bearing liabilities combined with a 7 basis point (2%) rise in the average rate paid to 4.29%. The increase in average deposits of $103.8 million (4%) was the end product of acquired balances in about equal proportion between the Green Mountain and Key branch acquisitions, reduced by net deposit outflows. The net increase in average borrowed funds of $70.3 million (131%) coupled with an increase in rate of 20 basis points (4%) resulted in increased interest expense of $4.0 million (140%).

Interest expense on savings accounts declined $1.7 million (7%) to $23.7 million as decreases in average savings deposits of $49.6 million (6%) combined with a decrease in the average rate paid of 3 basis points (1%). The decline in average savings deposits occurred despite the addition of average balances of $13.5 million and $7.6 million from the Green Mountain and Key branch acquisitions, respectively.

Growth in the average balance of transaction accounts of $55.8 million (12%) and a rise in the average rate paid of 5 basis points (2%) resulted in an increase in interest expense of $1.7 million (14%) to $13.5 million. The Green Mountain and Key branch acquisitions increased average balances by $68.5 million, split about equally from each acquisition.

Interest expense on certificate accounts rose $5.6 million (7%) to $88.3 million while the average rate paid of 5.45% represented an increase of 1 basis point over 1996. Balances acquired in the Green Mountain and Key branch acquisitions accounted for about two-thirds of the $97.7 million (6%) increase in average certificates outstanding.

Interest expense on short-term borrowed funds and repurchase agreements increased $4.4 million (331%) to $5.8 million primarily as the result of an approximate four-fold increase in average balances to $103.3 million. The increase in average short-term borrowings of $78.0 million was split evenly between repurchase agreements and other short-term borrowings and was incurred primarily to finance the purchase of securities available for sale in anticipation of the closing of the Key branch purchase. The average rate paid of 5.59% was 31 basis points (6%) higher than that of the previous year.

Interest expense on long-term debt fell $0.4 million (26%) to $1.1 million as repayments reduced the average debt outstanding by $7.7 million (27%).

Net Interest Income

Net interest income for 1997 of $136.7 million represented an $11.1 million (9%) increase over the previous year; this was a net result of a $20.7 million (8%) rise in interest income and a $9.5 million (8%) increase in interest expense. The increase in the total return on earning assets of 6 basis points was 1 basis point less than the increase in the total average cost of interest-bearing liabilities of 7 basis points. As a result, the net interest spread for 1997 of 3.51% was 1 basis point less than the prior year. Net interest-earning assets, however, exceeded the previous year by $66.7 million (22%). Accordingly, the net interest margin climbed 5 basis points (1%) over 1996 to finish the year at 3.96%.

Provision for Loan Losses

The provision for loan losses for the year ended December 31, 1997, was $7.2 million, an increase of $1.4 million (25%) over 1996. The increase reflected a conscious effort to raise the level of the allowance for loan losses. At year-end 1997, the allowance for loan losses totaled $29.1 million, a growth of $5.0 million (21%) over year-end 1996. In addition to the provision for loan losses, the allowance benefited from a $2.0 million addition that was made in connection with the Key branch acquisition. Net chargeoffs for 1997 equaled $4.2 million compared with $8.9 million for 1996. It should be noted, however, that 1996 chargeoffs included a $4.1 million loss that was related to the sale of a package of nonperforming one- to four-family loans that had a book value of $10.3 million.

The provision for loan losses is utilized to maintain an allowance for loan losses that is deemed appropriate to provide for known and inherent risks in the loan portfolio. In determining the adequacy of the allowance for loan losses, management takes into account the current status of the loan portfolio and changes in appraised values of collateral as well as general economic conditions. Although the allowance for loan losses is considered by management to be adequate to provide for potential losses, there can be no absolute assurance that such losses will not exceed the current estimated amounts. The allowance for loan losses as a percentage of loans receivable at December 31, 1997, was 1.02% compared with 0.94% a year ago. At year end, the allowance as a percentage of nonperforming loans was 92%, up from 81% at year-end 1996. Nonperforming loans comprised 1.11% of loans receivable at December 31, 1997, compared with 1.16% a year earlier. At year-end 1997, almost two-thirds of nonperforming loans outstanding were secured by one- to four-family residences. Nonperforming assets measured 0.88% and 0.96% of total assets at December 31, 1997 and 1996, respectively.

Noninterest Income

Total noninterest income increased $2.1 million (17%) to $14.3 million for the year ended December 31, 1997, from the $12.2 million generated in the previous year. The increase includes $0.5 million earned by ALBANK Commercial in its first 52 days of operation and a $0.5 million recovery of the 1995 Nationar investment write-off. The introduction of a debit card and charges for foreign transactions on our ATM terminals netted additional fee income of approximately $0.3 million. The remaining increase in noninterest income is primarily attributable to increased charges for deposit services such as handling returned checks coupled with the full year impact of the Green Mountain branches.

Noninterest Expense

Total noninterest expense for the year ended December 31, 1997, was $84.4 million, a decrease of $5.9 million (7%) from the previous year. Included in noninterest expense for 1996 was a one-time Federal Deposit Insurance Corporation ("FDIC") SAIF assessment of $10.4 million. Excluding the SAIF assessment from 1996 results, noninterest expense would have increased $4.5 million (6%). Capital securities expense which totaled $2.7 million for 1997 was a new category of noninterest expense. The expense represents the tax-deductible carrying cost of $50 million in securities issued in June 1997 which are treated as capital for regulatory purposes.

Compensation and employee benefits increased $2.9 million (8%) to $41.4 million for the year ended December 31, 1997. An increase in salaries and benefits of $3.8 million (12%) was primarily due to the expansion of the branch network from the Green Mountain and Key branch acquisitions, additions to staff necessary to support the formation of ALBANK Commercial and the effect of annual merit increases. Offsetting the increase in salaries and benefits expense were reductions in expense related to amortization of the cost of shares awarded under the conversion related Bank Retention Plan of $0.6 million (30%) and a reduction in temporary help expense of $0.3 million (58%).

Increases of $0.5 million (12%) in branch building depreciation and rental expense, $0.1 million (8%) in maintenance and repairs and $0.3 million (22%) in property taxes comprised the primary components of an increase of $0.9 million (9%) in occupancy expense. These increases were brought about mainly by the expansion of the branch network from the Green Mountain and Key branch acquisitions.

Furniture, fixtures and equipment expense rose $1.4 million (26%) as depreciation on equipment increased $1.2 million (34%) primarily as a result of additional data processing hardware and software costs necessary to support products and services for an expanded branch network.

As a direct result of the 1996 premium paid to the FDIC to recapitalize the SAIF, insurance premiums paid to the FDIC decreased $2.9 million (67%) to $1.4 million for the year ended December 31, 1997.

The decrease in professional, legal and other fees of $0.3 million (8%) was spread about evenly over reductions in legal, consulting and bank service charges.

Telephone, postage and printing expense for 1997 was $4.7 million, an increase of $0.3 million (7%) over the previous year. The increase is due primarily to higher telephone expenses of $0.2 million (16%) for the year as a result of the expanded branch network.

Goodwill amortization increased $0.8 million (26%) to $3.9 million as a direct result of amortization of goodwill related to the Green Mountain and Key branch acquisitions.

Other noninterest expense decreased $1.3 million (11%) to $10.7 million for the year ended December 31, 1997. Sharing primary responsibility about equally for the decrease were reductions in other real estate expense and an increase in costs deferred in conjunction with new loan originations. Excluding capital securities expense in 1997 and the FDIC special SAIF assessment in 1996, the ratios of noninterest expense to average assets were 2.24% and 2.36% for 1997 and 1996, respectively. The efficiency ratio, calculated as noninterest expense (excluding capital securities expense, the FDIC special SAIF assessment, foreclosure related costs and goodwill amortization) as a percentage of net interest income plus noninterest income (exclusive of net security transactions and foreclosure related income), was 50.78% for 1997, down from the 54.32% reported for 1996.

Income Tax Expense

Income tax expense for the year ended December 31, 1997, was up only $0.5 million (3%) from 1996 despite an increase of $17.7 million (42%) in pretax income. The lower income tax expense for 1997 is due to a $6.0 million tax benefit that resulted from a corporate restructuring that involved the liquidation of an ALBANK, FSB subsidiary. Excluding this benefit, income tax expense would have increased $6.5 million (42%) which corresponds to the increase in pretax income. Excluding the restructuring benefit, the effective income tax rate for 1997 would have been 36.9% compared with 37.2% in 1996.

Results of Operations--1996 Compared With 1995

General

Net income for 1996 decreased $3.1 million (11%) from 1995 to $26.2 million. Basic and diluted per share earnings were a respective $1.99 and $1.87 for 1996 compared with $2.08 and $1.96 for 1995, down 4% and 5%, respectively. Return on average equity was 8.20% compared with 9.09% in 1995, while return on average assets was 0.77% and 0.99% for the respective years. Core net income for 1996 excluded the one-time SAIF special assessment of $6.4 million after tax while 1995 core net income excluded a $0.7 million after tax write-off of ALBANK, FSB's investment in Nationar. Core net income equalled $32.6 million in 1996, an increase of $2.6 million (9%) over 1995. Basic and diluted earnings per share based on core net income were $2.48 and $2.32, respectively, for 1996 which compared with $2.14 and $2.01 per share, respectively, earned in 1995. Return on average equity based on core net income was 10.20% in 1996 and 9.32% in 1995; core return on average assets totaled 0.96% and 1.01% for 1996 and 1995, respectively. Cash earnings were $37.9 million in 1996, an increase of $4.1 million (12%) over 1995. Diluted earnings per share on a cash basis were $2.69 compared with $2.26 in 1995. Return on average tangible equity for 1996 amounted to 13.49% compared with 11.14% the prior year, while return on tangible assets of 1.13% compared with 1.15% in 1995.

Interest Income

Interest income of $248.5 million for 1996 was $36.0 million (17%) higher than the prior year, as a $382.3 million (14%) increase in average interest-earning assets that was primarily the result of the two 1996 Vermont acquisitions combined with a 23 basis point (3%) rise in average rate earned to 7.74%.

Interest income on mortgage loans totaled $155.9 million for the year, a $30.7 million (25%) improvement from the prior year that was the result of increased average balances of $336.9 million (21%), and an increase in the average rate earned of 21 basis points (3%). The Vermont acquisitions accounted for approximately two-thirds of the average balance growth.

Interest income on other loans increased $9.6 million (34%) to $38.2 million as an increase in the average amount invested of $115.1 million (39%) was only partially offset by a decrease of 36 basis points (4%) in the average rate earned. Commercial loans accounted for over three-quarters of the increase in the average balance. Again, about two-thirds of the higher average volume was due to the Vermont acquisitions.

Interest income on securities available for sale amounted to $41.7 million, an advance of $30.6 million (276%) over 1995 that was the net result of an increase in average balance of $505.1 million (306%) and a 51 basis point (8%) reduction in the average rate earned.

Earnings on investment securities declined $34.6 million (79%) from 1995 as a net result of a $577.8 million (80%) reduction in the average amount invested and an increase of 30 basis points (5%) in the average rate earned. A December 1995 reclassification of investment securities to securities available for sale was largely responsible for the change in balances between these two earning asset categories.

Interest on federal funds sold fell $0.4 million (45%) as the average amount invested and the average rate earned dropped $6.2 million (39%) and 52 basis points (9%), respectively. Interest income from securities purchased under agreement to resell rose $0.3 million (18%) to $2.2 million as an increase in the average amount invested of $7.9 million (26%) was partially offset by a decline in the average rate earned of 40 basis points (6%).

Interest Expense

Interest expense for the year ended December 31, 1996, was $122.9 million, an increase of $18.9 million (18%) over 1995. The higher level of expense resulted from a $381.2 million (15%) increase in average interest-bearing liabilities and a rise in the average rate paid of 11 basis points (3%) to 4.22%. Almost 90% of the rise in average interest-bearing liabilities was the result of deposits acquired in the Vermont acquisitions.

Interest paid on savings accounts declined $1.2 million (4%) and totaled $25.4 million for 1996 as average balances declined $36.7 million (4%), despite the addition of $30.8 million in average balances that resulted from the Vermont acquisitions, while the average rate paid declined 1 basis point.

Interest paid on transaction accounts increased by $5.0 million (72%) as the average balance increased $127.2 million (38%) while the average rate paid rose 50 basis points (24%). About four-fifths of the average volume rise was the result of the Vermont acquisitions.

Interest paid on certificate accounts for the year amounted to $82.7 million, an advance of $12.4 million (18%) over 1995 as the average balance for 1996 increased $240.4 million (19%) over the prior year, while the average rate paid declined 5 basis points (1%) compared with 1995. Again the Vermont acquisition led to approximately four-fifths of the volume growth.

Interest paid on short-term borrowed funds and repurchase agreements increased $1.2 million as the net effect of a $23.4 million increase in the average balance and a 131 basis point (20%) decrease in the average rate paid.

Interest paid on long-term debt increased $1.5 million as a $26.8 million increase in the average balance more than offset a 3 basis point (1%) decrease in the average rate paid.

Net Interest Income

Net interest income totaled $125.6 million in 1996, an increase $17.2 million (16%) from the prior year as interest income advanced $36.0 million (17%) while interest expense rose $18.9 million (18%). The net interest spread increased 12 basis points (4%) to equal 3.52% for 1996, while the net interest margin advanced 7 basis points (2%) to total 3.91%.

Provision for Loan Losses

The provision for loan losses increased to $5.8 million for 1996, up $1.3 million (28%) from the $4.5 million recorded in 1995. The allowance as a percentage of loans receivable at year-end 1996 was 0.94% compared with 0.82% at the end of 1995. The allowance as a percentage of nonperforming loans at December 31, 1996, was 81% compared with 69% a year earlier. Nonperforming loans at December 31, 1996, were 1.16% of loans receivable while nonperforming assets to total assets were 0.96%; comparable 1995 percentages were 1.19% and 0.91%, respectively.

Noninterest Income

Noninterest income totaled $12.2 million for 1996, an increase of $2.7 million (29%) compared with 1995. Excluding the 1995 write-off of $1.2 million for Nationar, the increase in noninterest income of $1.5 million (14%) was primarily the result of service charges on deposits which rose $0.5 million (10%), brokerage and insurance commissions which were up $0.4 million (26%) and increased servicing income on mortgage loans of $0.3 million (19%). These improvements in noninterest income were all positively impacted by the Company's 1996 acquisition activity and the resultant expansion of its branch network.

Noninterest Expense

Noninterest expense of $90.3 million for the year ended December 31, 1996, included a one-time FDIC special SAIF assessment. Excluding this $10.4 million special assessment, noninterest expense would have risen $14.1 million (21%) over the $65.8 million recorded in 1995 primarily due to costs associated with operating branches acquired in the Vermont acquisitions.

Compensation and employee benefits increased $6.7 million (21%) to equal $38.5 million for 1996, about two-thirds of which was directly related to the Vermont acquisitions. The remaining increase was due to salary merit increases and increases in employee benefit costs in nearly equal proportion.

Increases of $0.3 million (35%) in building depreciation, $0.3 million (16%) in maintenance and repair expenses and $0.2 million (13%) in property taxes contributed to the overall increase in occupancy expense of $0.9 million (11%) which totaled $9.2 million for 1996. The increase was principally the result of the Vermont acquisitions. Furniture, fixtures and equipment expense rose $1.2 million (31%) to $5.3 million in 1996, about three-fifths of which was the result of a full year's depreciation of the Bank's 1995 data processing upgrades.

Despite increased levels of total deposits, FDIC insurance expense declined $0.8 million (16%) below 1995 to equal $4.3 million for 1996. The reduction reflects a change in the Bank's deposit mix as the percentage of Bank Insurance Fund insured deposits increased as a result of deposits acquired in the two Vermont acquisitions and a 25% reduction in the SAIF insurance rate that was effective for the last quarter of 1996. The FDIC special SAIF assessment in 1996 of $10.4 million was a one-time charge to the Bank to recapitalize the SAIF insurance fund; this change reduced deposit insurance premiums on SAIF insured deposits beginning in 1997.

Professional, legal and other fees increased $0.7 million (29%) to $3.2 million for 1996 with higher legal fees being the most significant component of the rise. Telephone, postage and printing expense of $4.4 million for 1996 increased $0.3 million (8%) above 1995 levels.

Goodwill amortization increased $1.5 million (96%) over 1995 levels as a direct result of goodwill generated by the two Vermont acquisitions. Other noninterest expense of $12.0 million represented a $3.6 million (42%) increase over 1995 due primarily to the operation of the Bank's expanded branch network.

Excluding the FDIC special SAIF assessment in 1996, the ratios of noninterest expense to average assets were 2.36% and 2.22% for 1996 and 1995, respectively. The efficiency ratio of 54.32% for 1996 compared with 52.91% in 1995.

Income Tax Expense

Income tax expense for the year ended December 31, 1996, was $15.5 million, a decrease of $2.8 million (15%) from the previous year. The decrease was the combined result of a lower amount of income before income taxes combined with a lower overall effective income tax rate for 1996 of 37.2% compared with 38.5% in 1995. The reduction in the effective income tax rate for 1996 resulted from a continuing trend of tax rate reductions in New York State coupled with an expansion of operations into the State of Vermont.


Impact of Year 2000

Much has been written about the general concern that computer systems in all walks of life are currently incapable of adequately dealing with any date beyond 1999. As with any financial services company, computer systems play a vital role in the daily operations of ALBANK. As such, the Board of Directors and senior management of the Company are keenly aware of the oversight responsibilities they have to see that an appropriate plan to deal with the "Year 2000" issue is developed and implemented. The Company commenced work on a formal Year 2000 plan in the Spring of 1997. That plan identifies each of the Company's systems that need to be addressed; specifies a target date of no later than December 31, 1998, that each system is to be certified as Year 2000 compliant; and sets a time frame during which compliant programs are to be extensively tested that runs through June 30, 1999. The Company's plan also takes into account third-party "vendors" on whom the Company relies, setting parameters similar to those outlined above. Additionally, there is a separate section of the plan that establishes standards whereby significant commercial loan and commercial real estate customers will be surveyed to ascertain their preparedness for Year 2000 issues; such customer inquiries will provide loan officers a basis to determine if there is undue risk that will potentially adversely affect an outstanding credit commitment of the Company.

As a result of the Company's relatively recent conversion to a new IBM system, approximately one-half of the systems and application software currently installed in production are stated by the vendor to be Year 2000 compliant. Based on this factor and the fact that there is not a significant amount of customized programming, the Company does not currently believe that the expenditures related to Year 2000 compliance will be material to the Company's results of operations.

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

Impact of Changes in Accounting Standards

Earnings per Share

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share ("EPS"). This Statement simplifies the standards for computing EPS and supersedes Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share" and related interpretations. SFAS No. 128 replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation.

Basic EPS exclude dilution and are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS are calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period plus the share effect of dilutive common stock equivalents. Stock options are regarded as common stock equivalents and are therefore considered in the diluted earnings per share calculation if dilutive. All EPS disclosures in this 1997 Annual Report Supplement comply with SFAS No. 128.

Capital Structure

In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosure about a company's capital structure. In accordance with SFAS No. 129, companies are required to provide in the financial statements a complete description of all aspects of their capital structure, including call and put features, redemption requirements and conversion options. The disclosures required by SFAS No. 129 are for financial statements issued for periods ending after December 15, 1997. Management has provided the required information in this Annual Report Supplement.

Comprehensive Income

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income. SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark-to-market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This Statement is effective for fiscal years beginning after December 15, 1997. Management anticipates developing the required information in the 1998 consolidated financial statements.

Segments of an Enterprise and Related Information

In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for periods beginning after December 15, 1997. Management will report the required information in the 1998 consolidated financial statements.

Asset/Liability Management

The Company employs many strategies to manage interest rate risk, the general goal of which has been to minimize fluctuations in net interest income from changes in interest rates. This goal has been pursued actively in the management of the mortgage loan and investment portfolios. Since the early 1980's, the Company has generally emphasized the origination of one- to four-family adjustable-rate mortgages ("ARMs") for portfolio retention. As a result, ARMs represented 75% of total mortgage loans outstanding at December 31, 1997. Additions to the investment securities and securities available for sale portfolios in 1997 of $446.4 million generally had maturities or expected average lives of three to five years; applying current prepayment assumptions to the securities backed by certain tangible assets, the entire investment portfolio at year-end 1997 had an expected average life of between three and four years.

The interest rate risk analysis table that follows sets forth at December 31, 1997, the approximate amounts of interest-earning assets and interest-bearing liabilities outstanding which are expected to reprice or mature within each of the time periods indicated. Loans that have an adjustable interest rate are shown as being due in the period during which the interest rate is next subject to change.

Principal amortization of loans is shown in accordance with contractual terms (scheduled amortization) and by using assumptions on the rate at which the loan will repay in excess of scheduled amortization (prepayments). Monthly prepayment factors were developed taking into account current economic forecasts as well as historic prepayment activity. The monthly prepayment factors utilized were as follows: ARMs, 0.57% to 0.99%; convertible ARMs, 3.94%; residential fixed-rate mortgage loans, 0.11% to 1.29%; fixed-rate home equity loans, 0.97% to 1.26%; adjustable-rate home equity loans, 1.06%; nonresidential fixed-rate mortgage loans, 0.19% to 0.80%; consumer loans, 0.92% to 3.84%; and student loans, 1.00%.

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

There are some shortcomings inherent in the method of analysis presented in the following table. For example, although certain assets and liabilities have similar periods to maturity or to repricing, they may react in different degrees to changes in market rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate mortgage loans have features which restrict changes in interest rates on a short-term basis and over the life of the assets. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Another shortcoming of gap analysis is the fact that it is static with regard to new business volumes. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase. Management takes these factors into account when reviewing the Company's gap position and regularly runs interest rate risk simulations to assess the effects of interest rate increases and decreases upon net interest income and market value prior to establishing asset/liability strategy.

As of December 31, 1997, the following table indicates that total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same time period by $58.1 million.


(Dollars in thousands) December 31, 1997   One Year      One to        Three to       Five to Over
                                           or Less       Three Years   Five Years     Ten Years      Ten Years  Total
Interest-Earning Assets

Mortgage loans                             $1,253,547    534,641        122,793       142,016        247,132    2,300,129<F1>
Other loans                                   251,545    103,764         63,051        71,098         34,648      524,106<F1>
Securities purchased under
 agreement to resell                           75,000         --             --            --             --       75,000
Securities available for sale                 218,260    244,785        140,032       153,839            595      757,511<F2>
Investment securities                          50,613     24,638         13,123         6,597             --       94,971
Stock in Federal Home Loan Bank                    --         --             --        21,408             --       21,408

Total interest-earning assets               1,848,965    907,828        338,999       394,958        282,375    3,773,125


Interest-Bearing Liabilities

Deposits:
   Savings accounts                           161,910    323,818        323,818            --         21,172      830,718<F3>
   Transaction accounts                       239,218    152,260        242,866            --             --      634,344<F4>
   Certificate accounts                     1,310,987    498,071         34,016         7,166             --    1,850,240
   Short-term borrowed funds
     and repurchase agreements                 68,747         --             --            --             --       68,747
   Long-term debt                              10,000     10,000             --            --             61       20,061

Total interest-bearing liabilities          1,790,862    984,149        600,700         7,166         21,233    3,404,110



Interest sensitivity gap per period        $   58,103    (76,321)      (261,701)      387,792        261,142      369,015

Cumulative                                 $   58,103    (18,218)      (279,919)      107,873        369,015      369,015

Cumulative interest sensitivity gap
 as a percentage of total assets                 1.42%     (0.45)%        (6.86)%        2.64%          9.04%

Cumulative interest-earning assets
 as a percentage of cumulative
 interest-bearing liabilities                  103.24%     99.34%         91.71%       103.19%        110.84%

<F1> Mortgage and other loans are reduced for nonperforming loans but are not reduced for the allowance for loan losses.
<F2> Does not include SFAS No. 115 unrealized gain of $11,006.
<F3> Includes interest-bearing escrow accounts of $21,172.
<F4> Does not include noninterest-bearing demand deposits of $189,661.

The following table shows the expected maturity of the Company's interest-earning assets and interest-bearing liabilities along with the weighted-average yield and estimated fair market value data as of December 31, 1997. Prepayment/maturity assumptions are consistent with those applied in the interest rate sensitivity table on the immediately preceding page. Actual prepayments/maturities obviously may differ from those assumed.

Expected Maturity Dates as of December 31, 1997

                                                                                                                 Estimated
(Dollars in thousands)     1998          1999       2000         2001        2002      Thereafter   Total        Fair Value
Interest-Earning Assets
Mortgage loans             $  377,318    281,816    227,025       38,332      44,470   1,331,168    2,300,129    2,298,976
                                 8.07%      8.03%      8.04%        8.30%       8.39%       7.91%        7.98%

Other loans                $  251,545     59,788     43,976       34,067      28,984     105,746      524,106      524,878
                                 9.26%      9.12%      8.93%        8.90%       8.89%       9.58%        9.24%

Securities purchased
 under agreement to
 resell                    $   75,000         --         --           --          --          --       75,000       75,000
                                 6.03%        --         --           --          --          --         6.03%

Securities available
 for sale                  $  218,260    136,623    108,162       72,310      67,722     154,434      757,511      768,517
                                 6.19%      6.57%      6.91%        6.55%       6.59%       6.32%        6.46%

Investment securities      $   50,613     18,574      6,064        9,488       3,635       6,597       94,971       96,481
                                 6.80%      6.73%      7.46%        7.44%       8.29%       8.22%        7.05%

Stock in Federal
 Home Loan Bank            $       --         --         --           --          --      21,408       21,408       21,408
                                   --         --         --           --          --        7.05%        7.05%

Total interest-earning
 assets                    $  972,736    496,801    385,227      154,197     144,811   1,619,353    3,773,125    3,785,260
                                 7.73%      7.71%      7.82%        7.56%       7.65%       7.86%        7.78%

Interest-Bearing
 Liabilities

Deposits:
   Savings accounts        $  161,910    161,909    161,909      161,909     161,909      21,172      830,718      830,718
                                 2.84%      2.84%      2.84%        2.84%       2.84%       1.84%        2.81%

   Transaction accounts    $  239,218     76,130     76,130       76,130     166,736          --      634,344      634,344
                                 3.49%      2.82%      2.82%        2.82%       1.10%         --         2.62%

   Certificate accounts    $1,310,987    442,592     55,479       24,890       9,126       7,166    1,850,240    1,863,904
                                 5.39%      5.86%      5.77%        5.68%       5.68%       6.07%        5.52%

Short-term borrowed funds
 and repurchase agreements $   68,747         --         --           --          --          --       68,747       68,747
                                 5.37%        --         --           --          --          --         5.37%

Long-term debt             $   10,000     10,000         --           --          --          61       20,061       19,998
                                 5.41%      5.52%        --           --          --        7.47%        5.47%

Total interest-bearing
 liabilities               $1,790,862    690,631    293,518      262,929     337,771      28,399    3,404,110    3,417,711
                                 4.90%      4.81%      3.39%        3.10%       2.06%       2.92%        4.31%

Quarterly Results of Operations
The Company's quarterly results of operations for the years ended December 31, 1997 and 1996 are as follows:

(In thousands, except per share data) Year Ended December 31, 1997
                                                                      First           Second         Third         Fourth
                                                                      Quarter         Quarter        Quarter       Quarter
Quarterly Operating Data

Interest income                                                       $64,430         65,618         67,522        71,606
Interest expense                                                       31,394         32,168         33,005        35,863

Net interest income                                                    33,036         33,450         34,517        35,743
Provision for loan losses                                               1,800          1,800          1,800         1,800
Noninterest income                                                      3,257          3,509          3,289         4,211
Noninterest expense                                                    19,806         20,206         21,122        23,256

Income before income taxes                                             14,687         14,953         14,884        14,898
Income tax expense (benefit)                                            5,370          5,512          5,506          (390)

Net income                                                            $ 9,317          9,441          9,378        15,288

Core net income<F1>                                                   $ 9,317          9,282          9,378         9,162

Basic earnings per share:
   Based on net income                                                $  0.73           0.74           0.73          1.19
   Based on core net income                                              0.73           0.73           0.73          0.72

Diluted earnings per share:
   Based on net income                                                   0.68           0.69           0.68          1.11
   Based on core net income                                              0.68           0.68           0.68          0.67

Dividends declared per share                                             0.15           0.15           0.18          0.18

(In thousands, except per share data) Year Ended December 31, 1996
                                                                      First           Second         Third         Fourth
                                                                      Quarter         Quarter        Quarter       Quarter
Quarterly Operating Data

Interest income                                                       $61,588         61,089         61,660        64,189
Interest expense                                                       30,696         29,847         30,282        32,060

Net interest income                                                    30,892         31,242         31,378        32,129
Provision for loan losses                                               1,425          1,425          1,425         1,500
Noninterest income                                                      3,010          3,092          2,910         3,142
Noninterest expense                                                    19,648         19,729         30,571        20,355

Income before income taxes                                             12,829         13,180          2,292        13,416
Income tax expense                                                      5,118          5,345            644         4,403

Net income                                                            $ 7,711          7,835          1,648         9,013

Core net income<F2>                                                   $ 7,711          7,835          8,025         9,013

Basic earnings per share:
   Based on net income                                                $  0.58           0.59           0.13          0.70
   Based on core net income                                              0.58           0.59           0.62          0.70

Diluted earnings per share:
   Based on net income                                                   0.54           0.55           0.12          0.65
   Based on core net income                                              0.54           0.55           0.58          0.65

Dividends declared per share                                             0.12           0.12           0.12          0.15

<F1> Core net income for 1997 excludes a December 1997 tax benefit of $6.0 million that resulted from a corporate realignment and the after-tax effect of $0.3 million related to a partial recovery of a 1995 investment write-off.
<F2> Core net income for 1996 excludes the after-tax effect of the $6.4 million special assessment to recapitalize the SAIF.

Independent Auditors' Report

KPMG Peat Marwick LLP
Certified Public Accountants
515 Broadway
Albany, NY 12207

The Board of Directors and Stockholders
ALBANK Financial Corporation and Subsidiaries:

We have audited the accompanying consolidated statements of financial condition of ALBANK Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ALBANK Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

January 30, 1998

Consolidated  Statements of Earnings

(In thousands, except per share data) Years Ended December 31,
                                                       1997                  1996          1995
Interest Income

Mortgage loans                                         $173,296              155,914       125,228
Other loans                                              45,051               38,194        28,571
Securities available for sale                            41,943               41,676        11,098
Investment securities                                     6,767                8,959        43,520
Federal funds sold                                          137                  508           918
Securities purchased under agreement to resell              656                2,225         1,888
Stock in Federal Home Loan Bank                           1,326                1,050         1,279

Total interest income                                   269,176              248,526       212,502


Interest Expense

Deposits and escrow accounts                            125,526              120,006       103,810
Short-term borrowed funds and repurchase agreements       5,771                1,338           125
Long-term debt                                            1,133                1,541            80

Total interest expense                                  132,430              122,885       104,015

Net interest income                                     136,746              125,641       108,487
Provision for loan losses                                 7,200                5,775         4,500

Net interest income after provision for loan losses     129,546              119,866       103,987


Noninterest Income

Service charges on deposit accounts                       7,130                5,556         5,046
Net security transactions                                   476                    8        (1,198)
Brokerage and insurance commissions                       2,108                2,049         1,621
Other                                                     4,552                4,541         3,979

Total noninterest income                                 14,266               12,154         9,448


Noninterest Expense

Compensation and employee benefits                       41,368               38,455        31,817
Occupancy, net                                           10,055                9,186         8,260
Furniture, fixtures and equipment                         6,651                5,270         4,036
Federal deposit insurance premiums                        1,412                4,331         5,152
Federal deposit insurance special SAIF assessment            --               10,397            --
Professional, legal and other fees                        2,976                3,242         2,512
Telephone, postage and printing                           4,694                4,393         4,062
Goodwill amortization                                     3,872                3,078         1,570
Capital securities expense                                2,666                   --            --
Other                                                    10,696               11,951         8,395

Total noninterest expense                                84,390               90,303        65,804

Income before income taxes                               59,422               41,717        47,631
Income tax expense                                       15,998               15,510        18,348

Net income                                             $ 43,424               26,207        29,283

Earnings per share:
   Basic                                               $   3.41                 1.99          2.08
   Diluted                                                 3.17                 1.87          1.96

See accompanying notes to consolidated financial statements.

Consolidated Statements of Financial Condition

Dollars in thousands, except per share data)                             December 31,           1997                 1996

Assets
Cash and due from banks                                                                         $   97,389              68,883
Securities purchased under agreement to resell                                                      75,000                  --

Total cash and cash equivalents                                                                    172,389              68,883

Securities available for sale                                                                      768,517             617,943
Investment securities                                                                               94,971             116,322

Loans receivable                                                                                 2,856,049           2,559,649
Less: allowance for loan losses                                                                     29,117              24,114

Loans receivable, net                                                                            2,826,932           2,535,535

Accrued interest receivable                                                                         27,837              27,092
Office premises and equipment, net                                                                  57,435              48,554
Stock in Federal Home Loan Bank, at cost                                                            21,408              16,913
Real estate owned                                                                                    3,966               4,012
Goodwill                                                                                            80,281              43,482
Other assets                                                                                        29,361              27,400

                                                                                                $4,083,097           3,506,136

Liabilities

Deposits                                                                                        $3,483,791           3,013,129
Escrow accounts                                                                                     21,172              26,603
Accrued income taxes payable                                                                         8,289               3,938
Short-term borrowed funds and repurchase agreements                                                 68,747              42,346
Long-term debt                                                                                      20,061              30,061
Obligation under capital lease                                                                       4,542               4,646
Other liabilities                                                                                   66,882              66,288

Total liabilities                                                                                3,673,484           3,187,011

Corporation-obligated manditorily redeemable capital securities of subsidiary trust                 50,000                  --

Commitments and contingent liabilities

Stockholders' Equity

Preferred stock, $.01 par value. Authorized 25,000,000 shares; none outstanding                        --                   --
Common stock, $.01 par value. Authorized 50,000,000 shares; 15,697,500 shares issued;
  12,906,845 shares outstanding at December 31, 1997 and 12,910,763 at December 31, 1996               157                 157
Additional paid-in capital                                                                         182,704             180,670
Retained earnings, substantially restricted                                                        248,402             214,283
Treasury stock, at cost (2,790,655 shares at December 31, 1997 and 2,786,737
  at December 31, 1996)                                                                            (73,200)            (71,235)
Unrealized gain on securities available for sale, net of tax                                         6,578               1,781
Common stock acquired by:
   Employee stock ownership plan ("ESOP")                                                           (5,023)             (6,279)
   Bank recognition plan ("BRP")                                                                        (5)               (252)

Total stockholders' equity                                                                         359,613             319,125

                                                                                                $4,083,097           3,506,136

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity

                                                                                   Net
                                                                                   Unrealized
                                                                                   Gain (Loss)     Common     Common
                                                    Additional                     on Securities   Stock      Stock
                                            Common  Paid-in    Retained  Treasury  Available       Acquired   Acquired
(Dollars in thousands)                      Stock   Capital    Earnings  Stock     for Sale        by ESOP    by BRP   Total
Balance at January 1, 1995                  $157    151,433    235,065   (58,218)      (735)       (8,791)    (2,122)  316,789

Net income                                    --         --     29,283        --         --            --         --    29,283
Purchase of treasury stock (898,053 shares)   --         --         --   (24,233)        --            --         --   (24,233)
Exercise of stock options                     --         --        (10)       70         --            --         --        60
Tax benefits related to vested BRP stock
 and stock options exercised                  --        536         --        --         --            --         --       536
Adjustment of securities
 available for sale to market, net of tax     --         --         --        --      4,263            --         --     4,263
Cash dividends declared                       --         --     (5,707)       --         --            --         --    (5,707)
Amortization of ESOP stock                    --         --         --        --         --         1,256         --     1,256
Amortization of BRP stock                     --         --         --        --         --            --        935       935

Balance at December 31, 1995                 157    151,969    258,631   (82,381)     3,528        (7,535)    (1,187)  323,182

Net income                                    --         --     26,207        --         --            --         --    26,207
Purchase of treasury stock (926,517 shares)   --         --         --   (25,847)        --            --         --   (25,847)
Exercise of stock options                     --         --        275       745         --            --         --     1,020
Tax benefits related to vested BRP stock
 and stock options exercised                  --        898         --        --         --            --         --       898
Adjustment of securities available for sale
 to market, net of tax                        --         --         --        --     (1,747)           --         --    (1,747)
Cash dividends declared                       --         --     (6,779)       --         --            --         --    (6,779)
Stock dividend declared                       --     27,803    (64,051)   36,248         --            --         --        --
Amortization of ESOP stock                    --         --         --        --         --         1,256         --     1,256
Amortization of BRP stock                     --         --         --        --         --            --        935       935

Balance at December 31, 1996                 157    180,670    214,283   (71,235)     1,781        (6,279)      (252)  319,125

Net income                                    --         --     43,424        --         --            --         --    43,424
Purchase of treasury stock (154,468 shares)   --         --         --    (5,057)        --            --         --    (5,057)
Exercise of stock options                     --         --       (821)    3,092         --            --         --     2,271
Tax benefits related to vested BRP stock
 and stock options exercised                  --      2,034         --        --         --            --         --     2,034
Adjustment of securities available for sale
 to market, net of tax                        --         --         --        --      4,797            --         --     4,797
Cash dividends declared                       --         --     (8,484)       --         --            --         --    (8,484)
Amortization of ESOP stock                    --         --         --        --         --         1,256         --     1,256
Amortization of BRP stock                     --         --         --        --         --            --        247       247

Balance at December 31, 1997                $157   182,704     248,402   (73,200)     6,578        (5,023)        (5)  359,613

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

(In thousands)                                      Years Ended December 31,       1997                 1996          1995
Increase (Decrease) in Cash and Cash EquivalentsCash
 Flows from Operating Activities
Net income                                                                         $ 43,424               26,207        29,283
Reconciliation of net income to net cash provided by operating activities:
   Depreciation and lease amortization                                                6,799                5,385         3,962
   Goodwill amortization                                                              3,872                3,078         1,570
   Amortization of capitalized costs related to the issuance of capital securities       27                   --            --
   Net amortization of premiums and accretion of discounts on securities                897                1,229         1,322
   ESOP and BRP amortization                                                          1,503                2,191         2,191
   Net loss (gain) on security transactions                                            (476)                  (8)        1,198
   Net gain on sale of real estate owned                                               (289)                (383)         (328)
   Origination of loans receivable for sale                                          (6,366)             (22,631)      (15,401)
   Proceeds from sale of loans receivable                                            11,353               34,024        31,379
   Provision for loan losses                                                          7,200                5,775         4,500
   Writedown of real estate owned                                                       279                  603           312
   Net increase in accrued income taxes payable                                       6,385                  277         2,632
   Net decrease (increase) in accrued interest receivable                              (412)               2,814        (1,682)
   Net increase in other assets                                                      (8,130)                (619)       (3,291)
   Net increase (decrease) in other liabilities and obligation under capital lease      (28)              18,692        (6,272)

Net cash provided by operating activities                                            66,038               76,634        51,375

Cash Flows from Investing Activities

Net cash provided (used) by acquisition activity                                    446,784              (61,439)       17,488
Proceeds from the sale of securities available for sale                              15,019               22,985            --
Proceeds from the maturity or call of securities available for sale                 237,738              154,445        90,008
Proceeds from the maturity or call of investment securities                          71,691               70,538       173,465
Proceeds from the partial recovery of Nationar investment                               453                   --            --
Purchase of securities available for sale                                          (396,110)             (45,105)      (79,902)
Purchase of investment securities                                                   (50,327)             (25,678)      (23,313)
Purchase of loans receivable                                                       (312,095)            (229,342)     (125,894)
Net decrease (increase) in loans receivable                                          53,444              (30,659)      (55,387)
Redemption (purchase) of Federal Home Loan Bank stock                                (4,495)               2,912        (1,621)
Proceeds from the sale of real estate owned                                           4,944                6,950         5,648
Capital expenditures                                                                 (9,558)              (6,740)       (9,882)

Net cash provided (used) by investing activities                                     57,488             (141,133)       (9,390)

Cash Flows from Financing Activities

Net increase (decrease) in deposits                                                 (60,652)              20,530        (1,868)
Net increase (decrease) in escrow accounts                                           (5,431)              (8,465)        1,441
Net increase (decrease) in short-term borrowed funds and repurchase agreements       17,803               17,907       (12,010)
Proceeds from long-term debt                                                             --               30,061            --
Repayment of long-term debt                                                         (10,000)                  --        (2,000)
Proceeds from issuance of capital securities                                         50,000                   --            --
Purchase of treasury stock                                                           (5,057)             (25,847)      (24,233)
Dividends paid                                                                       (8,117)              (6,210)       (5,565)
Cash proceeds from the exercise of stock options                                      1,434                  404            60

Net cash provided (used) by financing activities                                    (20,020)              28,380       (44,175)

Net increase (decrease) in cash and cash equivalents                                103,506              (36,119)       (2,190)
Cash and cash equivalents at beginning of year                                       68,883              105,002       107,192

Cash and cash equivalents at end of year                                           $172,389               68,883       105,002

Supplemental Disclosures of Cash Flow Information

Cash paid during the year:
   Interest on deposits, escrows, short-term borrowed funds,
    repurchase agreements and long-term debt                                       $132,879              122,662       104,022
   Income taxes                                                                       9,633               12,804        16,118

Supplemental schedule of noncash investing and financing activities:
   Net reduction in loans resulting from transfers to real estate owned               4,908                5,941         5,710
   Net unrealized gain (loss) on securities available for sale                        8,110               (3,098)        7,251
   Transfer of investment securities to securities available for sale                    --                   --       492,246
   Tax benefits related to vested BRP stock and stock options exercised               2,034                  898           536
   Acquisition activity:
      Fair value of noncash assets acquired                                          94,116              523,406           712
      Fair value of liabilities assumed                                             540,900              461,967        18,200

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

ALBANK Financial Corporation (the "Holding Company") completed its initial public offering on April 1, 1992. Simultaneously, the Holding Company purchased all of the outstanding stock of ALBANK, FSB. On November 10, 1997, the Holding Company formed ALBANK Commercial, a newly chartered New York commercial bank. To date, the principal operations of ALBANK Financial Corporation and subsidiaries (the "Company") have been those of ALBANK, FSB and ALBANK Commercial, along with their respective subsidiaries.

The accounting and reporting policies of the Company conform in all material respects to generally accepted accounting principles and to general practice within the banking industry. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. Certain amounts in prior years have been reclassified to conform to current year classifications.

The following is a description of the more significant policies which the Company followed in preparing and presenting its consolidated financial statements.

A. Basic Presentation

The accompanying consolidated financial statements include the accounts of the Holding Company; its wholly owned banking subsidiaries, ALBANK, FSB and ALBANK Commercial, along with their related subsidiaries; and its wholly owned business trust subsidiary, ALBANK Capital Trust I. Significant intercompany transactions and balances have been eliminated in consolidation.

B. Cash Equivalents

For purposes of the consolidated statements of financial condition and statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

C. Restriction on Cash Balances

The Company was required to retain cash funds of $19,118,000 at December 31, 1997, and $28,164,000 at December 31, 1996, to satisfy minimum reserve requirements established by the Federal Reserve Bank of New York.

D. Securities

Securities are classified at the time of purchase as investment securities, securities available for sale, or trading account securities. Investment securities are those securities that management has the positive intent and ability to hold to maturity and are carried at amortized cost. Securities available for sale are those that management intends to hold for an indefinite period of time. Such securities may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other similar factors. Securities available for sale are reported at fair value, with unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized gains and losses reflected in current earnings. The Company had no trading account securities during the three-year period ended December 31, 1997.

Any portion of unrealized loss on an individual security deemed to be other than temporary is recognized as a realized loss in the accounting period in which such determination is made. Gains and losses on the sale of securities are determined using the specific identification method. Discounts and premiums on securities are accreted into or amortized against interest income using a method which approximates the level-yield method.

E. Loans Receivable/Allowance for Loan Losses

Loans receivable are stated at unpaid principal amounts, net of unearned discounts, unamortized premiums and deferred loan fees and costs. Discounts, premiums and deferred loan fees and costs are accreted into or amortized against interest income using a method that approximates the level-yield method over the estimated lives of the loans.

When management deems full collection of all principal and interest to be uncertain, loans are placed on nonaccrual status. Generally, nonperforming one- to four-family residential mortgage loans continue to accrue interest income until they become 120 days delinquent, at which time they are placed on nonaccrual status. Most delinquent consumer loans are not placed on nonaccrual status as they are charged against the allowance for loan losses prior to 180 days delinquency. Loans, other than consumer and residential mortgage loans, past due 90 days or more as to principal or interest are placed on nonaccrual status except for those loans which, in management's judgment, are adequately secured or are in the process of collection. Generally, previously accrued income that has not been collected is reversed from current income, and subsequent cash receipts are applied to reduce the unpaid principal balance. Amortization of related deferred fees is suspended when a loan is placed on nonaccrual status.

1. Summary of Significant Accounting Policies (continued)

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

The Company generally places impaired loans on nonaccrual status and recognizes interest income on such loans only upon receipt of interest payments from the borrower. In some instances, all moneys received from the borrower, or from the proceeds of collateral, are applied directly to reduce the principal balance of the loan, and no interest income is recognized until the principal balance of the impaired loan is paid in full or is no longer considered impaired.

The Company's subsidiary banks maintain valuation allowances for losses on loans for estimable and probable future losses. The allowances for loan losses are maintained at levels deemed appropriate by management to adequately provide for known and inherent risks in the present loan portfolios. The determination of the amount of the allowances includes estimates that are susceptible to significant changes due to changes in appraised values of collateral and general economic conditions. In connection with such deter mination concerning collateral, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in relevant facts and circumstances including changes in general economic conditions. In addition, various regulatory agencies as an integral part of their examination process periodically review the allowance for loan losses of each subsidiary bank of the Company. Such agencies may require the subsidiary banks to recognize additions to the allowances based on their judgments of information available to them at the time of their examinations.

F. Real Estate Owned

It is the Company's policy to include in real estate owned assets received from loan foreclosures and loans deemed to be in-substance foreclosures. A loan is considered an in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

Real estate owned is recorded on an individual asset basis at net realizable value which is the lower of fair value minus estimated costs to sell or "cost" (defined as the fair value at initial foreclosure). When a property is acquired, any excess of the loan balance over fair value is charged to an allowance for loan losses. Subsequent write-downs to carry the property at net realizable value are included in other noninterest expense.

G. Office Premises and Equipment

Office premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment are primarily computed using the straight-line method over the estimated useful life of the respective asset. Useful lives vary between 20 and 50 years for banking facilities and between 3 and 15 years for furniture, fixtures and equipment. Amortization of capital leases and leasehold improvements is computed on the straight-line method over the lesser of the term of the lease or the useful life of the property.

H. Goodwill

In acquisitions accounted for as a purchase, goodwill results when the consideration paid exceeds the fair value of net assets acquired. Goodwill resulting from acquisition activity by the Company is being amortized using the straight-line method, generally over 15 years.

I. Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes arise from the recognition of certain items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements. The Company records deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance is established.

J. Treasury Stock

Repurchases of common stock are accounted for under the cost method and recorded in a contra-equity account.

K. Stock Option Plans

Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board("APB")Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense was recorded on the date of grant only if the then current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," with respect to employee stock options granted subsequent to 1994. As such, the Company has adopted the provision of SFAS No. 123 whereby it will continue to apply the provisions of APB Opinion No. 25 in its financial statements and supplementally provide in its footnotes to financial statements proforma net income and proforma earnings per share disclosures as if the fair value based method of valuing options defined in SFAS No. 123 had been applied.

L. Earnings Per Share

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. The Company adopted the provisions of SFAS No. 128 as of December 31, 1997. All earnings per share data reflect the adoption of this Statement. Basic earnings per share are calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share are calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period plus the share effect of dilutive common stock equivalents. Stock options are regarded as common stock equivalents and, therefore, are considered in the earnings per share calculation if dilutive. Common stock equivalents are computed using the treasury stock method.

M. Transfers and Servicing of Financial Assets and Extinguishments of
   Liabilities

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial components approach that focuses on control. The Company adopted SFAS No. 125 on January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on the Company's consolidated financial statements.

2. Restrictions on Stockholders' Equity

As part of its conversion to a stock form savings bank, ALBANK, FSB established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in ALBANK, FSB after conversion. In the unlikely event of a complete liquidation of ALBANK, FSB, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance, before distribution may be made with respect to the capital stock of ALBANK, FSB. ALBANK, FSB may not declare or pay a cash dividend to the Holding Company, or repurchase any of its capital stock, if the effect thereof would cause the retained earnings of ALBANK, FSB to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

The capital of ALBANK, FSB exceeds all capital regulatory requirements. The Office of Thrift Supervision ("OTS") regulations provide that an institution that exceeds all capital requirements before and after a proposed capital distribution could, after prior notice to but without the approval of the OTS, make capital distributions during the calendar year of an amount that would reduce by one half its "excess capital ratio" plus its net income for the current calendar year. Under such limitation, ALBANK, FSB could declare dividends to the Holding Company in 1998 of approximately $46 million plus an amount equal to 1998 earnings.

ALBANK Commercial is subject to dividend limitations under New York Banking Law, including a requirement that prior regulatory approval be obtained for dividends paid in any year that would exceed ALBANK Commercial's net profits for such year combined with retained net profits for the prior two years.

3. Acquisitions

On November 10, 1997, the Company assumed the deposit liabilities and purchased loans owned and serviced by 35 New York State branch offices of KeyBank. The acquisition included $540.9 million in deposits and $52.2 million in loans. This acquisition, which was accounted for under the purchase method of accounting, generated accounting goodwill of $40.6 million which is being amortized over 15 years.

On September 27, 1996, the Company assumed the deposit liabilities and purchased loans owned and serviced by 6 banking offices formerly operated by the Green Mountain Bank of Rutland, Vermont. The acquisition included $107.7 million in deposits and loans with a net book value of $108.4 million. This acquisition, which was accounted for under the purchase method of accounting, generated accounting goodwill amounting to $8.2 million which is being amortized over a period of 15 years.

On January 3, 1996, ALBANK, FSB acquired all of the outstanding common stock of Marble Financial Corporation of Rutland, Vermont for $18.00 per share in cash or approximately $61 million in total consideration. On the date of closing, Marble Financial had consolidated assets and deposits of $396.2 million and $326.6 million, respectively. The transaction, which was accounted for under the purchase method of accounting, generated accounting goodwill of $20.1 million which is being amortized over 15 years.

4. Securities

The amortized cost and estimated market value of investment securities are as follows:

                                                                                    Gross       Gross
                                                                                    Unrealized  Unrealized  Estimated
(In thousands)                                December 31, 1997    Amortized Cost   Gains       Losses      Market Value
U.S. Government obligations                                        $  1,845              8       (1)          1,852
U.S. Government agency obligations                                   55,000            221       --          55,221
Mortgage-backed securities                                           19,815          1,348       --          21,163
Corporate bonds                                                         219             --       --             219
Collateralized mortgage obligation and real estate
 mortgage investment
 conduit securities                                                   7,472              8      (90)          7,390
Asset-backed securities                                               3,580              1      (19)          3,562
Other debt securities                                                 7,040             34       --           7,074

Total                                                              $ 94,971          1,620     (110)         96,481

                                                                                    Gross       Gross
                                                                                    Unrealized  Unrealized  Estimated
(In thousands)                                December 31, 1996    Amortized Cost   Gains       Losses      Market Value

U.S. Government obligations                                        $  1,744              9       (6)          1,747
U.S. Government agency obligations                                   25,140            129       --          25,269
Mortgage-backed securities                                           25,082          1,456       (5)         26,533
Corporate bonds                                                         219             --       --             219
Collateralized mortgage obligation and real estate mortgage
 investment conduit securities                                       34,587             21     (248)         34,360
Asset-backed securities                                              21,532            141      (48)         21,625
Other debt securities                                                 8,018             35       --           8,053

Total                                                              $116,322          1,791     (307)        117,806


There were no sales of investment securities in the three-year period ended December 31, 1997. Gains and losses recorded on investment securities are as follows:

(In thousands)                                     Years Ended December 31,           1997      1996   1995
Recovery on securities previously written off                                         $453      --         --
Gross gains recognized on call of securities                                            --       3          1
Write-off of securities                                                                 --      --     (1,199)

Total                                                                                 $453       3     (1,198)

The contractual maturity schedule of investment securities at amortized cost and estimated market value is as follows:

                                                                                   Estimated
(In thousands)                             December 31, 1997    Amortized Cost     Market Value
Within 1 year                                                   $ 1,378             1,381
After 1 year through 5 years                                     68,156            68,413
After 5 years through 10 years                                    6,488             6,669
After 10 years                                                   18,949            20,018

Total                                                           $94,971            96,481


In the foregoing table and the contractual maturity table of securities available for sale below, maturities of mortgage-backed securities, collateralized mortgage obligation securities, real estate mortgage investment conduit securities and asset-backed securities are based on the maturity of the final scheduled payment. Such securities, which comprise most of the balances shown as maturing beyond five years, generally amortize on a regular basis, predominantly monthly, and are subject to prepayment. Taking into account such contractual amortization and expected prepayments, a significant amount of principal reduction on the aforementioned securities will occur within five years.

The amortized cost and estimated market value of securities available for sale are as follows:

                                                                               Gross          Gross
                                                                               Unrealized     Unrealized   Estimated
(In thousands)                         December 31, 1997      Amortized Cost   Gains          Losses       Market Value
U.S. Government obligations                                   $ 45,305            761             (9)       46,057
U.S. Government agency obligations                               3,028             --            (24)        3,004
Mortgage-backed securities                                     460,939          3,523         (2,305)      462,157
Corporate bonds                                                193,333          1,923           (153)      195,103
Collateralized mortgage obligation and
 real estate mortgage
 investment conduit securities                                  13,385             --           (253)       13,132
Asset-backed securities                                         34,689             83            (13)       34,759
Equity securities                                                6,832          7,477             (4)       14,305

Total                                                         $757,511         13,767         (2,761)      768,517

                                                                               Gross          Gross
                                                                               Unrealized     Unrealized   Estimated
(In thousands)                         December 31, 1996      Amortized Cost   Gains          Losses       Market Value

U.S. Government obligations                                   $ 75,910            604           (252)       76,262
U.S. Government agency obligations                               6,032             24            (42)        6,014
Mortgage-backed securities                                     200,870          1,407         (2,235)      200,042
Corporate bonds                                                282,867          1,862           (869)      283,860
Collateralized mortgage obligation and
 real estate mortgage
 investment conduit securities                                  19,443             --          (392)        19,051
Asset-backed securities                                         23,093             94           (31)        23,156
Equity securities                                                6,832          2,732            (6)         9,558

Total                                                         $615,047          6,723        (3,827)       617,943


Proceeds from the sale of securities available for sale in 1997, 1996 and 1995 amounted to $15,019,000, $22,985,000, and $0, respectively. In 1997, gains and losses amounted to $25,645 and $3,217, respectively. In 1996, gains and losses amounted to $11,198 and $6,575, respectively. There were no gains or losses in 1995.

The contractual maturity schedule of securities available for sale (exclusive of equity securities) at amortized cost and estimated market value is as follows:

                                                                                        Estimated
(In thousands)                            December 31, 1997        Amortized Cost       Market Value
Within 1 year                                                      $132,571             132,261
After 1 year through 5 years                                        215,968             218,245
After 5 years through 10 years                                      174,224             175,277
After 10 years                                                      227,916             228,429

Total                                                              $750,679             754,212

The book value of securities pledged as required by law and for other purposes amounted to $214.3 million and $107.2 million at December 31, 1997 and 1996, respectively. Such securities were primarily used to secure public deposits.

The Company has entered into an agreement to loan certain securities to investment brokers for which the Company receives a fee. The total book value of securities loaned to brokers under this agreement was approximately $25.3 million and $67.0 million at December 31, 1997 and 1996, respectively.

5. Office Premises and Equipment

A summary of office premises and equipment follows:


(In thousands)                                                                December 31,         1997                1996

Banking house, land and land improvements                                                          $44,392             37,975
Leasehold improvements                                                                              11,038              9,010
Furniture, fixtures and equipment                                                                   42,730             35,488
Capitalized lease                                                                                    5,775              5,775

                                                                                                   103,935             88,248
Less: accumulated depreciation and amortization                                                     46,500             39,694

Total                                                                                              $57,435             48,554

Amounts charged to expense for depreciation and amortization aggregated $6,799,000, $5,385,000 and $3,962,000 for the years ended December 31, 1997,
1996 and 1995, respectively.

6. Loans Receivable

Loans receivable consist of the following:


(In thousands)                                                                December 31,     1997                 1996
Mortgage Loans
One- to four-family                                                                            $1,984,783           1,730,059
Home equity                                                                                       164,991             169,214
Commercial real estate                                                                            111,989             135,284
Multi-family                                                                                       32,968              31,792
Construction                                                                                       16,393              13,338

Total                                                                                           2,311,124           2,079,687

Other Loans

Commercial                                                                                        285,266             241,002
Student                                                                                            96,884              94,478
Automobile                                                                                         68,316              64,864
Home improvement                                                                                   24,737              23,593
Personal, secured and unsecured                                                                    23,731              19,444
Credit cards                                                                                       13,428              14,754
Overdraft and other                                                                                21,799              16,222

Total                                                                                             534,161             474,357

Total mortgage and other loans                                                                  2,845,285           2,554,044
Net discounts, premiums and deferred loan fees and costs                                           10,764               5,605

Loans receivable                                                                               $2,856,049           2,559,649


Real estate mortgage loans serviced for other institutions of approximately $260.8 million and $289.7 million at December 31, 1997 and 1996, respectively, are not included in loans receivable.

Nonperforming loans are as follows:

(In thousands)                                                 December 31,         1997                  1996          1995
Mortgage Loans

Nonaccrual                                                                          $18,477               15,298        12,571
Delinquent more than 90 days and still accruing                                       2,871                7,367         5,567

Total nonperforming mortgage loans                                                   21,348               22,665        18,138

Other Loans

Nonaccrual                                                                            6,074                3,933           372
Delinquent more than 90 days and still accruing                                       4,392                3,218         4,646

Total nonperforming other loans                                                      10,466                7,151         5,018

Total nonperforming loans                                                           $31,814               29,816        23,156

Assuming all nonaccrual loans had been current, the amounts of interest income recorded on such loans during the years ended December 31, 1997, 1996 and 1995, based on such loans' original rates of interest, would have totaled $2.1 million, $1.7 million and $1.0 million, respectively. The amounts included in interest income recorded in these periods with respect to such loans were $452,000, $320,000 and $295,000, respectively. The Company has no commitments to extend further credit on nonaccrual loans.

Certain directors and executive officers of the Company, as well as certain affiliates of directors, were customers of and had other transactions with the Company in the ordinary course of the Company's business. Loans to these parties were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled $1,679,000 and $463,000 at December 31, 1997 and 1996,
respectively. Total advances to these directors and executive officers during the year ended December 31, 1997, were $1,592,000. Total payments made on these loans were $376,000.

7. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

(In thousands)                                     Years Ended December 31,         1997                  1996          1995
Balance, beginning of year                                                          $24,114               15,949        15,510
Allowance recorded/acquired from acquisition activity                                 2,000               11,310            --
Provision charged to operations                                                       7,200                5,775         4,500
Loans charged off                                                                    (5,272)              (9,648)       (4,421)
Recoveries of loans previously charged off                                            1,075                  728           360

Balance, end of year                                                                $29,117               24,114        15,949


Of the total loans charged off in 1996, $4.1 million was related to a sale of a group of one- to four-family nonperforming loans.

8. Accrued Interest Receivable

Accrued interest receivable consists of the following:

(In thousands)                                                                December 31,         1997                 1996

Loans                                                                                              $18,558              18,193
Securities available for sale                                                                        7,405               7,669
Investment securities                                                                                1,081               1,019
Other earning assets                                                                                   793                 211

Total                                                                                              $27,837              27,092


9. Accounting by Creditors for Impairment of a Loan

The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). Impaired loans at December 31, 1997 and 1996, were generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

At December 31, 1997 and 1996, the recorded investment in loans that were considered to be impaired under SFAS No. 114 totaled $3,210,000 and $4,358,000, respectively. Restructured loans included in the foregoing impaired loan balances amounted to $272,000 and $320,000 at the respective year-end dates. The allowance for loan losses allocated to impaired loans at December 31, 1997 and 1996, was $1,053,000 and $1,375,000, respectively. The average recorded investment in impaired loans during the twelve months ended December 31, 1997, 1996 and 1995, was approximately $3,345,000, $3,560,000 and $1,433,000, respectively.

Impaired loans are included in nonperforming loans generally as nonaccrual loans. Commercial loans past due greater than 90 days and still accruing are generally not considered to be impaired as the Company expects to collect all amounts due, including interest accrued at the contractual interest rate for the delinquent period. As of December 31, 1997, the balance of loans restructured prior to the adoption of SFAS No. 114 amounted to $163,000; such loans were not considered impaired.

The Company did not recognize interest income on any impaired loans during the three-year period ended December 31, 1997.


10. Real Estate Owned

A summary of real estate acquired through foreclosure follows:

(In thousands)                                                                December 31,          1997                 1996

Residential (1-4 family)                                                                            $2,251               2,750
Commercial properties                                                                                1,715               1,262

Total                                                                                               $3,966               4,012


11. Deposits

A summary of depositors' balances is as follows:


(Dollars in thousands)                          December 31,                     1997                           1996
                                                                                 Weighted-                      Weighted-
                                                                   Amount        Average Rate     Amount        Average Rate
Passbook and statement accounts                                    $  809,546    2.84%           $  824,151     2.94%
Certificate accounts:
   2.01% to 3.00%                                                       9,420                         9,215
   3.01% to 4.00%                                                       9,340                        11,908
   4.01% to 5.00%                                                     218,927                       411,986
   5.01% to 6.00%                                                   1,466,338                       967,800
   6.01% to 7.00%                                                      90,313                       110,113
   7.01% to 8.00%                                                      53,675                        69,572
   8.01% to 9.00%                                                       2,227                         3,196
   9.01% to 10.00%                                                         --                            --
   10.01% to 11.00%                                                        --                           135

Total certificate accounts                                          1,850,240    5.52             1,583,925     5.37
Money market accounts                                                 356,449    3.60               260,521     3.14
Super NOW accounts                                                     22,556    1.81                27,908     1.82
NOW accounts                                                          246,846    1.11               195,479     1.02
Commercial demand deposit accounts
 from 0% to 2.25% in 1997 and
 0% to 2.47% in 1996                                                  116,706    0.12                74,238     0.29
Demand deposit accounts                                                81,448      --                46,907       --

Total                                                              $3,483,791    4.05%           $3,013,129     3.99%

At December 31, 1997 and 1996, the aggregate amounts of certificate accounts with balances equal to or in excess of $100,000 were approximately $232.3 million and $174.5 million, respectively.

The approximate amount of contractual maturities of certificate accounts for the years subsequent to December 31, 1997, is as follows:


(In thousands)                                                                                                     Amount
1998                                                                                                               $1,310,987
1999                                                                                                                  442,592
2000                                                                                                                   55,479
2001                                                                                                                   24,890
2002                                                                                                                    9,126
Thereafter                                                                                                              7,166

Total                                                                                                              $1,850,240

Components of interest expense on deposits and escrow accounts are detailed as follows:

(In thousands)                                     Years Ended December 31,        1997                  1996          1995
Passbook and statement accounts                                                    $ 23,303               24,773        25,870
Certificate accounts                                                                 88,286               82,735        70,341
Money market accounts                                                                10,785                9,320         4,346
Super NOW and NOW accounts                                                            2,570                2,499         2,557
Commercial demand deposit accounts                                                      194                   79            22
Escrow accounts                                                                         388                  600           674

Total                                                                              $125,526              120,006       103,810



12. Short-Term Borrowed Funds and Repurchase Agreements

Short-term borrowed funds and repurchase agreements, consisting of advances with original maturities of less than one year are as follows:

(Dollars in thousands)                  December 31,   Interest Rate            1997        1996
Federal Home Loan Bank advances                        6.13% to 6.88%           $47,000         --
                                                       6.88% to 7.38%                --     36,000
Repurchase agreements                                  3.50% to 5.00%            21,097         --
                                                                4.00%                --      4,796
Other short-term borrowings                                     5.88%               650         --
                                                                6.00%                --      1,550

Total                                                                           $68,747     42,346


Short-term Federal HomeLoan Bank advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities, and are collateralized by Federal Home Loan Bank stock and real estate mortgages. The Company enters into sales of securities under short-term, fixed coupon repurchase agreements. Such agreements are accounted for as financings and the repurchase agreements are reflected as liabilities on the Company's consolidated statements of financial condition. During the period of such agreements, the underlying securities (which may take the form of mortgage-backed or other qualifying securities) are transferred to a segregated account held by the Company's custodian.

13. Long-Term Debt

The contractual maturity of long-term debt, consisting of advances from the Federal Home Loan Bank with original maturities of one year or more, is as follows:

(Dollars in thousands)                     December 31,                     Interest Rate       1997             1996
Year of Maturity:
   1997                                                                     5.40%               $    --          10,000
   1998                                                                     5.41%                10,000          10,000
   1999                                                                     5.52%                10,000          10,000
   2016                                                                     7.47%                    61              61

Total                                                                                           $20,061          30,061


Long-term Federal HomeLoan Bank advances are collateralized by Federal Home Loan Bank stock and real estate mortgages.

14. Corporation-Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trust

On June 6, 1997, the Holding Company through ALBANK Capital Trust I (the "Trust"), a 100% owned subsidiary business trust formed for the sole purpose of issuing capital securities, issued $50 million of 9.27% capital securities due June 6, 2027 (the "Capital Securities"). The Capital Securities qualify as Tier I capital under regulatory definitions.

The net proceeds of the Capital Securities, along with the funds provided by the Holding Company to the Trust as a capital contribution, were lent by the Trust to the Holding Company as long-term junior subordinated debentures. The debentures are subordinated to all Holding Company debt, but senior to all common stock. The Holding Company, in turn, used the proceeds for general corporate purposes. The Capital Securities, which are callable at a premium, in whole or in part, on or after June 6, 2007, include provisions that provide for the temporary deferral of dividend payments for up to five years under certain conditions.

The long-term junior subordinated debentures are the sole assets of the Trust, and interest payments on such debentures are the Trust's sole revenue source. The Holding Company's primary sources of funds to pay interest on the subordinated debentures are current dividends from its subsidiary banks. Accordingly, the Holding Company's ability to service the subordinated debentures is dependent upon the continued ability of its subsidiary banks to pay dividends.

15. Income Taxes

Income tax expense consists of the following:

(In thousands)                                     Years Ended December 31,         1997                  1996          1995
Current tax expense:
   Federal                                                                          $12,427               10,860        15,648
   State                                                                              3,158                2,835         3,626

                                                                                     15,585               13,695        19,274
Deferred tax expense (benefit)                                                          413                1,815          (926)

   Total                                                                            $15,998               15,510        18,348


The income tax provisions differ from the statutory federal income tax rate. The reasons for the differences are as follows:

           Years Ended December 31,              1997                    1996                       1995
                                                 % of                    % of                       % of
                                                 Pretax                  Pretax                     Pretax
(Dollars in thousands)                Amount     Amount     Amount       Amount      Amount        Amount
Federal income tax at 35%             $20,798     35.0%     $14,601      35.0%       $16,671       35.0%
Federal income tax benefit
 of corporate realignment              (5,963)   (10.0)          --        --             --         --
State income taxes, net of
 federal tax benefit                    2,053      3.4        1,843       4.4          2,357        4.9
Tax-exempt income and dividend
 received deduction                      (345)    (0.6)        (272)     (0.7)          (178)      (0.4)
Other                                    (545)    (0.9)        (662)     (1.5)          (502)      (1.0)

Total                                 $15,998     26.9%     $15,510      37.2%       $18,348       38.5%

Prior to 1996, ALBANK, FSB was allowed to claim a special bad debt deduction in excess of its actual loss experience; such special deduction was not subject to deferred tax allocation prior to 1988 in accordance with SFAS No. 109.
Accordingly, no deferred tax liability has been recorded for the tax bad debt reserve at December 31, 1987 (the "base year reserve"). The pre-1988 tax bad debt reserve, which was approximately $27.3 million at December 31, 1997, will not be subject to tax as long as ALBANK, FSB does not redeem stock or distribute amounts to the Company in excess of historical tax earnings.

As a result of tax legislation passed by Congress in 1996, ALBANK, FSB is no longer eligible to claim the special bad debt deduction for federal income tax purposes. The total federal tax bad debt reserve, aggregating approximately
$33.5 million at December 31, 1995, exceeds the base year reserve by approximately $6.2 million (the "excess reserve"). The excess reserve is to be recaptured as taxable income over a defined number of years. The Company had previously established a deferred tax liability for this excess reserve such that there is no impact on total tax expense for the Company for 1997 or any future year based on current tax rates.

Significant net temporary differences and carryforwards that give rise to net deferred tax assets are as follows:

(In thousands)                                                                December 31,         1997                 1996
S>
Allowance for loan losses                                                                          $ 8,030               6,279
Net operating loss carryforwards                                                                        10                 247
Employee benefit plans                                                                               6,267               5,589
Net deferred fees on loans                                                                          (3,086)             (1,225)
Prepaid expenses                                                                                    (1,483)             (1,907)
Accrued expenses                                                                                       822               1,246
Unrealized gain on securities available for sale                                                    (4,428)             (1,115)
Other items                                                                                           (267)                (92)

                                                                                                     5,865               9,022
Valuation reserve                                                                                   (1,558)             (1,689)

Net deferred tax asset--at year end                                                                  4,307               7,333
Less: net deferred tax asset--at beginning of year                                                   7,333               4,597

Decrease (increase) in deferred tax asset                                                            3,026              (2,736)
Change in temporary difference for unrealized (gain) loss on securities available for sale          (3,313)              1,351
Deferred tax asset recorded/acquired from acquisition activity                                         700               3,200

Deferred tax expense for the years ended                                                           $   413               1,815


The Company established valuation reserves at December 31, 1997 and 1996, based on an evaluation of the Company's historical levels of taxable income in prior years and the anticipated time period for the reversal of the items giving rise to the deferred tax asset. Management believes that it is more likely than not that the results of future operations of the Company will generate sufficient taxable income to realize the net deferred tax asset as of December 31, 1997.


16. Postretirement Benefits Other Than Pensions

The Company sponsors defined benefit postretirement medical and life insurance plans that cover full-time employees who have retired and met minimum age and service requirements. The medical plan currently does not require a contribution from qualified pre-1993 retirees 65 or older; the Company's frozen contribution on behalf of all other qualified retirees varies based on years of service. The Company's postretirement life insurance plan is currently 100% employer paid.

The following table sets forth the plans' funded status and amounts recognized in the consolidated financial statements:

(In thousands)                                                                December 31,        1997                 1996
Accumulated postretirement benefit obligation:
   Retired employees                                                                              $(5,902)             (5,586)
   Active employees                                                                                (3,418)             (2,520)

Unfunded postretirement benefit obligation                                                         (9,320)             (8,106)
Unrecognized net loss resulting from past experience
 different from that assumed and changes in assumptions                                             1,191                 521

Accrued postretirement benefit liability                                                          $(8,129)             (7,585)

Net periodic postretirement benefit cost included the following components:

(In thousands)                                     Years Ended December 31,           1997             1996        1995
Service cost--benefits earned during the year                                         $237             169          81
Interest cost                                                                          652             580         474
Net amortization and deferral                                                           28               6         (56)

Net periodic postretirement benefit cost                                              $917             755         499


For measurement purposes, an 8.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for fiscal year 1998; the rate was assumed to decrease gradually down to 5.5% for fiscal year 2003 and remain at that level thereafter. The healthcare cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $745,000 (8%) and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for fiscal year 1997 by $64,000 (7%). The weighted-average discount rates used in determining the accumulated postretirement benefit obligation were 7.35%, 7.50% and 7.25% as of December 31, 1997, 1996 and 1995, respectively.

17. Retirement Plans

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

The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements at or for the years ended December 31, 1997 and 1996:

(In thousands)                                                  December 31,            1997           1996
Accumulated benefit obligation, including vested benefits
 of $22,931 in 1997 and $21,081 in 1996.                                                $(23,805)      (23,488)

Projected benefit obligation for service rendered to date                               $(30,958)      (30,379)
Plan assets at fair value                                                                 38,331        33,261

Plan assets greater than projected benefit obligation                                      7,373         2,882
Unrecognized net loss (gain) from past experience different
 from that assumed and effects and changes in assumptions                                 (4,598)          359
Unrecognized prior service cost                                                              657           758
Unrecognized net asset at July 1, 1987, being recognized
 over a weighted-average period of 13 years                                                 (681)         (879)

Prepaid pension asset                                                                     $2,751         3,120

Net periodic pension cost includes the following components:

(In thousands)                                     Years Ended December 31,          1997              1996          1995
Service cost--benefits earned during the year                                       $ 1,102               820           561
Interest cost on projected benefit obligation                                         2,149             2,119         1,959
Actual return on plan assets                                                         (7,241)           (4,245)       (5,196)
Net amortization and deferral                                                         4,359             1,652         2,994

Net periodic pension cost                                                             $ 369               346           318


Significant assumptions used in the accounting for the plan are as follows:

                                              As of December 31,                     1997              1996          1995
Settlement rate                                                                      7.35%             7.50%         7.50%
Expected long-term rate of return on plan assets                                     9.00              8.50          8.50
Salary increase rate                                                                 5.00              5.00          5.00


The Company also has a directors' retirement plan which was amended to freeze participation in the plan to directors who were participants in the plan on January 1, 1992. The directors' retirement plan, which is unfunded, provides a benefit of $500 for each quarter of service not to exceed 40 quarters or a total annual maximum pension payment of $20,000. The amount of pension liability recorded on the books of the Company related to the directors' retirement plan was $2.7 million and $2.4 million at December 31, 1997 and 1996, respectively. Net periodic pension costs for this plan for the years ended December 31, 1997, 1996 and 1995, were $240,000, $248,000 and $284,000, respectively. Settlement rates used in accounting for the plan were 7.35%, 7.50% and 7.50% as of December 31, 1997, 1996 and 1995, respectively.

The Company also has supplemental retirement contracts with certain key executives. The amount of pension liability recorded on the books of the Company related to these supplemental retirement contracts was $1.4 million and $1.0 million at December 31, 1997 and 1996, respectively. Net periodic pension costs in connection with these contracts for the years ended December 31, 1997, 1996 and 1995 were $285,000, $239,000 and $173,000, respectively. Settlement rates used in accounting for the plan were 7.35%, 7.50% and 7.50% as of December 31, 1997, 1996 and 1995, respectively.

18. Stock Benefit Plans

At December 31, 1997, the Company had several stock-based compensation plans, which are described below. As allowed by SFAS No. 123, the Company has continued to apply APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Alternatively, had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value based method outlined in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

(In thousands, except per share data)              Years Ended December 31,         1997                 1996          1995
Net income:
   As reported                                                                      $43,424              26,207        29,283
   Proforma                                                                          42,499              25,822        29,236
Basic earnings per share:
   As reported                                                                         3.41                1.99          2.08
   Proforma                                                                            3.33                1.96          2.08
Diluted earnings per share:
   As reported                                                                         3.17                1.87          1.96
   Proforma                                                                            3.10                1.84          1.95

Under the 1992 Incentive Stock Option Plan as amended, the Company may grant up to 1,674,500 shares to senior officers. Under this plan, the exercise price of each option equals the market price of the Company stock on the date of grant. Options granted before December 18, 1995, become exercisable on a cumulative basis in equal installments at a rate of one-fifth per year commencing one year from the date of grant; however, all options become 100% exercisable in the event the employee's employment is terminated due to death, disability or in the event of a change in control of ALBANK, FSB or the Company. Options granted on or after December 18, 1995, become exercisable on a cumulative basis in equal installments at a rate of one-third per year commencing one year from the date of grant. All options granted under the 1992 Incentive Stock Option Plan as amended give rise to a "limited right" with respect to the shares covered by the options. Limited rights granted are subject to certain terms and conditions and can be exercised only in the event of a change in control of the Company. Upon exercise of a limited right, the holder shall receive from the Company a cash payment equal to the difference between the exercise price of the option and the fair market value of the underlying shares of the Company's common stock. All options granted under the 1992 Incentive Stock Option Plan as amended, including limited rights, expire ten years following the date of grant.

Under the 1992 Directors' Option Plan, the Company granted to directors who were not officers or employees of the Company options to acquire 330,000 shares. Under this plan, the exercise price of each option equals the market price of the Company stock on the date of grant with limited rights. Options are exercisable by a director on a cumulative basis in equal installments at the rate of one-fifth per year commencing one year from the date of grant; however, all options become 100% exercisable in the event a director dies or becomes disabled or in the event of a change in control of ALBANK, FSB or the Company. All options granted under this Directors' Option Plan, including limited rights which have characteristics similar to the rights granted under the 1992 Incentive Stock Option Plan as amended, expire upon the earlier of ten years following the date of grant or one year following the date the optionee's term as a director or a director emeritus expires.

18. Stock Benefit Plans (continued)

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

In connection with the acquisition of Marble, the Company assumed liability for the Marble stock option plan (the "Marble Option Plan"). All options granted under the Marble Option Plan were converted to options to acquire 0.732 shares of ALBANK stock, based on the market price of the Company's stock and cash consideration paid for the Marble common stock on the acquisition date. All options granted under these plans have an original maximum term of ten years from the date of grant and are fully vested. The Company recorded a liability of $1,867,000 for the estimated fair value of these options on the assumption date.

In regard to the disclosure required by SFAS No. 123, the fair value of each of the option grants in the years ended December 31, 1997, 1996 and 1995 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yields of 1.40%, 1.91% and 1.92%; expected volatility of 25%, 25% and 25%; risk-free interest rates of 5.74%, 6.50% and 5.60%; and expected lives of 7.5 years for all plan options.

A summary of the status of the Company's fixed-stock option plans as of December 31, 1997, 1996 and 1995 is as follows:

            Years Ended December 31,                     1997                       1996                      1995
                                                         Weighted-                  Weighted-                 Weighted-
                                                         Average                    Average                   Average
                                                         Exercise                   Exercise                  Exercise
                                        Shares           Price        Shares        Price       Shares        Price
Outstanding at beginning of year         1,715,973       $12.9633      1,464,960    $10.7550     1,263,960    $ 8.5791
Granted                                    166,650        48.0000        192,000     31.1146       208,200     23.8809
Assumed in acquisition                          --             --        112,362      8.1784            --          --
Exercised                                 (150,550)        9.5248        (53,349)     7.5708        (7,200)     8.3333

Outstanding at end of year               1,732,073       $16.6332      1,715,973    $12.9633     1,464,960    $10.7550

Options exercisable at end of year       1,355,619                     1,113,893                   722,400

Weighted-average fair value of
 options granted during the year        $2,876,000                    $2,077,000                $1,611,000


The following table summarizes information about fixed-stock options outstanding at December 31, 1997:

                                                                     Options Outstanding       Options Exercisable
                                                                Weighted-
                                                                Average        Weighted-                 Weighted-
                                                                Remaining      Average                   Average
                                               Number           Contractual    Exercise    Number        Exercise
Range of Exercise Prices                       Outstanding      Life           Price       Exercisable   Price
$6.6598 to $9.9999                             1,115,959         4.1 years     $ 8.3007    1,115,959     $ 8.3007
$10.0000 to $14.9999                              31,464         5.2 years      13.3605       25,464      13.3424
$15.0000 to $24.9999                             250,000         7.3 years      22.9923      158,200      22.7236
$25.0000 to $34.9999                             168,000         8.9 years      32.0179       55,996      32.0179
$35.0000 to $48.0000                             166,650        10.0 years      48.0000           --           --

$6.6598 to $48.0000                            1,732,073         5.6 years     $16.6332    1,355,619     $11.0582

Incentive Savings and Employee Stock Ownership Plans

ALBANK, FSB maintains an Incentive Savings Plan which is a tax-qualified defined contribution plan. All salaried employees of the Company become eligible to participate in the plan after completing one year of service. The Incentive
Savings Plan was amended effective April 1, 1992, to discontinue after-tax contributions and instead provide for pretax contributions pursuant to Section
401(k) of the Internal Revenue Code. The plan as amended requires a minimum age of 21 for participation.

In connection with the amendment of the Incentive Savings Plan, ALBANK, FSB established an employee stock ownership plan ("ESOP"). The ESOP borrowed $12.4 million from the Holding Company and, along with $126,000 contributed by ALBANK, FSB, purchased 8%, or 1,255,800 shares, of common stock issued in ALBANK, FSB's conversion to stock form. The cost of the purchased shares is being amortized over a ten-year period. At December 31, 1997, the total unamortized cost of $5.0 million is reflected as a reduction of stockholders' equity. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the ESOP loan is repaid. ALBANK, FSB's current intention is to repay the loan in substantially equal installments over a remaining term of four years. ALBANK, FSB will make scheduled discretionary cash contributions as approved by the Board of Directors to the ESOP at least sufficient to fund the scheduled principal and interest payments on the debt of the ESOP. During 1997 and 1996, dividends on unallocated ESOP shares amounting to $511,000 and $427,000, respectively, were used to reduce the Company's compensation expense. The
Company has elected to make payments on the loan obligation equal to the amount of these dividends; such amounts were used to reduce the regularly scheduled principal and interest payments due on the ESOP obligation. At December 31, 1997 and 1996, the loan had an outstanding balance of $5.0 million and $6.3 million, respectively, and respective interest rates of 8.25% and 8.00%, both of which were based on the prime lending rate less 0.25%. Interest paid by ALBANK, FSB on the obligation of $499,000 and $596,000 for the years ended December 31, 1997 and 1996, respectively, was eliminated in consolidation. ESOP shares are allocated to contributing participants in ALBANK, FSB's amended 401(k) plan in order to satisfy the Company's minimum matching obligation. The shares released from the ESOP in excess of the amount necessary to satisfy the minimum matching allocation of the 401(k) plan are allocated to eligible employees on the basis of compensation subject to Internal Revenue Code limitations. In connection with these plans, an expense of $731,000, $815,000 and $790,000 was recognized for the years ended December 31, 1997, 1996 and 1995, respectively.

Bank Recognition Plans and Trusts

In conjunction with ALBANK, FSB's conversion, a BRP was established to acquire, in the aggregate, 3% of the shares of common stock issued in the conversion to provide employees, officers, and directors of the Company with a proprietary interest in the Holding Company in a manner designed to encourage such persons to remain with the Company. ALBANK, FSB's BRP trustee acquired a total of 470,925 shares of common stock in the conversion and an additional 6,183 shares during the first quarter of 1993. The BRP vests on the anniversary of the date of award at a rate of one-fifth per year. The BRP becomes 100% vested in the event an employee, officer or director's employment is terminated due to death, disability or in the event of a change in control of ALBANK, FSB or the Company.

The $4.8 million contributed to the BRP is being amortized to compensation expense as the Company's employees become vested in those shares. Amortized expense related to the BRP of $224,000, $900,000 and $907,000 was recognized for the years ended December 31, 1997, 1996 and 1995, respectively. The expense includes the pro-rata amount of shares earned but not yet vested. The Bank distributed 91,011, 93,583 and 80,010 shares of common stock pursuant to the BRP during the years ended December 31, 1997, 1996 and 1995, respectively. The unamortized cost is reflected as a reduction of stockholders' equity.

19. Fair Value of Financial Instruments

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

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and office premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses on securities available for sale, which can have a significant effect on fair value estimates, have not been considered in the estimates of fair value under SFAS No. 107.

In addition there are significant intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits," the Bank's branch network and other items generally referred to as "goodwill".

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments:

(In thousands)                                  December 31,                      1997                               1996
                                                                   Carrying       Estimated            Carrying      Estimated
                                                                   Amount         Fair Value           Amount        Fair Value
Cash and cash equivalents                                          $  172,389       172,389               68,883        68,883
Securities available for sale                                         768,517       768,517              617,943       617,943
Investment securities                                                  94,971        96,481              116,322       117,806
Stock in Federal Home Loan Bank                                        21,408        21,408               16,913        16,913
Accrued interest receivable                                            27,837        27,837               27,092        27,092

Loans receivable                                                    2,845,285     2,847,151            2,554,044     2,595,445
Allowance for loan losses                                             (29,117)           --              (24,114)           --
Net discounts, premiums and deferred loan fees and costs               10,764            --                5,605            --

Loans receivable, net                                               2,826,932     2,847,151            2,535,535     2,595,445

Deposits:
   Demand deposits                                                    198,154       198,154              121,145       121,145
   Passbook, statement, NOW and super NOW accounts                  1,078,948     1,078,948            1,047,538     1,047,538
   Money market accounts                                              356,449       356,449              260,521       260,521
   Certificates of deposit                                          1,850,240     1,863,904            1,583,925     1,589,489
Escrow accounts                                                        21,172        21,172               26,603        26,603
Short-term borrowed funds and repurchase agreements                    68,747        68,747               42,346        42,346
Long-term debt                                                         20,061        19,998               30,061        29,958
Capital securities                                                     50,000        57,302                   --            --

Financial Instruments with Carrying Amount Equal to Fair Value

The carrying amount of cash and due from banks, federal funds sold and securities purchased under agreement to resell (collectively defined as ("cash and cash equivalents"), accrued interest receivable and stock in the Federal Home Loan Bank is considered to be equal to fair value as a result of their short-term nature or limited marketability.

Securities Available for Sale and Investment Securities

The fair value of securities available for sale and investment securities is estimated based on bid prices published in financial newspapers and bid quotations received from either quotation services or securities dealers.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as one- to four-family, commercial real estate, consumer and commercial loans. Each loan category is further segmented into fixed- and adjustable-rate interest terms and by performing and nonperforming categories.

The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity, adjusted for estimated prepayments.

The fair value estimate for credit card loans is based on the value of existing loans at December 31, 1997 and 1996. This estimate does not include the value of estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

Fair value for nonperforming loans is based on recent external appraisals and discounting of cash flows. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Deposits and Escrow Accounts

Under SFAS No. 107, the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, passbook, statement, NOW and super NOW accounts, money market accounts and escrow accounts, is estimated to be the amount payable on demand as of December 31, 1997 and 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. As per SFAS No. 107, the fair value estimates of deposit liabilities in the foregoing table do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the debt market.

Short-Term Borrowed Funds and Repurchase Agreements, Long-Term Debt and Capital Securities

The fair value of short-term borrowed funds and repurchase agreements for 1997 and 1996 is considered to be equal to the carrying amount due to their short-term nature. The fair value of long-term debt for 1997 and 1996 and capital securities for 1997 is estimated using the present value of the anticipated cash flows related to the debt considering the remaining maturity and yield.

Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. Fees such as these are not a major part of the Company's business. Based on an analysis of the foregoing factors, the fair value of these items is deemed insignificant at December 31, 1997 and 1996.

20. Commitments and Contingent Liabilities

A. Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit

The Company enters into financial agreements in the normal course of business that have off-balance sheet risk. These agreements include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated statements of financial condition.

The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and standby letters of credit is represented by a contractual amount. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Off-balance sheet commitments are as follows:

(In thousands)                                                                December 31,        1997                 1996
Mortgage loans                                                                                    $ 43,671              30,314
Home equity loans                                                                                   75,742              81,353
Commercial real estate loans                                                                         7,833               9,726
Construction loans                                                                                   5,746              12,247
Credit cards                                                                                        41,348              42,002
Commercial loans                                                                                   104,039              98,115
Student loans                                                                                        4,818               6,322
Overdraft loans                                                                                     31,109              17,883
                                                                                                   314,306             297,962
Standby letters of credit                                                                            2,801               1,599

Total                                                                                             $317,107             299,561

The range of interest rates on fixed-rate commitments was 5.50% to 18.00% at December 31, 1997, and 7.13% to 18.00% at December 31, 1996. The Company offers a variety of adjustable-rate mortgage ("ARM") products on one- to four-family residential dwellings. Generally, the principal one-year ARM offered by the Company has a 2.00% annual interest rate adjustment cap, and uses the weekly average from the one-year Treasury Constant Maturity Index, plus a margin of 3.00%, as an index for rate adjustments. The lifetime rate ceilings for one-year ARM originations generally are 6.00% over the initial first year rate. Another one-year product offered by the Company is an ARM that is convertible to a fixed rate loan between the 13th and 60th months. Three- and, five-year ARMs are also available; such loans have a 3.00% periodic adjustment cap at the first adjustment date and a 2.00% cap in all subsequent years. Additionally, 3/1, 5/1, and 7/1 ARMs are offered that are fixed for 3, 5 and 7 years, respectively, then adjust annually thereafter. The Company does not originate loans which provide for negative amortization. Loan terms vary from 5 to 30 years.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial property.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

B. Leases

The Company leases branch office facilities and equipment used in its operations which are accounted for as operating leases. These leases expire (excluding renewal options) in periods ranging from 1 to 25 years. The Company also occupies its main office building under a lease agreement which is accounted for as a "capital lease" for financial reporting purposes. Minimum rental commitments under operating and capital leases at December 31, 1997 are as follows:

(In thousands)                                        Operating Leases      Capital Leases
1998                                                 $ 2,064                  415
1999                                                   1,935                  415
2000                                                   1,620                  415
2001                                                   1,375                  415
2002                                                   1,240                  415
Thereafter                                             6,218                6,241

Total minimum lease payments                          14,452                8,316
Imputed interest at 6.76%                               n.a.                3,774

Present value of minimum lease payments              $  n.a.                4,542

Rent expense aggregated $2,859,000, $2,544,000 and $2,082,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

C. Litigation

There are legal proceedings against the Company arising in the ordinary course of business. Although it is not possible to determine the ultimate outcome of the Company's legal proceedings, management believes that the outstanding litigation will not result in material losses to the Company upon resolution.

21. Earnings Per Share

The following table reconciles basic and diluted earnings per share calculations:

(Dollars in thousands, except per share data)
Years Ended December 31,                           1997                               1996                             1995
                            Net       Average      Per Share   Net      Average       Per Share   Net      Average     Per Share
                            Income    Shares       Amount      Income   Shares        Amount      Income   Shares      Amount
Basic earnings per share    $43,424   12,746,012   $3.41       $26,207  13,146,097    $1.99       $29,283  14,046,507  $2.08

Dilutive effect of
stock options and grants                 953,770                           902,074                            910,849

Diluted earnings per share  $43,424   13,699,782   $3.17       $26,207  14,048,171    $1.87       $29,283  14,957,356  $1.96

22. Condensed Parent Company Only Financial Statements

The following condensed statements of financial condition as of December 31, 1997 and 1996, and condensed statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1997, for ALBANK Financial Corporation (parent company only) should be read in conjunction with the consolidated financial statements and accompanying notes.

Statements of Financial Condition (Parent Company Only)
(In thousands)                                                                December 31,        1997                 1996
Assets
Cash and cash equivalents                                                                         $ 26,625              13,813
Securities available for sale                                                                       14,152               9,453
Investment securities                                                                                6,191               6,715
Loan receivable from ESOP                                                                            5,023               6,279
Equity in net assets of subsidiaries                                                               360,384             284,813
Intercompany accounts receivable                                                                     3,129               3,037
Other assets                                                                                         1,424                 180

                                                                                                  $416,928             324,290
Liabilities

Accrued income taxes payable                                                                        $2,782               1,031
Junior subordinated debentures                                                                      51,547                  --
Other liabilities                                                                                    2,986               4,134

Total liabilities                                                                                   57,315               5,165

Stockholders' Equity

Preferred stock                                                                                         --                  --
Common stock                                                                                           157                 157
Additional paid-in capital                                                                         182,704             180,670
Retained earnings                                                                                  248,402             214,283
Treasury stock                                                                                     (73,200)            (71,235)
Unrealized gain on securities available for sale, net of tax                                         6,578               1,781
Common stock acquired by ESOP                                                                       (5,023)             (6,279)
Common stock acquired by BRP                                                                            (5)               (252)

Total stockholders' equity                                                                         359,613             319,125

                                                                                                  $416,928             324,290


Statements of Earnings (Parent Company Only)
(In thousands)                                     Years Ended December 31,         1997                  1996          1995

Interest income                                                                     $ 3,036                1,984         2,091
Interest expense                                                                      2,721                   63           215

Net interest income                                                                     315                1,921         1,876
Noninterest income                                                                       --                    2           157
Noninterest expense                                                                     818                  967           782

Income (loss) before income taxes and equity in earnings of subsidiaries               (503)                 956         1,251
Income tax expense (benefit)                                                           (320)                 256           459

Income (loss) before equity in earnings of subsidiaries                                (183)                 700           792
Equity in earnings of subsidiaries                                                   43,607               25,507        28,491

Net income                                                                          $43,424               26,207        29,283

Statements of Cash Flows (Parent Company Only)
(In thousands)                                     Years Ended December 31,        1997                  1996          1995
Increase (Decrease) in Cash and Cash Equivalents

Cash Flows from Operating Activities
Net income                                                                         $ 43,424               26,207        29,283
Reconciliation of net income to net cash provided (used) by operating activities:
   Equity in earnings of subsidiary                                                 (43,607)             (25,507)      (28,491)
   Net amortization of premiums and accretion of discounts on securities                 (4)                  28           102
   Net decrease (increase) in other assets                                           (1,246)                 (51)           61
   Net increase in intercompany accounts receivable                                     (92)                (964)          (47)
   Net increase in accrued income taxes payable                                         851                  103             5
   Net increase (decrease) in other liabilities                                        (678)               2,372          (128)

Net cash provided (used) by operating activities                                     (1,352)               2,188           785

Cash Flows from Investing Activities

Net decrease in loan receivable from ESOP                                             1,256                1,256         1,256
Investment in ALBANK Commercial                                                     (67,880)                  --            --
Investment in ALBANK Capital Trust                                                   (1,547)                  --            --
Proceeds from the maturity of investment securities                                     528                  506         7,852
Proceeds from the maturity of securities available for sale                              --               10,000            --
Purchase of investment securities                                                        --                   --        (2,963)
Purchase of securities available for sale                                                --               (2,065)       (3,205)

Net cash provided (used) by investing activities                                    (67,643)               9,697         2,940

Cash Flows from Financing Activities

Net decrease in repurchase agreements                                                    --                   --       (11,800)
Dividends received                                                                   42,000               32,000        28,000
Dividends paid                                                                       (8,117)              (6,210)       (5,565)
Proceeds of junior subordinated debentures                                           51,547                   --            --
Purchase of treasury stock                                                           (5,057)             (25,847)      (24,233)
Cash proceeds from the exercise of stock options                                      1,434                  404            60

Net cash provided (used) by financing activities                                     81,807                  347       (13,538)

Net increase (decrease) in cash and cash equivalents                                 12,812               12,232        (9,813)
Cash and cash equivalents at beginning of year                                       13,813                1,581        11,394

Cash and cash equivalents at end of year                                           $ 26,625               13,813         1,581

Supplemental Disclosures of Cash Flow Information

Net unrealized gain on securities available for sale                               $  4,699                1,282         1,149
Tax benefits related to stock options exercised                                       1,081                  100            40

23. Regulatory Capital Requirements

ALBANK, ALBANK Commercial and ALBANK, FSB are each subject to federal regulatory capital requirements, administered respectively by the Federal Reserve Board, the Federal Deposit Insurance Corporation ("FDIC") and the OTS (collectively, the "Regulators").

The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies, such as ALBANK (on a consolidated basis with their subsidiaries), and the FDIC has adopted comparable guidelines for state non-member banks such as ALBANK Commercial. For holding companies and state non-member banks, the minimum ratio of qualifying total capital to risk-weighted assets (including certain off-balance sheet items) is 8%, with "Tier 1 capital" (principally common equity, retained earnings and certain types of preferred stock) comprising at least half that amount. In addition, the Federal Reserve Board has established a minimum leverage ratio (Tier 1 capital to average total assets) to supplement its risk-based ratio, and the FDIC has adopted substantially similar requirements. The applicable capital guidelines provide for a minimum leverage ratio of 3% for the bank holding companies and banks that meet certain specified criteria, including those having the highest regulatory rating. All other institutions are required to maintain a leverage ratio of at least 4%. The Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

The OTS requires savings associations such as ALBANK, FSB to comply with each of three separate capital adequacy standards. They must have "tangible" capital equal to at least 1.5% of adjusted total assets and "risk-based capital" equal to at least 8% of risk-weighted assets (including certain off-balance sheet items), of which 4% must be "core capital." In addition, ALBANK, FSB must maintain a "leverage ratio" of 3% of core capital (analogous to "Tier 1 capital") to adjusted total assets. The OTS has proposed that the 3% core capital requirement apply only to the strongest institutions and that all other institutions maintain core capital of at least 4% or more of adjusted total assets depending on the circumstances and the respective institution's risk profile.

Under their prompt corrective action regulations, the Regulators are required to take certain supervisory actions (and may take additional discretionary actions) with respect to undercapitalized institutions. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage ratio of at least 5%; a Tier 1 risk-based capital ratio of at least 6%; and a total risk-based capital ratio of at least 10%.

As of December 31, 1997, ALBANK's leverage ratio, Tier 1 risk-based ratio and total risk-based ratio were 8.38%, 12.97% and 14.15%, respectively. ALBANK Commercial's leverage ratio, Tier 1 risk-based ratio and total risk-based ratio were 7.91%, 14.95% and 16.01%, respectively. ALBANK, FSB's tangible capital ratio, core ("leverage") ratio, Tier 1 risk-based ratio and total risk-based ratio were 6.67%, 6.67%, 10.81% and 11.99%, respectively. At December 31, 1996, ALBANK, FSB's tangible capital ratio, core ("leverage") ratio, Tier 1 risked-based ratio and total risk-based ratio were 7.00%, 7.00%, 10.80% and 11.88%, respectively.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the Regulators about capital components, risk weightings and other factors.

Management believes that the Holding Company and Banks met all pertinent regulatory capital adequacy requirements at December 31, 1997 and 1996. Furthermore, the most recent OTS notification categorized ALBANK, FSB as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since the most recent notification that management believes have changed the capital classification of ALBANK, FSB. As of December 31, 1997, ALBANK and ALBANK Commercial had not as of yet received capital adequacy categorizations from their respective Regulators.


LOGO   ALBANK

ALBANK Financial Corporation
10 North Pearl Street
Albany, NY 12207-2774
(518) 445-2100